Exhibit 4.4

execution version

AGREEMENT AND PLAN OF MERGER

By and Among

Hygo energy transition ltd.

NEW FORTRESS ENERGY INC.

GOLAR LNG LIMITED

STONEPEAK INFRASTRUCTURE FUND II CAYMAN (G) LTD.

and

LOBOS ACQUISITION LTD.

Dated as of January 13, 2021

i

ii

iii

Exhibits

Exhibit A	Transition Services Agreement
Exhibit B	Shareholders’ Agreement

iv

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (this “Agreement”), dated as of January 13, 2021, is by and among Hygo Energy Transition Ltd., a Bermuda exempted company (the “Company”), Golar LNG Limited, a Bermuda exempted company (“GLNG”), Stonepeak Infrastructure Fund II Cayman (G) Ltd. (“Stonepeak” and together with GLNG, the “Company Shareholders”), New Fortress Energy Inc., a Delaware corporation (“Parent”), and Lobos Acquisition Ltd., a Bermuda exempted company and an indirect, wholly-owned Subsidiary of Parent (“Merger Sub”). Certain capitalized terms used in this Agreement are defined in Section 8.13.

WHEREAS, the Board of Directors of each of the Company, Parent and Merger Sub (i) have unanimously approved and adopted the business combination transaction provided for herein in which Merger Sub will, subject to the terms and conditions set forth herein and in the Statutory Merger Agreement, merge with and into the Company, with the Company surviving such merger (the “Merger”), (ii) have determined that the terms of this Agreement and the Statutory Merger Agreement are in the best interests of and fair to the Company, Parent or Merger Sub, as applicable, and their respective shareholders, and (iii) have declared the advisability of this Agreement, the Statutory Merger Agreement and the Merger;

WHEREAS, the Board of Directors of the Company has unanimously recommended approval of the Merger, the Statutory Merger Agreement and this Agreement by the Company Shareholders;

WHEREAS, the Board of Directors of Parent has unanimously recommended approval of the issuance of Parent Shares in connection with the Merger (the “Parent Share Issuance”);

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and inducement to the willingness of Parent to enter into this Agreement, the Company Shareholders executed and delivered to Parent a written consent in their capacity as the holders of all of the outstanding common shares of the Company and, solely with respect to Stonepeak, also in its capacity as the holder of all of the outstanding preferred shares of the Company, approving this Agreement and the Merger (the “Company Shareholder Consent”), thereby providing all requisite approval of the Company Shareholders that is required to consummate the Merger; and

WHEREAS, the Company, the Company Shareholders, Parent and Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

NOW, THEREFORE, in consideration of the foregoing, the parties hereto agree as follows:

Article I

The Merger

Section 1.01          Merger. On the terms and subject to the conditions set forth in this Agreement and the Statutory Merger Agreement, and pursuant to Section 104H of the Companies Act 1981 of Bermuda, as amended (the “Bermuda Companies Act”), at the Effective Time, Merger Sub shall be merged with and into the Company, the separate existence of Merger Sub shall thereupon cease, and the Company shall be the surviving company in the Merger (such surviving company, the “Surviving Company”), such that immediately following the Merger, the Surviving Company will be an indirect, wholly-owned Subsidiary of Parent.

Section 1.02          Merger Effective Time. On the terms and subject to the conditions set forth in this Agreement and the Statutory Merger Agreement, the Company, Parent and Merger Sub will (a) on the Closing Date, execute and deliver the Statutory Merger Agreement, (b) on or prior to the Closing Date, cause an application for registration of the Surviving Company (the “Merger Application”) to be executed and delivered to the Registrar of Companies in Bermuda (the “Registrar”) as provided under Section 108 of the Bermuda Companies Act and to be accompanied by the documents required by Section 108(2) of the Bermuda Companies Act and (b) cause to be included in the Merger Application a request that the Registrar issue the certificate of merger with respect to the Merger (the “Certificate of Merger”) on the Closing Date at the time of day mutually agreed upon by the Company and Parent and set forth in the Merger Application. The Merger shall become effective upon the issuance of the Certificate of Merger by the Registrar or such other date and time as the Certificate of Merger shall provide. The Company, Parent and Merger Sub agree that they will request that the Registrar provide in the Certificate of Merger that the effective time of the Merger (the “Effective Time”) be on the Closing Date.

Section 1.03          Effects of Merger. From and after the Effective Time, the Merger shall have the effects set forth in this Agreement and Section 109(2) of the Bermuda Companies Act.

Section 1.04          Memorandum of Association and Bye-Laws of the Surviving Company. At the Effective Time, the memorandum of association and bye-laws of Merger Sub in effect immediately prior to the Effective Time shall be the memorandum of association and bye-laws of the Surviving Company until thereafter changed or amended as provided therein or pursuant to applicable Law (in each case, subject to Section 5.08 hereof), except that all references therein to Merger Sub shall be automatically amended and shall become references to the Surviving Company.

Section 1.05          Board of Directors and Officers of Surviving Company. The directors of Merger Sub in office immediately prior to the Effective Time shall be the directors of the Surviving Company until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be. The officers of Merger Sub in office immediately prior to the Effective Time shall be the officers of the Surviving Company until the earlier of their resignation or removal or until their respective successors are duly elected or appointed and qualified, as the case may be.

Section 1.06          Closing. The closing (the “Closing”) of the Merger shall take place at the offices of Skadden, Arps, Slate, Meagher & Flom LLP at 10:00 a.m., New York time, on a date to be specified by the Company and Parent, which date shall be as soon as reasonably practicable (but in any event no later than the fifth (5th) Business Day) following the satisfaction or (to the extent permitted by applicable Law) waiver by the party or parties entitled to the benefits thereof of the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or (to the extent permitted by applicable Law) waiver of those conditions at such time), or at such other place, time and date as shall be agreed to in writing by the Company and Parent. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.”

Article II

Effect on the Share Capital of the Constituent Entities;
Payment of Consideration

Section 2.01          Effect of Merger on the Share Capital of Merger Sub and the Company. At the Effective Time, by virtue of the occurrence of the Merger, and without any action on the part of the Company, Parent, Merger Sub or any holder of any common shares, par value $1.00 per share, of the Company (“Company Shares”), any redeemable preferred shares, par value $5.00 per share, of the Company (“Company Preferred Shares”), or any common shares, par value $1.00 per share, of Merger Sub (the “Merger Sub Shares”):

(a)           Share Capital of Merger Sub. Each issued and outstanding Merger Sub Share shall be converted into and become one (1) duly authorized, validly issued, fully paid and nonassessable common share, par value $1.00 per share, of the Surviving Company (the “Surviving Company Shares”);

(b)          Cancelation of Treasury Shares; Treatment of Shares Held by Company Subsidiaries. All Company Shares and Company Preferred Shares, in each case, that are owned by the Company as treasury shares shall be canceled and retired automatically and shall cease to exist and no consideration shall be delivered in exchange therefor. Each Company Share and Company Preferred Share, in each case, owned by any direct or indirect wholly owned Subsidiary of the Company shall not represent the right to receive the Merger Consideration (as defined below) and shall be converted into a proportionate number of Surviving Company Shares.

(c)          Conversion of Company Shares.

(i)            Subject to Section 2.01(e), each Company Share held by GLNG that is issued and outstanding immediately prior to the Effective Time shall automatically be canceled and converted into and shall thereafter represent the right to receive:

(A)            0.79349904 duly authorized, validly issued, fully paid and nonassessable ordinary share of Class A Common Stock, par value $0.01 per share, of Parent (such shares, “Parent Shares”);

(B)            $2.12991847 in cash, without interest; and

(C)            and any cash paid in lieu of fractional Parent Shares in accordance with Section 2.01(e) (the “GLNG Merger Consideration”).

(ii)          Subject to Section 2.01(e), each Company Share held by Stonepeak that is issued and outstanding immediately prior to the Effective Time shall automatically be canceled and converted into and shall thereafter represent the right to receive:

(A)            0.54292039 Parent Share;

(B)             $14.90942926 in cash, without interest; and

(C)             any cash paid in lieu of fractional Parent Shares in accordance with Section 2.01(e) (the “Stonepeak Merger Consideration,” and together with the GLNG Merger Consideration, the “Merger Consideration”).

(iii)         Each Company Share shall no longer be outstanding and shall automatically be canceled, retired and shall cease to exist, and each holder of a certificate previously evidencing any Company Shares (each, a “Certificate”) or uncertificated Company Shares represented by book-entry (each, a “Book-Entry Share”) shall cease to have any rights with respect thereto, except (i) the right to receive the Merger Consideration pertaining to the Company Shares represented by such Certificate or Book-Entry Share, as applicable, to be paid in consideration therefor, in accordance with Section 2.01(e) and (ii) the right to receive other dividends and distributions in accordance with this Article II, in each case without interest.

(d)          Treatment of Company Preferred Shares. Each Company Preferred Share issued and outstanding immediately prior to the Effective Time (other than Company Preferred Shares owned by the Company as treasury shares) will be converted into the right to receive cash in an amount (subject to any applicable withholding Tax) equal to $9, without interest (the “Preferred Share Consideration”). Upon receipt by Stonepeak, the Preferred Share Consideration payable upon conversion of a Company Preferred Share in accordance with the terms hereof will be deemed to have been paid in full satisfaction of all rights pertaining to such Company Preferred Share. All Company Preferred Shares converted into the right to receive the Preferred Share Consideration pursuant to this Section 2.01(d) will cease to be outstanding and will automatically be canceled and will cease to exist when converted as a result of and pursuant to the Merger.

(e)           No Fractional Shares. Notwithstanding anything in this Agreement to the contrary, no fraction of a Parent Share may be issued in connection with the Merger and no dividends or other distributions with respect to Parent Shares shall be payable on or with respect to any fractional share and no such fractional share will entitle the owner thereof to vote or to any rights of a shareholder of Parent. In lieu of the issuance of any such fractional share, any holder of Company Shares who would otherwise have been entitled to a fraction of a Parent Share shall be paid cash, without interest, in an amount equal to the product of (i) the fractional share interest to which such holder would otherwise be entitled under this Article II multiplied by (ii) $51 per share.

Section 2.02          Payment of Cash Consideration and Delivery of Shares. At or prior to the Effective Time, and in accordance with Section 2.01(c), Parent shall (i) deposit, or cause to be deposited, (A) $50,000,000 in immediately available funds into an account designated by GLNG at least two (2) Business Days prior to the Closing and (B) $530,000,000 in immediately available funds into an account designated by Stonepeak at least two (2) Business Days prior to the Closing and (ii) deliver (A) 18,627,451 Parent Shares to GLNG and (B) 12,745,098 Parent Shares to Stonepeak, in each case, free and clear of all Liens (other than those arising from any securities laws), and each Company Shareholder shall accept such Merger Consideration and Preferred Share Consideration from Parent; provided that, if and to the extent requested by Stonepeak, Parent shall, at or prior to the Effective Time, deliver a portion of the Merger Consideration (in cash or Parent Shares or a combination thereof) otherwise payable to Stonepeak to one or more of the MIS Participants in the amounts included in a schedule provided to Parent by Stonepeak at least five (5) Business Days prior to the Closing, which schedule shall include account information for each MIS Participant to receive cash Merger Consideration.

Section 2.03          Adjustments. Notwithstanding any provision of this Article II to the contrary, if between the date of this Agreement and the Effective Time the outstanding Parent Shares, Company Shares or Company Preferred Shares shall have been changed into a different number of shares or a different class by reason of the occurrence or record date of any stock dividend, subdivision, reclassification, recapitalization, split, combination, exchange of shares or similar transaction, the Merger Consideration and Preferred Share Consideration shall be appropriately adjusted to reflect such stock dividend, subdivision, reclassification, recapitalization, split, combination, exchange of shares or similar transaction.

Section 2.04          Withholding Taxes. Notwithstanding any provision of this Agreement to the contrary, each of Parent, Merger Sub and their respective Affiliates shall be entitled to deduct and withhold, or cause to be deducted and withheld, from any amount payable to the Company Shareholders or any of their respective Affiliates pursuant to this Agreement, any amounts that are required to be deducted and withheld by them, or their agents, under applicable Laws in respect of Taxes. To the extent such amounts are so deducted or withheld and timely paid over to the applicable Governmental Authority in accordance with applicable Law, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid. Parent, Merger Sub, and the Company Shareholders shall reasonably cooperate, and shall cause their respective Affiliates to reasonably cooperate, in order to reduce or eliminate any amounts that would otherwise be required to be deducted and withheld on payments made pursuant to this Agreement under applicable Laws in respect of Taxes.

Section 2.05          Fair Value and Dissenter’s Rights. Notwithstanding that section 106 of the Bermuda Companies Act obliges the Board of Directors of the Company to notify each of the Company Shareholders (i) of the fair value of the Company Shares and the Company Preferred Shares and (ii) that a dissenting shareholder is entitled to be paid the fair value of its Company Shares and/or Company Preferred Shares, each of the Company Shareholders and the Company acknowledges that the Merger Consideration and the Preferred Share Consideration set forth in this Agreement constitutes the fair value for each Company Share and each Company Preferred Share, respectively, and each of the Company Shareholders irrevocably waives all dissenter’s rights under the Company Organizational Documents or applicable Law.

Article III

Representations and Warranties of the Company Shareholders and the Company

The Company, and solely with respect to Sections 3.03(b), 3.03(e), 3.03(g), 3.04(b), the last sentence of Section 3.05(d), and Section 3.06(b), each of the Company Shareholders, severally and not jointly, hereby represents and warrants to Parent and Merger Sub that, except as (A) set forth in the disclosure schedule delivered by the Company to Parent and Merger Sub on the date of this Agreement (the “Company Disclosure Schedule”) (it being understood that any information set forth on one section or subsection of the Company Disclosure Schedule shall be deemed to apply to and qualify the section or subsection of this Agreement to which it corresponds in number and each other section or subsection of this Agreement to the extent that it is reasonably apparent on the face of such disclosure that such information is relevant to such other section or subsection) or (B) disclosed in any report, schedule, form, statement or other document filed with, or furnished to, the SEC by the Company since January 1, 2020, and any draft SEC filings of the Company made available by the Company to Parent and Merger Sub prior to the date of this Agreement (collectively, the “Company SEC Documents”), other than the disclosure contained in the “Risk Factors” or “Forward-Looking Statements” sections of such Company SEC Documents or that otherwise constitute risk factors or forward-looking statements of risks generally faced by participants in the industries in which the Company operates without disclosure of specific facts and circumstances:

Section 3.01          Organization; Standing.

(a)           The Company is an exempted company duly incorporated, validly existing and in good standing under the Laws of Bermuda. The Company has all requisite corporate power and authority necessary to carry on its business as it is now being conducted and to own, lease and operate its assets and properties, except (other than with respect to the due incorporation and valid existence of the Company) as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The Company is duly licensed or qualified to do business and is in good standing (where such concept is recognized under applicable Law) in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The Company has made available to Parent and Merger Sub a true and complete copy of each of the Company Organizational Documents as in effect on the date of this Agreement. The Company is not in violation of the Company Organizational Documents and no Subsidiary of the Company or Joint Venture Entity is in violation of any of its organizational documents, except as would not be material to the Company, its Subsidiaries and the Joint Venture Entities taken as a whole.

(b)           Each of the Company’s Subsidiaries and each Joint Venture Entity is duly organized, validly existing and in good standing (where such concept is recognized under applicable Law) under the Laws of the jurisdiction of its organization, except as would not be material to the Company, its Subsidiaries and the Joint Venture Entities taken as a whole.

Section 3.02          Capitalization.

(a)           The authorized share capital of the Company consists of 46,950,154 Company Shares and 100,000,000 Company Preferred Shares. At the close of business on January 12, 2021 (the “Capitalization Date”), (i) 46,950,154 Company Shares (excluding any treasury shares which may be deemed to be issued) and 20,000,000 Company Preferred Shares were issued and outstanding, (ii) 23,475,077 Company Shares were held by GLNG and (iii) 23,475,077 Company Shares and 20,000,000 Company Preferred Shares were held by Stonepeak. Since the Capitalization Date through the date of this Agreement, neither the Company nor any of its Subsidiaries or Joint Venture Entities has (1) issued any Company Securities or incurred any obligation to make any payments based on the price or value of any Company Securities or dividends paid thereon that were outstanding as of the Capitalization Date, or (2) established a record date for, declared, set aside for payment or paid any dividend on, or made any other distribution in respect of, any shares of the Company’s capital stock.

(b)           Except as described in this Section 3.02, as of the Capitalization Date, there were (i) no outstanding shares of share capital of, or other equity or voting interests in, the Company, (ii) no outstanding securities of the Company convertible into or exchangeable for shares of share capital of, or other equity or voting interests in, the Company, (iii) no outstanding options, warrants, rights or other commitments or agreements to acquire from the Company, or that obligate the Company to issue, any shares of, or other equity or voting interests in, or any securities convertible into or exchangeable for shares of, or other equity or voting interests in, the Company, (iv) no obligations of the Company to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar agreement or commitment relating to any shares of, or other equity or voting interests in, the Company (the items in clauses (i), (ii), (iii) and (iv) being referred to collectively as “Company Securities”) and (v) no other obligations by the Company or any of its Subsidiaries or the Joint Venture Entities to make any payments based on the price or value of any Company Securities or dividends paid thereon. There are no outstanding agreements or instruments of any kind that obligate the Company or any of its Subsidiaries or the Joint Venture Entities to repurchase, redeem or otherwise acquire any Company Securities (or obligate the Company to grant, extend or enter into any such agreements relating to any Company Securities) or that grant any preemptive rights, subscription rights, anti-dilutive rights, rights of first refusal or similar rights with respect to any Company Securities. Except as described in this Section 3.02, no direct or indirect Subsidiary of the Company or Joint Venture Entity owns any Company Shares. Except as listed on Section 3.02(b) of the Company Disclosure Schedule, none of the Company, its Subsidiaries or the Joint Venture Entities is a party to any shareholders’ agreement, voting trust agreement, registration rights agreement or other similar agreement relating to any Company Securities or any other agreement relating to the disposition, voting or dividends with respect to any Company Securities. All outstanding Company Shares and Company Preferred Shares have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights.

(c)           Section 3.02(c) of the Company Disclosure Schedule sets forth, as of the date of this Agreement, the name and jurisdiction of organization of each of the Company’s Subsidiaries and includes a true and complete organizational chart setting forth the Company’s direct and indirect ownership of each of its Subsidiaries and Joint Venture Entities. Except as disclosed on Section 3.02(c) of the Company Disclosure Schedule, all of the outstanding shares of capital stock of, or other equity or voting interests in, each Subsidiary of the Company (except for directors’ qualifying shares or similar interests) are owned, directly or indirectly, beneficially and of record, by the Company free and clear of all Liens and material transfer restrictions.

(d)           Section 3.02(d) of the Company Disclosure Schedule sets forth, as of the date of this Agreement, any joint venture, partnership or other similar arrangement or other entity in which the Company has an equity interest (other than a wholly owned Subsidiary of the Company) (each a “Joint Venture Entity” and collectively the “Joint Venture Entities”), including for each Joint Venture Entity, (i) the name and jurisdiction of formation of such Joint Venture Entity, (ii) the number of shares of capital stock of, or other equity or voting interests in, such Joint Venture Entity that is owned, directly or indirectly, beneficially and of record, by the Company or by any Subsidiary of the Company (the “Joint Venture Interests”), (iii) the total number of outstanding shares of capital stock of, or other equity or voting interests in, such Joint Venture Entity and (iv) the percentage ownership interests of such Joint Venture Entity held directly or indirectly by the Company. Except as disclosed on Section 3.02(d) of the Company Disclosure Schedule, all of the Joint Venture Interests are owned by the Company or its Subsidiaries, as applicable, free and clear of all Liens and material transfer restrictions other than transfer restrictions of general applicability as may be provided under the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (collectively, the “Securities Act”) or other applicable securities Laws.

(e)           Each outstanding share of capital stock of each Subsidiary of the Company and each Joint Venture Interest that is held, directly or indirectly, by the Company, is duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights, and there are no subscriptions, options, warrants, rights, calls, contracts or other commitments, restrictions or arrangements relating to the issuance, acquisition, redemption, repurchase or sale of any shares of capital stock or other equity or voting interests of any Subsidiary of the Company or any Joint Venture Entity, including any right of conversion or exchange under any outstanding security, instrument or agreement, any agreements granting any preemptive rights, subscription rights, anti-dilutive rights, rights of first refusal or similar rights with respect to any securities of any Subsidiary of the Company or any Joint Venture Entity. None of the Subsidiaries of the Company, and to the Knowledge of the Company, none of the Joint Venture Entities has any outstanding equity compensation plans relating to the capital stock of, or other equity or voting interests in, any Subsidiary of the Company or, to the Knowledge of the Company, any Joint Venture Entity.

(f)           Neither the Company nor any of its Subsidiaries or Joint Venture Entities has any obligation to make any payments based on the price or value of any securities of any Subsidiary of the Company or any Joint Venture Entity or dividends paid thereon. No holder of securities in the Company or any of its Subsidiaries or Joint Venture Entities has any right to have such securities registered by the Company or any of its Subsidiaries or Joint Venture Entities.

Section 3.03          Authority; Noncontravention.

(a)           The Company has all necessary corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the Transactions. The execution, delivery and performance by each of the Company and the Company Shareholders of this Agreement and the Statutory Merger Agreement, and the consummation by the Company and the Company Shareholders of the Transactions, have been duly and unanimously authorized and approved by the Board of Directors of the Company, and, except for executing and delivering the Statutory Merger Agreement and filing the Merger Application with the Registrar pursuant to the Bermuda Companies Act, no other action on the part of the Company is necessary to authorize the execution, delivery and performance by the Company of this Agreement and the Statutory Merger Agreement and the consummation by the Company of the Transactions. This Agreement has been duly executed and delivered by the Company and, assuming due authorization, execution and delivery hereof by the other parties hereto, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that such enforceability (i) may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar Laws of general application affecting or relating to the enforcement of creditors’ rights generally and (ii) is subject to general principles of equity, whether considered in a proceeding at law or in equity (the “Bankruptcy and Equity Exception”).

(b)          Such Company Shareholder has all necessary corporate or other entity power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the Transactions. Except for executing and delivering the Statutory Merger Agreement and filing the Merger Application with the Registrar pursuant to the Bermuda Companies Act, no other action on the part of such Company Shareholder is necessary to authorize the execution, delivery and performance by such Company Shareholder of this Agreement and the Statutory Merger Agreement and the consummation by such Company Shareholder of the Transactions. This Agreement has been duly executed and delivered by such Company Shareholder and, assuming due authorization, execution and delivery hereof by the other parties hereto, constitutes a legal, valid and binding obligation of such Company Shareholder, enforceable against such Company Shareholder in accordance with its terms, subject to the Bankruptcy and Equity Exception.

(c)          The Board of Directors of the Company has unanimously:

(i)            determined that the Merger Consideration constitutes fair value for each Company Share in accordance with the Bermuda Companies Act and that the Preferred Share Consideration constitutes fair value for each Company Preferred Share in accordance with the Bermuda Companies Act;

(ii)           determined that the Merger, on the terms and subject to the conditions set forth herein, is fair to, and in the best interests of, the Company and its shareholders;

(iii)          approved this Agreement, the Statutory Merger Agreement and the Transactions; and

(iv)          recommended approval of the Merger, this Agreement and the Statutory Merger Agreement to the holders of Company Shares.

(d)           The Board of Directors of the Company has directed that the Merger, this Agreement and the Statutory Merger Agreement be submitted to the holders of Company Shares and the holders of Company Preferred Shares for their approval.

(e)           The Company Shareholder Consent is valid and in full effect, and is the only vote or approval of the holders of any class or series of share capital or other equity of the Company or any of its Subsidiaries or Joint Venture Entities that is necessary to approve this Agreement and the Merger.

(f)            Except as disclosed on Section 3.03(f) of the Company Disclosure Schedule, none of (i) the execution and delivery of this Agreement or the Statutory Merger Agreement by the Company, (ii) the consummation by the Company of the Transactions, or (iii) performance or compliance by the Company with any of the terms or provisions hereof, will (A) contravene, conflict with or violate any provision (1) of the Company Organizational Documents or (2) of the similar organizational documents of Company Shareholders or any of the Company’s Subsidiaries or the Joint Venture Entities or (B) assuming (1) compliance with the matters set forth in Section 4.03(b) (other than Section 4.03(b)(iii)(A)) (and assuming the accuracy of the representations and warranties made in such Section 4.03(b)), (2) that the actions described in Section 4.03(a) have been completed, (3) that the authorizations, consents and approvals referred to in Section 3.04 and (4) that the filings referred to in Section 3.04 are made and any waiting periods thereunder have terminated or expired, in the case of each of the foregoing clauses (1) through (4), prior to the Effective Time, (w) violate any Law applicable to the Company or any of its Subsidiaries or the Joint Venture Entities, (x) violate or constitute a breach of or default (with or without notice or lapse of time or both) under any of the terms, conditions or provisions of any loan or credit agreement, debenture, note, bond, mortgage, indenture, deed of trust, lease, sublease, license, contract or other agreement (each, a “Contract”) to which the Company or any of its Subsidiaries or the Joint Venture Entities is a party or by which any of the assets or properties of the Company, its Subsidiaries or the Joint Venture Entities, as applicable, are bound, or give rise to any right to terminate, cancel, amend, modify or accelerate the Company’s or, if applicable, any of its Subsidiaries’, the Joint Venture Entities’ or the Company Shareholders’, rights or obligations under any such Contract, (y) give rise to any right of first refusal, preemptive right, tag-along right, transfer right or other similar right of any other party to a Contract to which the Company, any of its Subsidiaries, either of the Company Shareholders or any of the Joint Venture Entities is bound, or (z) result in the creation of any Lien on any properties or assets of the Company or any of its Subsidiaries or the Joint Venture Entities, except, in the case of clause (A)(2) and clause (B), as would not reasonably be expected to have a Material Adverse Effect.

(g)           Except as disclosed on Section 3.03(g) of the Company Disclosure Schedule, none of (i) the execution and delivery of this Agreement or the Statutory Merger Agreement by such Company Shareholder, (ii) the consummation by such Company Shareholder of the Transactions, or (iii) performance or compliance by such Company Shareholder with any of the terms or provisions hereof, will (A) contravene, conflict with or violate any provision (1) of the Company Organizational Documents or (2) of the similar organizational documents of such Company Shareholder or any of the Company’s Subsidiaries or the Joint Venture Entities or (B) assuming (1) compliance with the matters set forth in Section 4.03(b) (other than Section 4.03(b)(iii)(A)) (and assuming the accuracy of the representations and warranties made in such Section 4.03(b)), (2) that the actions described in Section 3.03(a) and 3.03(b) have been completed, (3) that the authorizations, consents and approvals referred to in Section 3.04 and (4) that the filings referred to in Section 3.04 are made and any waiting periods thereunder have terminated or expired, in the case of each of the foregoing clauses (1) through (4), prior to the Effective Time, (w) violate any Law applicable to the Company or any of its Subsidiaries or the Joint Venture Entities, (x) violate or constitute a breach of or default (with or without notice or lapse of time or both) under any Contract to which the Company or any of its Subsidiaries or the Joint Venture Entities is a party or by which any of the assets or properties of the Company, its Subsidiaries or the Joint Venture Entities, as applicable, are bound, or give rise to any right to terminate, cancel, amend, modify or accelerate the Company’s or, if applicable, any of its Subsidiaries’, the Joint Venture Entities’ or the Company Shareholders’, rights or obligations under any such Contract, (y) give rise to any right of first refusal, preemptive right, tag-along right, transfer right or other similar right of any other party to a Contract to which the Company, any of its Subsidiaries, such Company Shareholder or any of the Joint Venture Entities is bound, or (z) result in the creation of any Lien on any properties or assets of the Company or any of its Subsidiaries or the Joint Venture Entities, except, in the case of clause (A)(2) and clause (B), as would not reasonably be expected to have a Material Adverse Effect.

Section 3.04          Governmental Approvals.

(a)           Except for (i) the filing of (A) the Merger Application with the Registrar pursuant to the Bermuda Companies Act and (B) appropriate documents with the relevant authorities of other jurisdictions in which the Company or any of its Subsidiaries or Joint Venture Entities is qualified to do business, (ii) filings required under, and compliance with other applicable requirements of, the HSR Act, and such other consents, approvals, filings, authorizations, declarations or registrations as are required to be made or obtained under any non-U.S. Antitrust Laws, (iii) for other consents, approvals, filings, authorizations, declarations or registrations listed on Section 3.04 of the Company Disclosure Schedule, and (iv) permission of the Bermuda Monetary Authority in respect of the Merger for the purposes of the Exchange Control Act 1972 of Bermuda and the related regulations made thereunder, no consent or approval of, or filing, license, permit or authorization, declaration or registration with, or notification to, or waiver from, any Governmental Authority is necessary for the execution and delivery of this Agreement by the Company, the performance by the Company of its obligations hereunder and the consummation by the Company of the Transactions.

(b)           Except for (i) the filing of (A) the Merger Application with the Registrar pursuant to the Bermuda Companies Act and (B) appropriate documents with the relevant authorities of other jurisdictions in which the Company or any of its Subsidiaries or the Joint Venture Entities is qualified to do business, (ii) filings required under, and compliance with other applicable requirements of, the HSR Act, and such other consents, approvals, filings, authorizations, declarations or registrations as are required to be made or obtained under any non-U.S. Antitrust Laws, and (iii) for other consents, approvals, filings, authorizations, declarations or registrations listed on Section 3.04 of the Company Disclosure Schedule, no consent or approval of, or filing, license, permit or authorization, declaration or registration with, or notification to, or waiver from, any Governmental Authority is necessary for the execution and delivery of this Agreement by such Company Shareholder, the performance by such Company Shareholder of its obligations hereunder and the consummation by such Company Shareholder of the Transactions.

Section 3.05          Company SEC Documents; Financial Statements; Undisclosed Liabilities.

(a)           The Company SEC Documents complied as to form in all material respects with the requirements of the Securities Act or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as the case may be, applicable to such Company SEC Documents, and none of the Company SEC Documents as of such respective dates (or, if amended prior to the date of this Agreement, the date of the filing of such amendment, with respect to the disclosures that are amended) contained any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Except as disclosed on Section 3.05(a) of the Company Disclosure Schedule, as of the date of this Agreement, there are no outstanding written comments from the SEC with respect to the Company SEC Documents.

(b)           Section 3.05(b) of the Company Disclosure Schedule includes true, correct and complete copies of the following financial statements (collectively, the “Financial Statements”): the Company’s consolidated unaudited (i) balance sheet, statements of operations, stockholders’ equity and cash flows for the fiscal years ended December 31, 2019, 2018 and 2017 and (ii) balance sheet as of September 30, 2020 (the “Latest Balance Sheet”) and statements of operations, stockholders’ equity and cash flows for the nine (9) months then ended. The Financial Statements (including all notes thereto) have been prepared in accordance with GAAP, consistently applied, were prepared from the books and records of the Company and present fairly in all material respects the financial condition and results of operations of the Company as of the times and for the periods referred to therein, subject to (i) the absence of footnote disclosures and (ii) changes resulting from normal year-end adjustments that are not material in amount. Since the Latest Balance Sheet through the date of this Agreement, there have been no material changes in the accounting policies of the Company (including any change in depreciation or amortization policies or rates, or policies with respect to reserves for uncollectible accounts receivable or excess or obsolete inventory) and no revaluation of the Company’s properties or assets. Section 3.05(b) of the Company Disclosure Schedule contains a true, correct and complete list of all Indebtedness and identifies for each item of Indebtedness the outstanding principal, the accrued but unpaid interest and any applicable prepayment or call penalty or premium, in each case, as of the date of this Agreement.

(c)           The Company maintains books and records that fairly reflect, in all material respects, the assets and liabilities of the Company and the Company maintains a proper and effective system of accounting controls sufficient to provide reasonable assurances that (i) transactions are executed with management’s authorization and (ii) transactions are recorded as necessary to permit preparation of the consolidated financial statements of the Company and to maintain accountability for the Company’s consolidated assets, (iii) access to assets of the Company is permitted only in accordance with management’s authorization, (iv) the reporting of assets of the Company is compared with existing assets at regular intervals and (v) proper and adequate procedures are implemented to effect the collection of accounts, notes and other receivables on a current and timely basis.

(d)           Since January 1, 2017, neither the Company, nor any director, officer, or, to the Company’s Knowledge, employee or accountant thereof, has received any material complaint, allegation, assertion or claim, whether written or oral, that the Company has engaged in illegal or fraudulent accounting practices. There are no significant deficiencies or material weaknesses in the design or operation of the internal controls of the Company which have materially and adversely affected the ability of the Company to record, process, summarize and report financial data. There is no fraud, whether or not material, involving management or other employees that was reported to the board or management of the Company.

Section 3.06          Absence of Certain Changes. From September 30, 2020 through the date of this Agreement, (a) (i) except for the execution, delivery and performance of this Agreement and the discussions, negotiations and transactions related thereto, the business of the Company, its Subsidiaries and, to the Knowledge of the Company, the Joint Venture Entities has been carried on and conducted in all material respects in the Ordinary Course and (ii) neither the Company nor any of its Subsidiaries or, to the Knowledge of the Company, any Joint Venture Entity has taken any action or failed to take any action that would have resulted in a breach of Section 5.01(b)(i), (ii)(C), (iii), (iv), (v), (vii), (ix), (xi), (xii), (xiii), (xiv), (xv), (xvi) or (xvii) (to the extent related to any of the foregoing clauses) had the restrictions thereunder been in effect since September 30, 2020, and (b) there has not been any event, circumstance, development, change or effect that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 3.07          Legal Proceedings. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, there is no (a) pending or, to the Knowledge of the Company, threatened legal or administrative proceeding, suit, arbitration, action, claim, dispute, hearing, charge, complaint, indictment, litigation or, to the Knowledge of the Company, investigation against the Company or any of its Subsidiaries or the Joint Venture Entities, or (b) outstanding injunction, order, judgment, ruling, decree or writ imposed upon the Company or any of its Subsidiaries or the Joint Venture Entities or any director or officer of the Company or any of its Subsidiaries or the Joint Venture Entities or, to the Knowledge of the Company, any other Person for whom the Company or any of its Subsidiaries or the Joint Venture Entities may be liable as an indemnifying party or otherwise, in each case, by or before any Governmental Authority.

Section 3.08          Compliance with Laws; Permits.

(a)           The Company, each of its Subsidiaries and, to the Knowledge of the Company, each of the Joint Venture Entities are, and since January 1, 2018, have been, in compliance in all material respects with all federal, national, provincial, state, local or multinational laws, statutes, common laws, ordinances, codes, rules, orders, judgments, injunctions, writs, decrees, governmental guidelines or interpretations having the force of law, Permits, regulations, decrees, codes or executive orders enacted, issued, adopted, promulgated or applied by or on behalf of any Governmental Authorities (collectively, “Laws”) applicable to the Company or any of its Subsidiaries or the Joint Venture Entities.

(b)           The Company, each of its Subsidiaries and, to the Knowledge of the Company, each of the Joint Venture Entities, holds, and since January 1, 2018, has held, all material licenses, franchises, permits, certificates, approvals, authorizations and registrations from Governmental Authorities (collectively, “Permits”) necessary for the Company, each such Subsidiary and each such Joint Venture Entity, as applicable, to own, lease and operate its properties and assets and necessary for the lawful conduct of their respective businesses as each such business is now being, or at such time was, conducted, and all such Permits are in full force and effect.

Section 3.09          Tax Matters.

(a)           Each of the Company, its Subsidiaries and the Joint Venture Entities has prepared (or caused to be prepared) and timely filed (taking into account valid extensions of time within which to file) all material Tax Returns required to be filed by it. All such filed Tax Returns (taking into account all amendments thereto) are true, complete and accurate in all material respects, and all material Taxes owed by the Company, its Subsidiaries and the Joint Venture Entities that are due (whether or not shown on any Tax Return) (i) have been duly and timely paid or (ii) are being contested in good faith by appropriate Proceedings and have been adequately reserved against in accordance with GAAP.

(b)           Neither the Company nor any of its Subsidiaries or any Joint Venture Entity has received written notice of any audits, examinations, investigations, claims or other Proceedings in respect of any material Taxes or material Tax Returns of the Company or any of its Subsidiaries or the Joint Venture Entities and there are no audits, examinations, investigations, claims or other Proceedings pending, proposed (tentatively or definitely), asserted, or threatened in writing with respect to any material Taxes payable by or with respect to the Company or any of its Subsidiaries or the Joint Venture Entities.

(c)           There are no Liens for material Taxes on any of the assets of the Company or any of its Subsidiaries or on any of the assets of the Joint Venture Entities, in each case other than Permitted Liens.

(d)           Neither the Company nor any of its Subsidiaries or the Joint Venture Entities has been either a “controlled corporation” or a “distributing corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in any distribution of stock occurring during the two-year period ending on the date of this Agreement that was purported or intended to be governed by Section 355 of the Code.

(e)           No deficiency for any material Tax has been asserted or assessed, or, to the Knowledge of the Company, proposed or threatened by any Governmental Authority in writing against the Company, any of its Subsidiaries or any Joint Venture Entity, except for deficiencies that have been satisfied by payment in full, settled or withdrawn.

(f)            Neither the Company nor any of its Subsidiaries has agreed to any currently effective extension of time with respect to an assessment or deficiency for material Taxes, and no request for such extension is pending. To the Knowledge of the Company, no Joint Venture Entity has agreed to any currently effective extension of time with respect to an assessment or deficiency for material Taxes, and no request for such extension is pending.

(g)           Neither the Company nor any of its Subsidiaries or, to the Knowledge of the Company, any Joint Venture Entity has participated in any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

(h)           The Company, each of its Subsidiaries and each Joint Venture Entity have withheld all material Taxes required to have been withheld by them in connection with amounts paid or owed to (or any benefits or property provided to) any employee, independent contractor, creditor, shareholder or any other third party and have complied in all material respects with all related Tax reporting and deposit requirements.

(i)            Neither the Company nor any of its Subsidiaries or any Joint Venture Entity is a party to any material Tax allocation, sharing, indemnity or similar agreement (other than agreements entered into in the Ordinary Course the principal purpose of which is not the allocation or indemnification of Taxes or agreements solely between or among any of the Company, its Subsidiaries and the Joint Venture Entities).

(j)            Neither the Company nor any of its Subsidiaries or, to the Knowledge of the Company, any Joint Venture Entity (i) has granted any power of attorney that will remain in force after the Closing with respect to any matters relating to any Taxes, (ii) has applied for a ruling from a taxing authority relating to any material Taxes or has proposed to enter into an agreement with a taxing authority that is pending, or (iii) has entered into any “closing agreement” as described in Section 7121 of the Code (or any similar provision of state, local or non-U.S. Tax Law) or been issued any private letter rulings, technical advance memoranda or similar agreement or rulings by any taxing authority.

(k)           Neither the Company nor any of its Subsidiaries or, to the Knowledge of the Company, any Joint Venture Entity has ever been a member of an affiliated, combined, consolidated or unitary Tax group for purposes of filing any Tax Return except for a group of which the Company or one of its Subsidiaries is the common parent. Neither the Company nor any of its Subsidiaries or, to the Knowledge of the Company, any Joint Venture Entity has any liability for any Taxes of any Person (other than the Company or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 or any similar provision of state, local, or non-U.S. law, or as a transferee or successor, or by operation of Law.

(l)            Neither the Company nor any of its Subsidiaries or, to the Knowledge of the Company, any Joint Venture Entity (i) has a permanent establishment (within the meaning of an applicable Tax treaty), branch, or other fixed place of business, nor (ii) has otherwise been, or deemed to be, engaged in a trade or business in any jurisdiction, other than its own country of incorporation or formation, and no claim in writing has been made by any Governmental Authority in a jurisdiction where the Company, its Subsidiaries or the Joint Venture Entities do not file Tax Returns that the Company or any of its Subsidiaries or the Joint Venture Entities is or may be subject to Tax in that jurisdiction.

(m)          Neither the Company nor any of its Subsidiaries or, to the Knowledge of the Company, any Joint Venture Entity will be required to include any material item of income or gain in, or exclude any material item of deduction or loss from, taxable income from any taxable period (or portion thereof) beginning after the Closing Date as a result of (i) any change in a method of accounting for a taxable period ending on or before the Closing Date, (ii) any installment sale or open transaction disposition, intercompany transaction or intercompany account made or existing on or before the Closing, (iii) any prepaid amount received or deferred revenue accrued on or prior to the Closing, or (iv) any “closing agreement” within the meaning of Section 7121 of the Code (or any corresponding or similar provision of applicable Tax Law) executed on or before the Closing.

(n)          For purposes of this Agreement, (i) “Tax” means (A) all federal, national, provincial, state or local taxes, charges, fees, levies, duties, tariffs, imposts, or other similar assessments or liabilities in the nature of taxes, including gross income, net income, capital gains, gross receipts, estate, branch profits, estimated, alternative or minimum, ad valorem, value-added, excise, real property, personal property, sales, use, transfer, stamp, registration, recording, documentary, customs, import, export, services, withholding, employment, unemployment, severance, social security, disability, national health insurance, payroll and franchise taxes imposed by a Governmental Authority, together with any interest, penalties, assessments or additions to tax, whether disputed or not, imposed by any Governmental Authority, and (B) any liability for any of the items described in clause (A) above resulting from having been a member of a group filing an affiliated, consolidated, combined or unitary income Tax Return, by operation of any other Law, or pursuant to a contract; and (ii) “Tax Returns” means all reports, returns, forms, declarations, statements or other information, including any supplement, schedule or attachment thereto and any amendment thereof, supplied to or required to be supplied to a Governmental Authority in connection with the determination, assessment, administration, or collection of Taxes.

Section 3.10          Employee Benefits.

(a)           Section 3.10(a) of the Company Disclosure Schedule sets forth a true and complete list, as of the date of this Agreement, of each material Company Plan. With respect to each material Company Plan, the Company has made available to Parent a true and complete copy of, to the extent applicable: (i) the plan document and any amendments thereto (including a written description of the material provisions of each unwritten material Company Plan), (ii) the most recent summary plan description and any summary of material modification thereto, (iii) each trust, insurance or annuity contract or other funding vehicle with respect to each funded or insured plan, (iv) the most recent annual report on Form 5500 and any schedules thereto, (v) the most recent financial statements and actuarial or other valuation reports, (vi) the most recent determination letter (or, if applicable, advisory or opinion letter) and (vii) all notices or correspondence received in the past three (3) years with respect to any Company Plan from any Governmental Authority.

(b)           Each Company Plan has been established, adopted, operated, maintained and administered in material compliance with its terms and applicable Law, except as would not reasonably be expected to result in material liability to the Company. All material payments and contributions required to be made under the terms of any Company Plan and applicable Laws have been timely made or accrued or otherwise adequately reserved to the extent required by and in accordance with GAAP. No non-exempt “prohibited transaction” (within the meaning of Section 406 of ERISA and Section 4975 of the Code) has occurred or is reasonably expected to occur with respect to any Company Plan.

(c)           Each Company Plan intended to be qualified under Section 401(a) of the Code does so qualify, and any trusts intended to be exempt from federal income taxation under the provisions of Section 501(a) of the Code are so exempt. To the Knowledge of the Company, nothing has occurred with respect to the operation of the Company Plans that would reasonably be expected to cause the denial or loss of such qualification or exemption.

(d)           Neither the Company nor any of its Subsidiaries or, to the Knowledge of the Company, any Joint Venture Entity operates, maintains, contributes to, is required to contribute to or sponsors (or has in the past six (6) years established, operated, maintained, contributed to, been required to contribute to or sponsored) (i) a “multiemployer plan” (as defined in Section 3(37) of ERISA), (ii) a “multiple employer plan” (within the meaning of Section 413(c) of the Code), (iii) a “single-employer plan” (within the meaning of Section 4001(a)(15) of ERISA), or (iv) a “multiple employer welfare arrangement” (within the meaning of Section 3(40) of ERISA).

(e)           There are no pending or, to the Knowledge of the Company, threatened Proceedings (other than routine claims for benefits) against or affecting any Company Plan by any employee or officer (or beneficiary thereof) of the Company or any of its Subsidiaries covered under such Company Plan, as applicable, or otherwise involving such Company Plan. To the Knowledge of the Company, there are no pending or threatened Proceedings (other than routine claims for benefits) against or affecting any Company Plan by any employee or officer (or beneficiary thereof) of any Joint Venture Entity covered under such Company Plan, as applicable, or otherwise involving such Company Plan.

(f)            Except as required by applicable Law, neither the Company nor any of its Subsidiaries or any Joint Venture Entity has any obligations with respect to any post-termination health, welfare or life insurance benefits under any Company Plan (other than for continuation coverage required to be provided pursuant to Section 4980B of the Code (or comparable Law)).

(g)           Each Company Plan which is a “nonqualified deferred compensation plan” subject to Section 409A or 457A of the Code has been established, operated and maintained in material compliance with Section 409A or 457A of the Code, as applicable. No Company Plan provides for any reimbursement of any penalty or additional income Taxes incurred under Section 409A or 457A of the Code. No Company Plan provides for any reimbursement of any excise Taxes incurred under Section 4999 of the Code.

(h)           Neither the execution or delivery of this Agreement nor the consummation of the Transactions will, either alone or in conjunction with any other event, (i) entitle any current or former director, officer, employee or individual service provider of the Company, any of its Subsidiaries or any Joint Venture Entity to any material payment or benefit (or result in the funding of any such material payment or benefit), (ii) materially increase the amount or value of any benefit or compensation otherwise payable or required to be provided to any director, officer, employee or individual service provider of the Company, any of its Subsidiaries or any Joint Venture Entity, (iii) accelerate the time of payment, funding or vesting of amounts due any such director, officer, employee or individual service provider of the Company, any of its Subsidiaries or, any Joint Venture Entity, (iv) after giving effect to Section 5.16 of this Agreement, result in the imposition of any excise tax imposed under Section 4999 of the Code, or (v) limit or restrict the right of Parent, the Surviving Company, the Company, any of its Subsidiaries or any Joint Venture Entity to merge, amend or terminate any Company Plan.

(i)            Each International Plan (i) has been established, operated, maintained and administered in material compliance with its terms and all applicable Laws; (ii) if required to be registered or approved by a non-U.S. Governmental Authority, has been registered or approved and has been maintained in good standing with applicable regulatory authorities, and, to the Knowledge of the Company, no event has occurred since the date of the most recent approval or application therefor relating to any such International Plan that would reasonably be expected to adversely affect any such approval or good standing; (iii) that is intended to qualify for special Tax treatment meets all the requirements for such treatment; (iv) if required to be fully funded or fully insured, is fully funded or fully insured, as applicable, on an ongoing and termination or solvency basis (determined using reasonable actuarial assumptions) in compliance with applicable Laws; and (v) is not subject to any pending or, to the Knowledge of the Company, threatened material Proceedings (other than routine claims for benefits) by or on behalf of any participant in any International Plan, or otherwise involving any such International Plan or the assets of any International Plan, other than routine claims for benefits.

Section 3.11          Labor Matters.

(a)           None of the Company, any of its Subsidiaries or, to the Knowledge of the Company, any Joint Venture Entity is a party to, or bound by, any collective bargaining agreement, collective agreement, or any other similar labor-related agreements or arrangements with any labor union, trade union, labor organization or works council. There are no collective bargaining agreements, collective agreements, or any other labor-related agreements or arrangements that pertain to any of the employees of the Company, its Subsidiaries or the Joint Venture Entities. No labor union, trade union, labor organization or works council represents employees of the Company, its Subsidiaries or the Joint Venture Entities with respect to their employment with the Company or its Subsidiaries or the Joint Venture Entities, as applicable.

(b)           No labor union, labor organization, works council, or group of employees of the Company, its Subsidiaries or, to the Knowledge of the Company, the Joint Venture Entities has made a pending demand for recognition or certification, and, to the Knowledge of the Company, there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or threatened to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority. To the Knowledge of the Company, since January 1, 2018, there have been no labor union organizing activities with respect to any employees of the Company, its Subsidiaries or the Joint Venture Entities.

(c)           Since January 1, 2018, there has been no actual or, to the Knowledge of the Company, threatened unfair labor practice charges, material grievances, material arbitrations, strikes, lockouts, work stoppages, slowdowns, picketing, hand billing or other labor disputes against the Company, its Subsidiaries or, to the Knowledge of the Company, the Joint Venture Entities.

(d)           The Company, its Subsidiaries and the Joint Venture Entities have satisfied any pre-signing legal or contractual requirement to provide notice to, or to enter into any consultation procedure with, any labor union, labor organization or works council, which is representing any employee, in connection with the execution of this Agreement or the transactions contemplated by this Agreement.

(e)           The Company, its Subsidiaries and the Joint Venture Entities are in material compliance with all applicable laws respecting employment and employment practices, including all Laws respecting terms and conditions of employment, health and safety, wages and hours, child labor, immigration, employment discrimination, disability rights or benefits, equal opportunity, plant closures and layoffs, affirmative action, workers’ compensation, labor relations, employee leave issues and unemployment insurance.

(f)            The Company, its Subsidiaries and, to the Knowledge of the Company, the Joint Venture Entities are not and have not been: (i) a “contractor” or “subcontractor” (as defined by Executive Order 11246), (ii) required to comply with Executive Order 11246 or any other applicable Law requiring affirmative action or other employment related actions for government contractors or subcontractors, or (iii) otherwise required to maintain an affirmative action plan with respect to United States employees.

(g)           To the Company’s Knowledge, no employee of the Company is in any respect in violation of any term of any employment agreement, nondisclosure agreement, common law nondisclosure obligation, fiduciary duty, non-competition agreement, restrictive covenant or other obligation: (i) to the Company or (ii) to a former employer of any such employee relating (A) to the right of any such employee to be employed by the Company or (B) to the knowledge or use of trade secrets or proprietary information.

(h)           The Company, its Subsidiaries and the Joint Venture Entities are not delinquent in any material amounts in payments to any employees or former employees for any services or amounts required to be reimbursed or otherwise paid.

(i)            Since January 1, 2018, the Company, its Subsidiaries and, to the Knowledge of the Company, the Joint Venture Entities have not received (i) notice of any unfair labor practice charge or complaint pending or threatened before the National Labor Relations Board or any other Governmental Authority against them, (ii) notice of any complaints, grievances or arbitrations arising out of any collective bargaining agreement or any other complaints, grievances or arbitration procedures against them, (iii) notice of any charge or complaint with respect to or relating to them pending before the Equal Employment Opportunity Commission or any other Governmental Authority responsible for the prevention of unlawful employment practices, (iv) notice of the intent of any Governmental Authority responsible for the enforcement of labor, employment, wages and hours of work, child labor, immigration, or occupational safety and health Laws to conduct an investigation with respect to or relating to them or notice that such investigation is in progress, or (v) notice of any complaint, lawsuit or other Proceeding pending or threatened in any forum by or on behalf of any present or former employee of such entities, any applicant for employment or classes of the foregoing alleging breach of any express or implied contract of employment, any applicable Law governing employment or the termination thereof or other discriminatory, wrongful or tortious conduct in connection with the employment relationship.

(j)            Since January 1, 2018, the Company, its Subsidiaries and the Joint Venture Entities have been in compliance with all notice and other requirements under the Worker Adjustment and Retraining Notification Act and any similar foreign, state or local law relating to plant closings and layoffs.

(k)           To the Knowledge of the Company, no current employee of the Company, its Subsidiaries or the Joint Venture Entities, who is at the level of Vice President or higher, intends to terminate his or her employment.

(l)            The execution of this Agreement and the consummation of the transactions contemplated by this Agreement will not result in any breach or other violation of any collective bargaining agreement, employment agreement, consulting agreement or any other labor-related agreement to which any of the Company, its Subsidiaries or the Joint Venture Entities is a party or bound.

(m)          None of the Company, its Subsidiaries or the Joint Venture Entities is party to a settlement agreement with a current or former officer, employee or independent contractor of the Company, its Subsidiaries or the Joint Venture Entities that has been entered into since January 1, 2018 and involves allegations relating to sexual harassment by either (i) an officer of the Company, its Subsidiaries or the Joint Venture Entities or (ii) an employee of the Company, its Subsidiaries or the Joint Venture Entities at the level of Vice President or above. To the Knowledge of the Company, since January 1, 2018, no allegations of sexual harassment have been made against (i) any officer of the Company, its Subsidiaries or the Joint Venture Entities or (ii) an employee of the Company, its Subsidiaries or the Joint Venture Entities at a level of Vice President or above.

Section 3.12          Intellectual Property.

(a)           Section 3.12(a) of the Company Disclosure Schedule sets forth a list of all material registrations and applications for Intellectual Property owned by the Company, its Subsidiaries or the Joint Venture Entities.

(b)           Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) the Company, its Subsidiaries and, to the Knowledge of the Company, the Joint Venture Entities have sufficient rights to use all Intellectual Property necessary for the conduct of the business of the Company, its Subsidiaries and the Joint Venture Entities as currently conducted, and (ii) to the Knowledge of the Company, the operation of the business of the Company, its Subsidiaries and the Joint Venture Entities as currently conducted does not violate, misappropriate or infringe the Intellectual Property rights of any other Person.

(c)           Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, no claims against the Company or any of its Subsidiaries, or any Joint Venture Entity are pending or, to the Knowledge of the Company, threatened (i) challenging the ownership, enforceability, scope, validity or use by any of the Company, its Subsidiaries or the Joint Venture Entities of any Intellectual Property or (ii) alleging that any of the Company, its Subsidiaries or the Joint Venture Entities is violating, misappropriating or infringing the Intellectual Property rights of any Person.

(d)           Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) to the Knowledge of the Company, no Person is misappropriating, violating or infringing the rights of any of the Company, its Subsidiaries or the Joint Venture Entities with respect to any Intellectual Property owned by the Company, a Subsidiary of the Company or a Joint Venture Entity and (ii) there are no claims pending or threatened by the Company, its Subsidiaries or, to the Knowledge of the Company, the Joint Venture Entities against any other Person with respect to any violation, misappropriation or infringement of the Intellectual Property rights of the Company, any of its Subsidiaries or any Joint Venture Entity.

(e)           Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) the Company, each of its Subsidiaries and each Joint Venture Entity have taken reasonable measures to protect the (A) information technology systems owned or controlled by the Company or such Subsidiary or Joint Venture Entity and used in the course of the operations of its business, and (B) personal information gathered, used or held for use by the Company or such Subsidiary or Joint Venture Entity in the course of the operations of its business, and (ii) to the Knowledge of the Company, there has not been any unauthorized disclosure or use of, or access to, any such personal information or breach of security of such information technology systems.

Section 3.13          Anti-Takeover Provisions. No “moratorium”, “control share acquisition” or other similar anti-takeover statute or similar statute or regulation (each, a “Takeover Law”) applies to the Company with respect to this Agreement or the Merger.

Section 3.14          Title to Properties; Security Interests. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the Company, its Subsidiaries and the Joint Venture Entities have good and valid title to, or, if applicable, valid leasehold interests in, or valid license or right to use, all of the Company’s, its Subsidiaries’ and the Joint Venture Entities’ assets, in each case as such property is currently being used, subject to no security interests other than Permitted Encumbrances.

Section 3.15          Vessels. Section 3.15 of the Company Disclosure Schedule is a true, complete and accurate list and description of all of the Company’s, its Subsidiaries’ and the Joint Venture Entities’ interest in any vessel (each a “Vessel” and collectively, “Vessels”), including each Vessel’s name, owner, charter attached to it as of the date of this Agreement, its manager, International Maritime Organization (“IMO”) number, flag, official number, date of registry, type, date of keel laid, date of the delivery, shipbuilder, length, breadth, depth, capacity (dwt), gross tonnage, net tonnage, class and notation from the applicable classification society.

(a)           At the time of Closing, (i) each Vessel will be duly registered in the name of its legal owner under and pursuant to the laws of the Republic of the Marshall Islands and (ii) all fees due and payable in connection with such registration will have been paid.

(b)           Since January 1, 2020, except as disclosed on Section 3.15(b) of the Company Disclosure Schedule, each Vessel has been maintained in the Ordinary Course and has been in good operating order, condition and repair and seaworthy in all material respects.

(c)           At the time of Closing, each Vessel shall not:

(i)            be under arrest or otherwise detained;

(ii)           other than in the Ordinary Course, be in possession of any Person (other than such Vessel’s master and crew); or

(iii)          except for Permitted Liens, be subject to any Lien.

(d)           At Closing, each Vessel shall be supplied with valid safety, safety construction, safety equipment, radio, landline, health, tonnage, trading and other certificates or documents as required under any applicable Law and internationally accepted standard, as may be necessary for the operation of such Vessel in the Ordinary Course.

(e)           As of Closing, no blacklisting or boycotting of any type has been or will have been applied or exists or will exist in respect of any Vessel.

(f)           Except as disclosed on Section 3.15(f) of the Company Disclosure Schedule, there are no outstanding options or other rights to purchase any Vessel, and on the Closing Date, there shall be on outstanding options or other rights to purchase any Vessel.

Section 3.16           Environmental Matters.

(a)           (i) The Company, its Subsidiaries and the Joint Venture Entities are now and have been since the date of formation of the Company in compliance in all material respects with all applicable Environmental Laws; and (ii) the Company, its Subsidiaries and the Joint Venture Entities has obtained, maintained, and been in compliance in all material respects with all Environmental Permits necessary for the operation of the business as presently conducted (or appropriate for current state of development) and the ownership, occupation or use of the real property of the Company, its Subsidiaries and the Joint Venture Entities.

(b)           No Release has occurred at or from any property currently or, to the Knowledge of the Company, formerly owned, leased or operated by any of the Company, its Subsidiaries or the Joint Venture Entities that remains unresolved, and neither the Company nor any of its Subsidiaries or the Joint Venture Entities has manufactured, distributed, treated, stored, disposed of, handled, Released, transported or (i) arranged for the transport of Hazardous Materials, including to any off-site location, or (ii) exposed any Person to Hazardous Materials, in each case so as to give rise to any liabilities of the Company or any of its Subsidiaries or the Joint Venture Entities under Environmental Laws or Environmental Permits, other than any liability that has not had, or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(c)           Neither the Company nor its Subsidiaries or the Joint Venture Entities have entered into or agreed to any consent order, decree or Contract, or are subject to or have received any notice of violation, claim, settlement, or order, in each case relating to liability under any Environmental Law other than any thereof that has not had, or would not reasonably expected to have, individually or in the aggregate, a Material Adverse Effect.

(d)           The current limitations and restrictions under the Environmental Permits of the Company, its Subsidiaries and the Joint Venture Entities authorize operation of the Company’s, its Subsidiaries’ and the Joint Venture Entities’ facilities and conducting the business as currently conducted, except where the failure to have such authorization has not had, or would not have, individually or in the aggregate, a Material Adverse Effect.

(e)           There are no Liens relating to, or written notices or Proceedings pending or, to the Knowledge of the Company, threatened regarding, any actual or potential liability under, violation of, or non-compliance with, any Environmental Law or Environmental Permit other than any liability, violation or non-compliance that has not had, and would not reasonably expected to have, individually or in the aggregate, a Material Adverse Effect.

(f)            The Company has delivered or otherwise made available for inspection to Parent true, complete and correct copies and results of any reports, data, investigations, audits, assessments (including Phase I environmental site assessments and Phase II environmental site assessments), material correspondence, studies, analyses, tests or monitoring in the possession of or reasonably available to any of the Company, its Subsidiaries or the Joint Venture Entities pertaining to:

(i)            any unresolved Environmental Claims;

(ii)           any Release of Hazardous Materials by the Company or any of its Subsidiaries or the Joint Venture Entities or at any property currently or formerly owned, operated or leased by the Company or any of its Subsidiaries; or

(iii)          the Company’s or any of its Subsidiaries’ compliance with applicable Environmental Laws.

Section 3.17          Company Material Contracts.

(a)            Section 3.17 of the Company Disclosure Schedule contains a list of each Contract to which any of the Company or any of its Subsidiaries is party or by which any of them or any of their properties or assets may be bound that is in effect as of the date of this Agreement and that falls in one or more of the following categories (collectively, whether or not scheduled, the “Company Material Contracts”):

(i)             a Contract containing covenants binding upon the Company or its Subsidiaries that restrict during any period of time the ability of the Company or any of its Subsidiaries to compete or engage in any business or geographical area;

(ii)            a Contract containing any “most favored nations,” exclusivity or similar right or undertaking in favor of any party other than the Company and its Subsidiaries with respect to any material goods or services purchased or sold by the Company or its Subsidiaries and that would bind Parent or any of its Subsidiaries following the Closing Date;

(iii)          any Contract with any third party which provides for the purchase of energy, capacity or ancillary services from the Company or any of its Subsidiaries and that (1) generated revenues from such third party in excess of $5,000,000 in the aggregate for any of the Company or any of its Subsidiaries during the year ended December 31, 2020 or (2) is expected to generate revenues from such third party in excess of $5,000,000 in the aggregate for the Company or any of its Subsidiaries over the term of such Contract;

(iv)          any Contract with any third party which provides operating and maintenance, asset management or other similar project-level services to the Company or any of its Subsidiaries, that involved payments by the Company or any of its Subsidiaries during the year ended December 31, 2019 in excess of $5,000,000 in the aggregate or that is expected to do so during the year ending December 31, 2020;

(v)           (A) engineering, procurement and construction Contracts, (B) material equipment supply Contracts, (C) material warranty agreements and performance guarantee Contracts, (D) operation and maintenance Contracts, and (E) asset management Contracts;

(vi)          a lease, sublease or similar Contract with any Person under which the Company or any of its Subsidiaries is a lessor or sublessor of, or makes available for use to any Person, any interests in real property;

(vii)         a lease, sublease or similar Contract with any Person under which (i) the Company or any of its Subsidiaries is lessee of, or holds or uses, any material machinery, equipment, vehicle or other tangible personal property owned by any Person or (ii) the Company or any of its Subsidiaries is a lessor or sublessor of, or makes available for use by any Person, any material tangible personal property owned or leased by the Company or its Subsidiaries, in any such case which has an aggregate future liability or receivable, as the case may be, in excess of $5,000,000 in any calendar year and is not terminable by the Company or such Subsidiary by notice of not more than 60 days for a cost, individually or together with any similar Contract, of less than $2,000,000;

(viii)        a license or sublicense or other Contract under which the Company or any of its Subsidiaries is licensee or licensor, or sub-licensee or sub-licensor of, or otherwise grants or is granted a right to use or register any material Intellectual Property used or held for use in the business currently conducted by the Company;

(ix)          a Contract for the sale of any asset or collection of assets for consideration in an amount in excess of $2,000,000;

(x)            a Contract involving the payment of more than $2,000,000 in 2019 or would reasonably be expected to provide for the purchase of more than $5,000,000 in the aggregate in respect of the Company’s business, in 2020 or any future year that is not terminable at will by the Company or any of its Subsidiaries (or by Parent and the Surviving Company following the Closing Date) on less than 60 days’ notice without penalty;

(xi)          any time charter;

(xii)         a Contract relating to any Indebtedness of the Company or any of its Subsidiaries involving principal in excess of $5,000,000;

(xiii)        a Contract under which (A) any Person has directly or indirectly guaranteed or assumed Indebtedness, liabilities or obligations of the Company or any of its Subsidiaries or (B) the Company or any of its Subsidiaries has directly or indirectly guaranteed or assumed Indebtedness, liabilities or obligations of another Person in excess of $5,000,000 individually or $10,000,000 in the aggregate;

(xiv)        a material settlement or compromise of any suit, claim, proceeding or dispute relating to the Company or any of its Subsidiaries that would materially and adversely impact the business currently being conducted by the Company or any of its Subsidiaries at or following the Closing Date;

(xv)         a Contract establishing or providing for any material partnership, strategic alliance, joint venture or material collaboration;

(xvi)        any Contract requiring capital expenditures in excess of $5,000,000 individually or $10,000,000 in the aggregate;

(xvii)       any other Contract not made in the Ordinary Course that is material to the business currently being conducted by the Company or any of its Subsidiaries in the aggregate; and

(xviii)      any currency, interest rate or other hedge, swap or other derivative Contract.

(b)           Each Company Material Contract is valid, binding and in full force and effect and is enforceable by and against the Company or one of its Subsidiaries in accordance with its terms, except as has not been and would not reasonably be expected to be material to the business currently being conducted by the Company and its Subsidiaries. Each of the Company and its Subsidiaries has performed all obligations required to be performed by it to date under the Company Material Contracts to which it is a party and is not in breach of or default thereunder and, to the Knowledge of the Company, no other party to any Company Material Contract is in breach of or default thereunder, in each case in any respect that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(c)           The Company has made available to Parent a true and correct copy of each Company Material Contract (or, if such Contract is not in written form, a true and correct summary of the material terms thereof).

Section 3.18          Joint Venture Agreements. As of the date of this Agreement, (a) each agreement pursuant to which any Joint Venture Entity or, to the extent relating to such Joint Venture Entity, each of its equityholders that is the Company or a Subsidiary of the Company and is a party and that would otherwise be a Company Material Contract if such Joint Venture Entity were a Subsidiary of the Company (the “Joint Venture Contracts”), is valid, binding and in full force and effect and is enforceable by and against the applicable Joint Venture Entity or equityholder in a Joint Venture Entity in accordance with its terms, except as has not been and would not reasonably be expected to be material to the Company or the Joint Venture Entity, (b) each of the Company and the Joint Venture Entities has performed all obligations required to be performed by it to date under the Joint Venture Contracts to which such Joint Venture Entity is a party and is not in breach of or default thereunder and, to the Knowledge of the Company, no other party to any Joint Venture Contract is in breach of or default thereunder, in each case in any respect that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (c) none of the Joint Venture Entities has received written notice of the existence of any event or condition which constitutes, or, after notice or lapse of time or both, will constitute, a default on the part of such Joint Venture Entity under any Joint Venture Contract, except where such default would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (d) to the Knowledge of the Company, there are no events or conditions which constitute, or, after notice or lapse of time or both, will constitute, a default on the part of any counterparty under such Joint Venture Contract, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (e) to the Knowledge of the Company, no counterparty to a Joint Venture Contract is, insolvent or the subject of a rehabilitation, liquidation, conservatorship, receivership, bankruptcy or similar proceeding and (f) there are no disputes under any Joint Venture Contract, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 3.19          Customers and Suppliers.

(a)           Section 3.19(a) of the Company Disclosure Schedule sets forth a list showing each customer of the Company, its Subsidiaries and the Joint Venture Entities to which sales by the Company, its Subsidiaries and the Joint Venture Entities, taken as a whole, were in excess of $10,000,000 during the twelve (12) month period ending on December 31, 2019 (each, a “Significant Company Customer”). Since January 1, 2020 and except as set forth in Section 3.19(a) of the Company Disclosure Schedule, to the Knowledge of the Company, no Significant Company Customer has delivered a written notice to the Company or any of its Subsidiaries or the Joint Venture Entities indicating an intention to (i) terminate its relationship with, or otherwise stop purchasing products from, the Company, its Subsidiaries or the Joint Venture Entities or (ii) change, materially and adversely, the terms and conditions on which it purchases products from the Company, its Subsidiaries or Joint Venture Entities.

(b)           Section 3.19(b) of the Company Disclosure Schedule sets forth a list showing each supplier of Company, its Subsidiaries and the Joint Venture Entities that had sales to Company, its Subsidiaries and the Joint Venture Entities, taken as a whole, in excess of $5,000,000 during the twelve (12) month period ending on December 31, 2019 (each, a “Significant Company Supplier”). Since January 1, 2020 and except as set forth in Section 3.19(b) of the Company Disclosure Schedule, to the Knowledge of the Company, no Significant Company Supplier has delivered a written notice to the Company or any of its Subsidiaries or the Joint Venture Entities indicating an intention to (i) terminate its relationship with, or otherwise stop supplying, the Company, its Subsidiaries or the Joint Venture Entities or (ii) change, materially and adversely, the terms and conditions on which it is prepared to supply the Company, its Subsidiaries or the Joint Venture Entities.

Section 3.20          Insurance Policies.

(a)           Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (a) all insurance policies maintained by or for the benefit of the Company, its Subsidiaries and the Joint Venture Entities, including those insuring or related to any Vessel, are in full force and effect and all premiums due and payable thereon have been paid; (b) neither the Company nor any of its Subsidiaries or, to the Knowledge of the Company, any Joint Venture Entity is in breach or default of any of the insurance policies or has taken any action or failed to take any action which, with notice or lapse of time, would constitute such a breach or default or permit termination or modification of any of the insurance policies; (c) neither the Company nor any of its Subsidiaries or, to the Knowledge of the Company, any Joint Venture Entity has received any notice of cancellation or termination with respect to any such insurance policies; and (d) there are no material claims pending under any such insurance policies that have been disputed or denied by the applicable insurer(s).

(b)           Section 3.20(b) of the Company Disclosure Schedule contains a true, complete and accurate list of the insurance policies insuring or related to any Vessel as of the date hereof.

Section 3.21          Export Controls.

(a)           Each of the Company, its Subsidiaries and the Joint Venture Entities and any of their respective Representatives (in each case, acting in their capacities as such) has, to the Knowledge of the Company, conducted all export transactions in all material respects in accordance with any applicable Trade Control Law since the later of its formation and January 1, 2016. There are no Contracts between the Company, any of its Subsidiaries or any Joint Venture Entity and any Person engaged in international trade or export on behalf of the Company, any of its Subsidiaries or any Joint Venture Entity (including any Person identified on the U.S. Department of the Treasury’s Specially Designated Nationals List). No export or import Permits, license exceptions or other consents are required to operate the business of the Company or any of its Subsidiaries as currently conducted. No export or import Permits, license exceptions or other consents are required to operate the business of the Joint Venture Entities as currently conducted.

(b)           The Company, its Subsidiaries and the Joint Venture Entities are not, to the Knowledge of the Company, engaged in any activities to establish, support or maintain any business relationships with, or contracted to sell, supply, distribute or otherwise provide any goods or services to, any Governmental Authority within, and any Person organized or domiciled in or that is a citizen of, Cuba, Iran, the Republic of North Korea, the Republic of the Sudan, Syria, the Crimea Region of the Ukraine or any other country or territory against which the United States maintains comprehensive trade sanctions and/or economic embargoes.

(c)           Neither the Company nor any of its Subsidiaries or any Joint Venture Entity has been, since the later of its formation and January 1, 2016, and as of the date of this Agreement is, the subject of a charging letter or penalty notice issued, or an investigation conducted, by a Governmental Authority pertaining to any Trade Control Law, nor are there any pending internal investigations by the Company, any of its Subsidiaries or any Joint Venture Entity pertaining to any Trade Control Law as of the date of this Agreement.

(d)           None of the Company, any of its Subsidiaries or any Joint Venture Entity, or any of their respective directors, officers or employees is located, organized or resident in a country or region that is the subject of comprehensive OFAC sanctions (including Cuba, Iran, North Korea, Syria and the Crimea region of Ukraine).

(e)           Neither the Company nor any of its Subsidiaries or any Joint Venture Entity is or has been, at any applicable time, engaged in any business activity that is sanctionable under U.S. “secondary sanctions” administered by OFAC and/or the U.S. Department of State.

Section 3.22          Anti-Corruption.

(a)           None of the Company, its Subsidiaries and the Joint Venture Entities, or any of their respective officers, directors, employees or, to the Knowledge of the Company, agents has, since the later of its formation and January 1, 2016, taken or attempted to take any action in violation of any applicable Anti-Corruption Laws or Trade Control Laws.

(b)           None of the Company, its Subsidiaries and the Joint Venture Entities, or any of their respective officers, directors, employees or, to the Knowledge of the Company, agents has, since the later of its formation and January 1, 2016, directly or indirectly, made or authorized, or attempted to make or authorize, any offer, gift, payment or promise of, any money or anything else of value, or provided any benefit to (A) any Government Official for the purposes of (i) influencing any act or decision of such Government Official in his official capacity; (ii) inducing such Government Official to do or omit to do any act in violation of the lawful duty of such Government Official; (iii) securing any improper advantage; or (iv) inducing such Government Official to use his or her influence with another Government Official, in order to obtain or retain business or direct any business to the Company, its Subsidiaries or the Joint Venture Entities or (B) any other Person to secure an improper advantage or to obtain or retain business unlawfully.

(c)           Neither the Company nor any of its Subsidiaries or any Joint Venture Entity has been, since the later of its formation and January 1, 2016, and as of the date of this Agreement are, the subject of a charging letter, indictment, information penalty notice or similar document issued or threatened, or an investigation conducted, by a Governmental Authority pertaining to any alleged violation of any Anti-Corruption Law, nor have there been, since January 1, 2016, except as noted in clause (d) below, any pending internal investigations, or allegations, reports or notices received, by the Company or any of its Subsidiaries or any Joint Venture Entity, or their counsel, pertaining to any alleged violation of Anti-Corruption Law or related Company policy.

(d)           As publicly disclosed by the Company, the Company commissioned an internal review of the allegations concerning its former Chief Executive Officer, who was accused of bribery in connection with conduct while he was an executive of another company.  The Company’s review did not identify, and the Company is not aware of, any information, evidence or allegation regarding conduct by the former Chief Executive Officer during his tenure at the Company that, if established to be true, would constitute a breach of Company policy against corruption or bribery, or any Anti-Corruption Law.

(e)           The Company, its Subsidiaries and the Joint Venture Entities have instituted, maintained and enforced policies and procedures to ensure compliance with all applicable Anti-Corruption Laws, including, but not limited to, the FCPA and the Bribery Act.

Section 3.23           Regulatory Matters. Except as described in Section 3.23 of the Company Disclosure Schedule, neither the Company nor its Subsidiaries or the Joint Venture Entities owns or holds any refined petroleum product, crude oil, natural gas, liquefied natural gas, natural gas liquid and other pipelines, lateral lines, pumps, pump stations, storage facilities, terminals, processing plants and other related operations, assets, machinery or equipment that are subject to rate regulation or comprehensive nondiscriminatory access regulation under the Laws of any state or other local jurisdiction.

Section 3.24          Opinions of Financial Advisors. The Board of Directors of the Company has received the separate opinions of Citigroup Global Markets Inc. and Goldman Sachs International (collectively, the “Company Financial Advisors”), to the effect that, as of the respective dates of such opinions and based on and subject to the various assumptions, qualifications, limitations and other matters set forth therein, the aggregate consideration to be paid for the Company, on a common equity value basis, is fair, from a financial point of view, to the Company. It is agreed and understood that such opinion is for the benefit of the Board of Directors of the Company and may not be relied on by Parent, Merger Sub or any other party for any purpose.

Section 3.25           Brokers and Other Advisors. Except for the Company Financial Advisors, the fees and expenses of which will be paid by the Company, no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission, or the reimbursement of expenses in connection therewith, in connection with the Transactions based upon arrangements made by or on behalf of the Company or any of its Subsidiaries or the Joint Venture Entities or the Company Shareholders. The Company has disclosed to Parent the financial arrangements with each Company Financial Advisor with respect to the Merger.

Section 3.26          No Other Representations or Warranties. Except for the representations and warranties made by the Company in this Article III, neither the Company nor any other Person makes any other express or implied representation or warranty with respect to any of the Company, its Subsidiaries or the Joint Venture Entities or their respective businesses, operations, assets, liabilities, condition (financial or otherwise) or prospects, notwithstanding the delivery or disclosure to Parent, Merger Sub or any of their respective Representatives of any documentation, forecasts or other information with respect to any one or more of the foregoing, and each of Parent and Merger Sub acknowledge the foregoing. In particular, and without limiting the generality of the foregoing, except for the representations and warranties made by the Company in this Article III, neither the Company nor any other Person makes or has made any express or implied representation or warranty to Parent, Merger Sub or any of their respective Representatives with respect to (a) any financial projection, forecast, estimate, budget or prospect information relating to any of the Company, its Subsidiaries or the Joint Venture Entities or their respective businesses, (b) any judgment based on actuarial principles, practices or analyses by any Person or as to the future satisfaction or outcome of any assumption or otherwise concerning reserves for losses, loss adjustment expenses or uncollectible reinsurance or (c) any oral or written information presented to Parent, Merger Sub or any of their respective Representatives in the course of their due diligence investigation of the Company, the negotiation of this Agreement or the course of the Transactions. Each of the Company Shareholders and the Company acknowledges and agrees that except for the representations and warranties of Parent and Merger Sub made in Article IV, neither Company Shareholder nor the Company has relied upon on any representation, warranty or statement, including as to the accuracy or completeness thereof, either express or implied, whether written or oral, concerning Parent, Merger Sub or any of their respective Affiliates or any of their respective businesses, operations, assets, liabilities, results of operations, condition (financial or otherwise) or prospects, the transactions contemplated by this Agreement and the Ancillary Agreement or otherwise with respect to information provided by or on behalf of Parent, Merger Sub or any of their respective Affiliates or Representatives.

Article IV

Representations and Warranties of Parent and Merger Sub

Parent and Merger Sub jointly and severally represent and warrant to the Company that, except as (A) set forth in the disclosure schedule delivered by Parent to the Company on the date of this Agreement (the “Parent Disclosure Schedule”) (it being understood that any information set forth on one section or subsection of the Parent Disclosure Schedule shall be deemed to apply to and qualify the section or subsection of this Agreement to which it corresponds in number and each other section or subsection of this Agreement to the extent that it is reasonably apparent on the face of such disclosure that such information is relevant to such other section or subsection) or (B) disclosed in any report, schedule, form, statement or other document filed with, or furnished to, the SEC since January 1, 2018 by Parent and publicly available prior to the date of this Agreement (the “Parent Filed SEC Documents”), other than disclosure contained in the “Risk Factors” or “Forward-Looking Statements” sections of such Parent Filed SEC Documents or that otherwise constitute risk factors or forward-looking statements of risks generally faced by participants in the industries in which Parent operates without disclosure of specific facts and circumstances:

Section 4.01          Organization; Standing.

(a)           Parent is a corporation duly organized, validly existing and in good standing under the Laws of Delaware and Merger Sub is an exempted company duly organized, validly existing and in good standing under the Laws of Bermuda. Each of Parent and Merger Sub has all requisite corporate power and authority necessary to carry on its business as it is now being conducted and to own, lease and operate its assets and properties, except (other than with respect to the due organization and valid existence of Parent and Merger Sub) as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Each of Parent and Merger Sub is duly licensed or qualified to do business and is in good standing (where such concept is recognized under applicable Law) in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Parent has made available to the Company true and complete copies of Parent’s and Merger Sub’s certificates or articles of incorporation, code of regulations, bylaws or comparable governing documents, each as amended to the date of this Agreement, and the Parent Organizational Documents are included in the Parent Filed SEC Documents. Parent is not in violation of the Parent Organizational Documents and no Subsidiary of Parent is in violation of any of its organizational documents, except as would not be material to Parent and its Subsidiaries taken as a whole.

(b)           Each of Parent’s Subsidiaries is duly organized, validly existing and in good standing (where such concept is recognized under applicable Law) under the Laws of the jurisdiction of its organization, except as would not be material to Parent and its Subsidiaries taken as a whole.

Section 4.02          Capitalization.

(a)           The authorized capital stock of Parent consists of 750,000,000 Parent Shares. As of the Capitalization Date, (i) 174,622,862 Parent Shares were outstanding and (ii) 5,006,815 Parent Shares in the aggregate were reserved and available for issuance pursuant to the Parent Omnibus Incentive Plan, of which (A) 1,998,554 are vested restricted share units that have not been delivered to recipients, (B) 875,297 are non-vested restricted share units subject to service conditions and (C) the remainder are non-vested performance share units granted to certain employees and non-employees subject to a performance condition that could result in the delivery of up to 2,132,964 shares if fully vested. Since the Capitalization Date through the date of this Agreement, neither Parent nor any of its Subsidiaries has (I) issued any Parent Securities or incurred any obligation to make any payments based on the price or value of any Parent Securities or dividends paid thereon that were outstanding as of the Capitalization Date or (II) established a record date for, declared, set aside for payment or paid any dividend on, or made any other distribution in respect of, any shares of Parent’s capital stock.

(b)           Except as described in this Section 4.02, as of the Capitalization Date, there were (i) no outstanding shares of capital stock of, or other equity or voting interests in, Parent, (ii) no outstanding securities of Parent convertible into or exchangeable for shares of capital stock of, or other equity or voting interests in, Parent, (iii) no outstanding options, warrants, rights or other commitments or agreements to acquire from Parent, or that obligate Parent to issue, any capital stock of, or other equity or voting interests in, or any securities convertible into or exchangeable for shares of capital stock of, or other equity or voting interests in, Parent, (iv) no obligations of Parent to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar agreement or commitment relating to any capital stock of, or other equity or voting interests in, Parent (the items in clauses (i), (ii), (iii) and (iv) being referred to collectively as “Parent Securities”) and (v) no other obligations by Parent or any of its Subsidiaries to make any payments based on the price or value of any Parent Securities or dividends paid thereon. There are no outstanding agreements or instruments of any kind that obligate Parent or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Parent Securities (or obligate Parent to grant, extend or enter into any such agreements relating to any Parent Securities) or that grant any preemptive rights, subscription rights, anti-dilutive rights, rights of first refusal or similar rights with respect to any Parent Securities. Except as described in this Section 4.02, no direct or indirect Subsidiary of Parent owns any Parent Shares. None of Parent or any Subsidiary of Parent is a party to any shareholders’ agreement, voting trust agreement, registration rights agreement or other similar agreement or understanding relating to any Parent Securities or any other agreement relating to the disposition, voting or dividends with respect to any Parent Securities. All outstanding Parent Shares have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights.

(c)           The Parent Shares constitute the only outstanding classes of securities of Parent or its Subsidiaries registered under the Exchange Act.

(d)           All of the outstanding shares of capital stock of, or other equity or voting interests in, each Subsidiary of Parent (except for directors’ qualifying shares or similar interests) are owned, directly or indirectly, beneficially and of record, by Parent free and clear of all Liens and material transfer restrictions, except for such Liens and transfer restrictions of general applicability as may be provided under the Securities Act or other applicable securities Laws (including any restriction on the right to vote, sell or otherwise dispose of such shares of capital stock or other equity or voting interests). Each outstanding share of capital stock of each Subsidiary of Parent that is held, directly or indirectly, by Parent, is duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights, and there are no subscriptions, options, warrants, rights, calls, contracts or other commitments, understandings, restrictions or arrangements relating to the issuance, acquisition, redemption, repurchase or sale of any shares of capital stock or other equity or voting interests of any Subsidiary of Parent, including any right of conversion or exchange under any outstanding security, instrument or agreement, any agreements granting any preemptive rights, subscription rights, anti-dilutive rights, rights of first refusal or similar rights with respect to any securities of any Subsidiary of Parent. None of the Subsidiaries of Parent has any outstanding equity compensation plans relating to the capital stock of, or other equity or voting interests in, any Subsidiary of Parent. Neither Parent nor any of its Subsidiaries has any obligation to make any payments based on the price or value of any securities of any Subsidiary of Parent or dividends paid thereon.

Section 4.03          Authority; Noncontravention.

(a)           Each of Parent and Merger Sub has all necessary power and authority to execute and deliver this Agreement, the Statutory Merger Agreement and to perform its obligations hereunder and to consummate the Transactions. The execution, delivery and performance by Parent and Merger Sub of this Agreement and the Statutory Merger Agreement and the consummation by Parent and Merger Sub of the Transactions, have been duly and unanimously authorized and approved by the Boards of Directors of Parent and Merger Sub and no other corporate action on the part of Parent or Merger Sub is necessary to authorize the execution, delivery and performance by Parent and Merger Sub of this Agreement and the Statutory Merger Agreement and the consummation by Parent and Merger Sub of the Transactions, other than executing and delivering the Statutory Merger Agreement, the filing of the Merger Application with the Registrar pursuant to the Bermuda Companies Act and the approval of this Agreement by Parent in its capacity as sole shareholder of Merger Sub (which approval shall be provided by the written consent of Parent immediately following execution of this Agreement). This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming due authorization, execution and delivery hereof by the Company, constitutes a legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against each of them in accordance with its terms, subject to the Bankruptcy and Equity Exception. The Board of Directors of each of Parent and Merger Sub has unanimously (i) determined that the Merger Consideration constitutes fair value for each Company Share in accordance with the Bermuda Companies Act and that the Preferred Share Consideration constitutes fair value for each Company Preferred Share in accordance with the Bermuda Companies Act, (ii) determined that the Merger, on the terms and subject to the conditions set forth herein, is fair to, and in the best interests of, Parent and Merger Sub and their respective shareholders and (iii) adopted resolutions that have approved this Agreement, the Statutory Merger Agreement and the Merger, and such resolutions have not been subsequently rescinded, modified or withdrawn in any way.

(b)           (i) The execution and delivery of this Agreement or the Statutory Merger Agreement by Parent and Merger Sub, (ii) the consummation by Parent of Merger Sub of the Transactions, and (iii) the performance or compliance by Parent or Merger Sub with any of the terms or provisions hereof, will not (A) contravene, conflict with or violate any provision (1) of the Parent Organizational Documents or (2) of the similar organizational documents of any of Parent’s Subsidiaries or (B) assuming (1) compliance with the matters set forth in Section 3.03(f) (other than Section 3.03(f)(iii)(A)) (and assuming the accuracy of the representations and warranties made in such Section 3.03(f)), (2) that the actions described in Section 3.03(a) and 3.03(b) have been completed, (3) that the authorizations, consents and approvals referred to in Section 4.04 and, in the case of Merger Sub, the approval of this Agreement, the Statutory Merger Agreement and the Merger by Parent in its capacity as sole shareholder of Merger Sub are obtained and (4) that the filings referred to in Section 3.04 are made and any waiting periods thereunder have terminated or expired, in the case of each of the foregoing clauses (1) through (4), prior to the Effective Time, (x) violate any Law applicable to Parent, Merger Sub or any of Parent’s Subsidiaries, (y) violate or constitute a breach of or default (with or without notice or lapse of time or both) under any of the terms, conditions or provisions of any Contract to which Parent, Merger Sub or any of Parent’s Subsidiaries is a party or by which any of the assets or properties of Parent, Merger Sub or any of Parent’s Subsidiaries, as applicable, are bound, or give rise to any right to terminate, cancel, amend, modify or accelerate Parent’s or, if applicable, any of its Subsidiaries’ rights or obligations under any such Contract or (z) result in the creation of any Lien on any properties or assets of Parent, Merger Sub or any of Parent’s Subsidiaries, except, in the case of clause (A)(2) and clause (B), as would not reasonably be expected to have a Parent Material Adverse Effect.

(c)           The approval of this Agreement, the Merger and the Statutory Merger Agreement by Parent in its capacity as sole shareholder of Merger Sub is the only vote or approval of the holders of any class or series of capital stock of Merger Sub that is necessary to approve this Agreement, the Statutory Merger Agreement and the Merger.

(d)           The Board of Directors of Parent has unanimously (i) determined that the Merger and the Parent Share Issuance, on the terms and subject to the conditions set forth herein, is fair to, and in the best interests of, the Company Shareholders, and (ii) approved this Agreement, the Statutory Merger Agreement, the Transactions and the Parent Share Issuance. No vote or approval of the holders of any class or series of capital stock of Parent is necessary to approve this Agreement, the Statutory Merger Agreement or the Merger.

Section 4.04          Governmental Approvals. Except for (a) compliance with the applicable requirements of the Exchange Act, (b) compliance with the rules and regulations of the Nasdaq (including the approval of the listing of Parent Shares to be issued in the Merger), (c) the filing of (i) the Merger Application with the Registrar pursuant to the Bermuda Companies Act and (ii) appropriate documents with the relevant authorities of other jurisdictions in which the Company or any of its Subsidiaries is qualified to do business, (d) filings required under, and compliance with other applicable requirements of, the HSR Act, and such other consents, approvals, filings, authorizations, declarations or registrations as are required to be made or obtained under any non-U.S. Antitrust Laws, (e) compliance with any applicable state securities or blue sky laws, and (iv) permission of the Bermuda Monetary Authority in respect of the Merger for the purposes of the Exchange Control Act 1972 of Bermuda and the related regulations made thereunder, no consent or approval of, or filing, license, permit or authorization, declaration or registration with, or notification to, or waiver from, any Governmental Authority is necessary for the execution and delivery of this Agreement by Parent and Merger Sub, the performance by Parent and Merger Sub of their obligations hereunder and the consummation by Parent and Merger Sub of the Transactions, other than such other consents, approvals, filings, licenses, permits or authorizations, declarations, registrations, notifications or waivers that, if not obtained, made or given, would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 4.05          Ownership and Operations of Merger Sub. Parent owns, indirectly, beneficially and of record all of the outstanding shares of capital stock of Merger Sub, free and clear of all Liens. Merger Sub was formed solely for the purpose of engaging in the Transactions, has no assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to the Transactions, and prior to the Effective Time, will not have engaged in any business activities other than those relating to the Transactions.

Section 4.06          Parent SEC Documents; Undisclosed Liabilities; Internal Controls.

(a)           Parent has timely filed with the SEC (including following any extensions of time for filing provided by Rule 12b-25 promulgated under the Exchange Act) all reports, schedules, forms, statements and other documents required to be filed by Parent with the SEC pursuant to the Securities Act or the Exchange Act since January 1, 2019 (collectively, the “Parent SEC Documents”). As of their respective effective dates (in the case of Parent SEC Documents that are registration statements filed pursuant to the requirements of the Securities Act) or their respective SEC filing dates (in the case of all other Parent SEC Documents), the Parent SEC Documents complied as to form in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, applicable to such Parent SEC Documents, and none of the Parent SEC Documents as of such respective dates (or, if amended prior to the date of this Agreement, the date of the filing of such amendment, with respect to the disclosures that are amended) contained any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. As of the date of this Agreement, there are no outstanding written comments from the SEC with respect to the Parent SEC Documents. As of the date of this Agreement, Parent is (i) eligible to register the resale of the Parent Shares issuable in the Transactions for resale by the Company Shareholders under Form S-3 promulgated under the Securities Act and (ii) a “well-known seasoned issuer” as defined in Rule 405 promulgated under the Securities Act.

(b)           The consolidated financial statements of Parent (including all related notes or schedules) included or incorporated by reference in the Parent SEC Documents complied as to form, as of their respective dates of filing with the SEC, in all material respects with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except, in the case of unaudited quarterly statements, as permitted by Form 10-Q of the SEC or other rules and regulations of the SEC) applied on a consistent basis during the periods involved (except (i) as may be indicated in the notes thereto or (ii) as permitted by Regulation S-X) and fairly present in all material respects the consolidated financial position of Parent and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods shown (subject, in the case of unaudited quarterly financial statements, to normal year-end adjustments).

(c)           Parent maintains books and records that fairly reflect, in all material respects, the assets and liabilities of Parent and Parent maintains a proper and effective system of accounting controls sufficient to provide reasonable assurances that (i) transactions are executed with management’s authorization and (ii) transactions are recorded as necessary to permit preparation of the consolidated financial statements of Parent and to maintain accountability for Parent’s consolidated assets, (iii) access to assets of Parent is permitted only in accordance with management’s authorization, (iv) the reporting of assets of Parent is compared with existing assets at regular intervals and (v) proper and adequate procedures are implemented to effect the collection of accounts, notes and other receivables on a current and timely basis.

(d)           Since January 1, 2017, neither Parent, nor any director, officer, or, to Parent’s Knowledge, employee or accountant thereof, has received any material complaint, allegation, assertion or claim, whether written or oral, that Parent has engaged in illegal or fraudulent accounting practices. There are no significant deficiencies or material weaknesses in the design or operation of the internal controls of Parent which have materially and adversely affected the ability of Parent to record, process, summarize and report financial data. There is no fraud, whether or not material, involving management or other employees that was reported to the board or management of Parent.

(e)           Neither Parent nor any of its Subsidiaries has any liabilities of any nature (whether accrued, absolute, contingent or otherwise) that would be required under GAAP, as in effect on the date of this Agreement, to be reflected on a consolidated balance sheet of Parent (including the notes thereto) except liabilities (i) reflected or reserved against in the balance sheet (or the notes thereto) of Parent and its Subsidiaries as of September 30, 2020, included in the Parent Filed SEC Documents, (ii) incurred after September 30, 2020, in the Ordinary Course, (iii) as provided by this Agreement or otherwise incurred in connection with the Transactions in compliance with the terms of this Agreement or (iv) as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(f)            Parent is in compliance in all material respects with (i) the provisions of the Sarbanes-Oxley Act of 2002, as amended (the “Sarbanes-Oxley Act”), that are applicable to Parent and (ii) the rules and regulations of the Nasdaq. With respect to each Parent SEC Document on Form 10-K or 10-Q, each of the principal executive officer and the principal financial officer of Parent has made all certifications required by Rule 13a-14 or 15(d) under the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act with respect to such Parent SEC Documents.

(g)           No material weaknesses exist with respect to the internal control over financial reporting of Parent that would be required to be disclosed by Parent pursuant to Item 308(a)(3) of Regulation S-K promulgated by the SEC that have not been disclosed in the Parent SEC Documents as filed with or furnished to the SEC prior to the date of this Agreement. Parent has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act, designed to ensure that information required to be disclosed by Parent in the reports that it files and submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms, including that information required to be disclosed by Parent in the reports that it files and submits under the Exchange Act is accumulated and communicated to management of Parent, as appropriate, to allow timely decisions regarding required disclosure. Parent has disclosed, based on its most recent evaluation, to Parent’s outside auditors and the audit committee of the Board of Directors of Parent, (A) all significant deficiencies and material weaknesses in the design and operation of internal control over financial reporting which are reasonably likely to adversely affect in any material respect Parent’s ability to record, process, summarize and report financial data and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in Parent’s internal control over financial reporting. Parent has provided or made available to the Company correct and complete copies of any such disclosure contemplated by clauses (A) and (B) of the immediately preceding sentence made by management to Parent’s independent auditors and the audit committee of the Board of Directors of Parent since December 31, 2018.

Section 4.07          Absence of Certain Changes. From September 30, 2020 through the date of this Agreement, (a)(i) except for the execution, delivery and performance of this Agreement and the discussions, negotiations and transactions related thereto, the business of Parent and its Subsidiaries has been carried on and conducted in all material respects in the Ordinary Course and (ii) neither Parent nor any of its Subsidiaries has taken any action or failed to take any action that would have resulted in a breach of clause (i) or (ii) of Section 5.02(b), had the restrictions thereunder been in effect since September 30, 2020 and (b) there has not been any event, circumstance, development, change or effect that, individually or in the aggregate, has had or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 4.08          Legal Proceedings. Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, there is no (a) pending or, to the Knowledge of Parent and Merger Sub, threatened legal or administrative proceeding, suit, arbitration, action, claim, dispute, hearing, charge, complaint, indictment, litigation or, to the Knowledge of Parent and Merger Sub, investigation against Parent or any of its Subsidiaries or (b) outstanding injunction, order, judgment, ruling, decree or writ imposed upon Parent or any of its Subsidiaries or any director or officer of Parent or any of its Subsidiaries for whom Parent or any of its Subsidiaries may be liable as an indemnifying party or otherwise, in each case, by or before any Governmental Authority.

Section 4.09          Compliance with Laws; Permits. Parent and each of its Subsidiaries are, and since January 1, 2018 have been, in compliance with all Laws applicable to Parent or any of its Subsidiaries, except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Parent and each of its Subsidiaries hold, and since January 1, 2018, have held, all Permits necessary for Parent and each such Subsidiary, as applicable, to own, lease and operate its properties and assets and necessary for the lawful conduct of their respective businesses as each such business is now being, or at such time was, conducted, and all such Permits are in full force and effect, except where the failure to hold the same or the failure of the same to be in full force and effect would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 4.10          Export Controls.

(a)           Each of Parent and its Subsidiaries and any of their respective Representatives (in each case, acting in their capacities as such) has, to the Knowledge of Parent, conducted all export transactions in all material respects in accordance with any applicable Trade Control Law since the later of its formation and January 1, 2016. There are no Contracts between Parent or any of its Subsidiaries and any Person engaged in international trade or export on behalf of Parent or any of its Subsidiaries (including any Person identified on the U.S. Department of the Treasury’s Specially Designated Nationals List). No export or import Permits, license exceptions or other consents are required to operate the business of Parent or any of its Subsidiaries as currently conducted.

(b)           Parent and its Subsidiaries are not, to the Knowledge of Parent, engaged in any activities to establish, support or maintain any business relationships with, or contracted to sell, supply, distribute or otherwise provide any goods or services to, any Governmental Authority within, and any Person organized or domiciled in or that is a citizen of, Cuba, Iran, the Republic of North Korea, the Republic of the Sudan, Syria, the Crimea Region of the Ukraine or any other country or territory against which the United States maintains comprehensive trade sanctions and/or economic embargoes.

(c)           Neither Parent nor any of its Subsidiaries has been, since the later of its formation and January 1, 2016, and as of the date of this Agreement is, the subject of a charging letter or penalty notice issued, or an investigation conducted, by a Governmental Authority pertaining to any Trade Control Law, nor are there any pending internal investigations by Parent or any of its Subsidiaries pertaining to any Trade Control Law as of the date of this Agreement.

(d)           None of Parent or any of its Subsidiaries, or any of their respective directors, officers or employees is located, organized or resident in a country or region that is the subject of comprehensive OFAC sanctions (including Cuba, Iran, North Korea, Syria and the Crimea region of Ukraine).

(e)           Neither Parent nor any of its Subsidiaries is or has been, at any applicable time, engaged in any business activity that is sanctionable under U.S. “secondary sanctions” administered by OFAC and/or the U.S. Department of State.

Section 4.11          Anti-Corruption.

(a)           None of Parent and its Subsidiaries, or any of their respective officers, directors, employees or, to the Knowledge of Parent, agents has since the later of its formation and January 1, 2016, taken or attempted to take any action in violation of any applicable Anti-Corruption Laws or Trade Control Laws.

(b)           None of Parent and its Subsidiaries, or any of their respective officers, directors, employees or, to the Knowledge of Parent, agents has since the later of its formation and January 1, 2016, directly or indirectly, made or authorized, or attempted to make or authorize, any offer, gift, payment or promise of, any money or anything else of value, or provided any benefit to (A) any Government Official for the purposes of (i) influencing any act or decision of such Government Official in his official capacity; (ii) inducing such Government Official to do or omit to do any act in violation of the lawful duty of such Government Official; (iii) securing any improper advantage; or (iv) inducing such Government Official to use his or her influence with another Government Official, in order to obtain or retain business or direct any business to Parent or its Subsidiaries or (B) any other Person to secure an improper advantage or to obtain or retain business unlawfully.

(c)           Neither Parent nor any of its Subsidiaries has been, since the later of its formation and January 1, 2016, and as of the date of this Agreement are, the subject of a charging letter, indictment, information penalty notice or similar document issued or threatened, or an investigation conducted, by a Governmental Authority pertaining to any alleged violation of any Anti-Corruption Law.

(d)           Parent and its Subsidiaries have instituted, maintained and enforced policies and procedures to ensure compliance with all applicable Anti-Corruption Laws, including, but not limited to, the FCPA and the Bribery Act.

Section 4.12          Tax Matters

. Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect:

(a)           Each of Parent and each of its Subsidiaries has prepared (or caused to be prepared) and timely filed (taking into account valid extensions of time within which to file) all Tax Returns required to be filed by it, and all such filed Tax Returns (taking into account all amendments thereto) are true, complete and accurate.

(b)           All Taxes owed by Parent and each of its Subsidiaries that are due (whether or not shown on any Tax Return) have been duly and timely paid or have been adequately reserved against in accordance with GAAP.

(c)           Neither Parent nor any of its Subsidiaries has received written notice of any audits, examinations, investigations, claims or other Proceedings in respect of any Taxes or Tax Returns of Parent or any of its Subsidiaries.

(d)           There are no Liens for Taxes on any of the assets of Parent or any of its Subsidiaries other than Permitted Liens.

(e)           Neither Parent nor any of its Subsidiaries has been either a “controlled corporation” or a “distributing corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in any distribution of stock occurring during the two-year period ending on the date of this Agreement that was purported or intended to be governed by Section 355 of the Code.

(f)            No deficiency for any Tax has been asserted or assessed by any Governmental Authority in writing against Parent or any of its Subsidiaries, except for deficiencies that have been satisfied by payment in full, settled or withdrawn or that have been adequately reserved.

(g)           Neither Parent nor any of its Subsidiaries has agreed to any currently effective extension of time with respect to an assessment or deficiency for Taxes, and no request for such extension is pending.

(h)           Neither Parent nor any of its Subsidiaries has participated in any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

(i)            Parent and each of its Subsidiaries have withheld all Taxes required to have been withheld by them in connection with amounts paid or owed to (or any benefits or property provided to) any employee, independent contractor, creditor, shareholder or any other third party and have complied with all related Tax reporting and deposit requirements.

Section 4.13          Acceleration of Compensation and Benefits Payments. Neither the execution or delivery of this Agreement nor the consummation of the Transactions will, either alone or in conjunction with any other event, (i) entitle any current or former director, officer, employee or individual service provider of Parent or any of its Subsidiaries to any material payment or benefit (or result in the funding of any such material payment or benefit), (ii) materially increase the amount or value of any benefit or compensation otherwise payable or required to be provided to any director, officer, employee or individual service provider of Parent or any of its Subsidiaries or (iii) accelerate the time of payment, funding or vesting of amounts due any such director, officer, employee or individual service provider of Parent or any of its Subsidiaries.

Section 4.14          Sufficient Funds. Parent will have available to it at the Effective Time, sufficient funds for the satisfaction of all of Parent’s obligations under this Agreement, including the payment of the aggregate Merger Consideration and Preferred Share Consideration and all related fees and expenses required to be paid by Parent or Merger Sub pursuant to the terms of this Agreement. Parent expressly acknowledges that its ability to obtain financing is not a condition to its obligations under this Agreement.

Section 4.15          Anti-Takeover Provisions. No Takeover Law applies to Parent with respect to this Agreement or the Merger.

Section 4.16          Brokers and Other Advisors. No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission, or the reimbursement of expenses in connection therewith, in connection with the Transactions based upon arrangements made by or on behalf of Parent or any of its Subsidiaries, except for Persons, if any, whose fees and expenses will be paid by Parent.

Section 4.17          No Other Representations or Warranties. Except for the representations and warranties made by Parent and Merger Sub in this Article IV, neither Parent nor Merger Sub nor any other Person makes any other express or implied representation or warranty with respect to Parent or any of its Subsidiaries or their respective businesses, operations, assets, liabilities, condition (financial or otherwise) or prospects, notwithstanding the delivery or disclosure to the Company or any of its Representatives of any documentation, forecasts or other information with respect to any one or more of the foregoing, and the Company acknowledges the foregoing. In particular, and without limiting the generality of the foregoing, except for the representations and warranties made by Parent and Merger Sub in this Article IV, neither Parent nor Merger Sub nor any other Person makes or has made any express or implied representation or warranty to the Company or any of its Representatives with respect to (a) any financial projection, forecast, estimate, budget or prospect information relating to Parent or any of its Subsidiaries or their respective businesses, (b) any judgment based on actuarial principles, practices or analyses by any Person or as to the future satisfaction or outcome of any assumption or otherwise concerning reserves for losses, loss adjustment expenses or uncollectible reinsurance or (c) any oral or written information presented to the Company or any of its Representatives in the course of their due diligence investigation of Parent, the negotiation of this Agreement or the course of the Transactions. Each of Parent and Merger Sub acknowledges and agrees that except for the representations and warranties of the Company and the Company Shareholders made in Article III, neither Parent nor Merger Sub has relied upon on any representation, warranty or statement, including as to the accuracy or completeness thereof, either express or implied, whether written or oral, concerning the Company Shareholders, the Company or any of their respective Affiliates or any of their respective businesses, operations, assets, liabilities, results of operations, condition (financial or otherwise) or prospects, the transactions contemplated by this Agreement and the Ancillary Agreements or otherwise with respect to information provided by or on behalf of any Company Shareholder, the Company or any of their respective Affiliates or Representatives.

Article V

Additional Covenants and Agreements

Section 5.01          Conduct of Business of the Company, its Subsidiaries and the Joint Venture Entities.

(a)           Except as required by Law, as expressly provided by this Agreement, as set forth in Section 5.01(a) of the Company Disclosure Schedule or as expressly consented to in writing by Parent (such consent not to be unreasonably withheld, conditioned or delayed), from the date of this Agreement until the Closing (the “Pre-Closing Period”), the Company and the Company Shareholders shall use commercially reasonable efforts to, and, the Company shall cause its Subsidiaries and the Joint Venture Entities to, (i) conduct each of the Company’s, its Subsidiaries’ and the Joint Venture Entities’ respective business in the Ordinary Course in all material respects, (ii) substantially preserve the Company’s, its Subsidiaries’ and the Joint Venture Entities’ assets, and (iii) maintain the goodwill and reputation of the Company’s, its Subsidiaries’ and the Joint Venture Entities’ respective businesses in all material respects; provided that this Section 5.01(a) shall not prohibit any of the Company, its Subsidiaries or the Joint Venture Entities from taking commercially reasonable actions outside of the Ordinary Course in response to changes or developments resulting from the COVID-19 pandemic; provided, further, however, that prior to taking any such action outside of the Ordinary Course, the Company shall consult with Parent and consider in good faith the views of Parent regarding any such proposed action.

(b)          Without limiting the generality of Section 5.01(a), and except as otherwise required by Law, as expressly provided in this Agreement, as set forth in Section 5.01 of the Company Disclosure Schedule or as expressly consented to in writing by Parent (such consent not to be unreasonably withheld, conditioned or delayed), during the Pre-Closing Period, the Company will not, nor will the Company permit any of its Subsidiaries or any Joint Venture Entity to:

(i)           sell, pledge, dispose of, transfer, lease, license, guarantee or encumber (other than with a Permitted Encumbrance), or authorize the sale, pledge, disposition, transfer, lease, license, guarantee or encumbrance of (other than a Permitted Encumbrance), (x) any Vessel (other than entering into a charter for a term of 12 months or less in the Ordinary Course) or (y) any other asset (other than in the Ordinary Course);

(ii)           (A) issue, sell, transfer, pledge or dispose of any class of shares of the Company, (B) split, combine, reclassify, redeem, repurchase, acquire (directly or indirectly) or encumber any Company Shares, or (C) declare, set aside or pay any dividends on, or make any other distribution in respect of any outstanding capital stock of, or other equity interests in, or other securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of specific events) into or exchangeable for any shares of capital stock of, the Company or any of its Subsidiaries or the Joint Venture Entities, other than distributions or dividends from direct or indirect wholly-owned Subsidiaries of the Company to the Company or other wholly-owned Subsidiaries of the Company;

(iii)          make or authorize capital expenditures outside the Ordinary Course exceeding $5,000,000 in the aggregate;

(iv)          other than transactions solely between the Company, its Subsidiaries and the Joint Venture Entities or solely between its Subsidiaries and/or Joint Venture Entities, (A) make any acquisition (including by merger or amalgamation) of the capital stock or assets of any other Person for consideration in excess of $2,000,000 for any such acquisition or $5,000,000 in the aggregate for all such acquisitions or (B) sell or lease to any Person, in a single transaction or series of related transactions, any of its properties or assets whose value or purchase price exceeds $5,000,000, except (x) transfers among the Company, its Subsidiaries and the Joint Venture Entities, (y) leases and subleases of real property owned by the Company, its Subsidiaries or the Joint Venture Entities and leases of real property under which the Company or any of its Subsidiaries or the Joint Venture Entities is a tenant or a subtenant and voluntary terminations or surrenders of such leases or (z) other transactions in the Ordinary Course;

(v)           change in any material respect its accounting policies or procedures, except insofar as may be required (A) by GAAP (or any interpretation thereof), including pursuant to standards, guidelines and interpretations of the Financial Accounting Standards Board or any similar organization, or (B) by Law, including Regulation S-X under the Securities Act;

(vi)          (A) amend the Company Organizational Documents or (B) amend the comparable organizational documents of any Subsidiary or Joint Venture Entity in a manner that would reasonably be expected to prevent or to impede, interfere with, hinder or delay in any material respect the consummation of the Transactions (with respect to both clauses (A) and (B), whether by merger, amalgamation, consolidation or otherwise);

(vii)         adopt a plan or agreement of complete or partial liquidation or dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of any of the Company, its Subsidiaries or the Joint Venture Entities;

(viii)        (A) enter into or materially modify any Company Material Contract, other than in the Ordinary Course, (B) enter into any Contract that would limit or otherwise restrict the Company, any of its Subsidiaries or the Joint Venture Entities or any of their successors, or any of their respective properties or assets, or that would, after the Effective Time, limit or otherwise restrict Parent or any of its Subsidiaries (including the Surviving Company) or any of their successors, or any of their respective properties or assets, from engaging or competing in any line of business, in any geographic area or with any Person in any material respect, (C) terminate, cancel or request any material change in any Company Material Contract other than in the Ordinary Course or (D) other than in the Ordinary Course, enter into or assume any Contract that if in effect on the date hereof would be such a Company Material Contract, including, in each of clauses (A)-(D), any Contract for any modification of any Vessel;

(ix)          directly or indirectly repurchase, prepay, incur or assume any Indebtedness for borrowed money, guarantee any Indebtedness for borrowed money or enter into any similar agreement in respect of Indebtedness for borrowed money (including the issuance of any debt securities, warrants or other rights to acquire any debt security), except for (A) Indebtedness for borrowed money incurred in the Ordinary Course not to exceed $2,000,000 individually or $5,000,000 in the aggregate, (B) drawdowns or prepayments under any existing Indebtedness or other facilities or agreements made available to Parent prior to the execution of this Agreement or borrowings in the Ordinary Course or (C) refinancings or replacements of any such Indebtedness for borrowed money or agreements in respect of Indebtedness for borrowed money in the Ordinary Course;

(x)           enter into any new Contract with respect to the terminaling, transport, throughput, storage, heating, blending, mixing or sale of petroleum products, other hydrocarbons or other substances other than in the Ordinary Course;

(xi)          in relation to the Company and any Subsidiary or Joint Venture Entity incorporated in Bermuda, discontinue to a jurisdiction outside of Bermuda;

(xii)         grant any Lien (other than Permitted Liens) on any of its material assets other than to secure Indebtedness;

(xiii)        settle any Action, in each case made or pending against any of the Company, its Subsidiaries or the Joint Venture Entities, or any of their officers and directors in their capacities as such, other than the settlement of Actions which, in any event (A) is solely for monetary damages for an amount not to exceed $2,000,000 for any such settlement individually or $5,000,000 in the aggregate (B) does not compromise or waive any material claims or rights of the Company, its Subsidiaries or the Joint Venture Entities, or (C) would not be reasonably expected to prohibit or restrict the Company, its Subsidiaries and the Joint Venture Entities from operating their business in the same manner in all material respects as operated on the date of this Agreement;

(xiv)        (A) make, change or rescind any material election in respect of Taxes, (B) file any material amended Tax Return, (C) extend or waive, or agree to extend or waive, any statute of limitation with respect to the assessment, determination or collection of material Taxes (other than pursuant to extensions of time to file Tax Returns obtained in the Ordinary Course), (D) enter into a “closing agreement” within the meaning of Section 7121 of the Code (or any corresponding or similar provision of applicable Law in respect of Taxes) with any Governmental Authority regarding any material Tax liability or assessment, (E) settle, resolve or otherwise dispose of any material claim or Proceeding relating to material Taxes or surrender a right to a material Tax refund, or (F) change any material method of accounting for U.S. federal or foreign income tax purposes;

(xv)         abandon, dispose of, or permit to lapse any material Intellectual Property owned by the Company, its Subsidiaries or the Joint Venture Entities, or disclose any material trade secret or other material confidential information of the Company or any of its Subsidiaries or the Joint Venture Entities in a manner that would result in the loss of confidentiality thereof, in each case other than in the Ordinary Course;

(xvi)        except to the extent required pursuant to any Company Plan as in effect on the date of this Agreement, or as required by applicable Law, (i) establish, adopt, enter into, amend, terminate, or take any action to accelerate rights under, any Company Plan or plan, program, policy, practice, agreement or arrangement that would be a Company Plan if it had been in effect on the date of this Agreement; (ii) grant or pay, or commit to grant or pay, any material bonus, incentive or profit-sharing award or payment to any current or former director, officer, employee or individual service provider of the Company or any of its Subsidiaries or the Joint Venture Entities; (iii) materially increase, or commit to materially increase, the amount of the wages, salary, bonuses, commissions, fringe benefits, severance or other compensation (including equity or equity-based compensation, whether payable in stock, cash or other property), benefits or remuneration payable to any current or former director, officer, employee or individual service provider of the Company or any of its Subsidiaries or the Joint Venture Entities; (iv) take any action to accelerate any payment or benefit, the vesting of any equity or equity-based award or the funding of any payment or benefit, payable or to become payable to any current or former director, officer, employee or individual service provider of the Company or any of its Subsidiaries or the Joint Venture Entities; (v) enter into any employment, severance, change in control, retention, individual consulting or similar agreement with any current or former director, officer, employee or individual service provider of the Company or any of its Subsidiaries or the Joint Venture Entities, except for any employment or individual consulting agreement with a non-officer employee or service provider in connection with each individual’s hiring, engagement or promotion to the extent permitted pursuant to clause (viii) below or less than $250,000 in the aggregate; (vi) communicate with employees or officers of the Company or any of its Subsidiaries or the Joint Venture Entities regarding the compensation, benefits or other treatment that such employees or officers will receive following the Effective Time, unless such communications are consistent with the terms provided herein; (vii) except as may be required by GAAP, materially change any actuarial or other assumptions used to calculate funding obligations with respect to any Company Plan, make any voluntary contributions to a Company Plan that are outside the Ordinary Course or materially change the manner in which contributions to such Company Plans are made or the basis on which such contributions are determined; or (viii) hire, engage or promote (unless necessary to replace a non-officer employee or service provider whose employment or engagement has ended), or terminate (other than for cause) any employee, officer or other individual service provider; or

(xvii)       authorize any of, or commit or agree, in writing or otherwise, to take any of, the foregoing actions.

(c)          Nothing contained in this Agreement is intended to give Parent, directly or indirectly, the right to control or direct the Company’s, its Subsidiaries’ or the Joint Venture Entities’ operations prior to the Effective Time.

(d)          The Company shall not (i) enter into or materially modify any Joint Venture Contract, (ii) redeem, purchase, sell, transfer or otherwise acquire or dispose of, or offer to purchase, redeem, sell, transfer or otherwise acquire or dispose of, directly or indirectly, any shares or any securities convertible or exchangeable into or exercisable for any shares or any bonds, debentures, notes or other indebtedness of any Joint Venture Entity held by the Company or its Subsidiaries, (iii) grant any Person any right or option to acquire any securities or equity interest of any Joint Venture Entity held by the Company or its Subsidiaries or (iv) enter into any Contract, understanding or arrangement with respect to the sale, voting, registration or repurchase of the securities or equity interests of any Joint Venture Entity held by the Company or its Subsidiaries.

Section 5.02         Conduct of Business of Parent.

(a)          Except as required by Law, as expressly contemplated or required by this Agreement or as described in Section 5.02 of the Parent Disclosure Schedule, during the period from the date of this Agreement until the Effective Time (or such earlier date on which this Agreement may be terminated pursuant to Section 7.01), unless the Company otherwise consents in writing (such consent not to be unreasonably withheld, conditioned or delayed), Parent shall, and shall cause each of its Subsidiaries to, conduct its operations in all material respects in the Ordinary Course provided that this Section 5.02(a) shall not prohibit Parent or any of its Subsidiaries from taking commercially reasonable actions outside of the Ordinary Course in response to changes or developments resulting from the COVID-19 pandemic; provided, further, however, that prior to taking any such action outside of the Ordinary Course, Parent shall consult with the Company and consider in good faith the views of the Company regarding any such proposed action.

(b)          Without limiting the generality of the foregoing, and except as required by Law, as expressly contemplated or required by this Agreement or as described in Section 5.02 of the Parent Disclosure Schedule, during such period, Parent shall not, and shall not permit any of its Subsidiaries to, take any of the following actions without the prior written consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed):

(i)            Parent shall not, nor shall it permit any of its Subsidiaries to, change its methods of accounting principles used by it as of the date of this Agreement unless required by GAAP as concurred to by Parent’s independent auditors;

(ii)           Parent shall not, nor shall it permit any of its Subsidiaries to, take (or omit to take) any action that would, or would reasonably be expected to, result in any of its representations and warranties set forth in this Agreement becoming untrue in a manner that would give rise to the failure of the closing conditions set forth in Article VI, or that would in any material respect impede, interfere with, hinder or delay the consummation of the Merger or the other transactions contemplated hereby;

(iii)          Except as described in Section 5.02(b)(iii) of the Parent Disclosure Schedule, Parent shall not, and shall not permit any of its Subsidiaries to, make any acquisition (including by merger or amalgamation) of the capital stock or other asset of any Person, the occurrence or pendency of which would reasonably be expected to prevent, materially delay or materially impede the Merger;

(iv)          Parent shall not, nor shall it permit any of its Subsidiaries to, declare, set aside or pay any dividends on, or make any other distribution in respect of any outstanding capital stock of, or other equity interests in, or other securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of specific events) into or exchangeable for any shares of capital stock of, Parent or any of its Subsidiaries, other than (A) dividends to holders of Parent Shares in the Ordinary Course consistent with past practice in timing and in an amount up to the amount as set forth on Section 5.02(b)(iv) of the Parent Disclosure Schedule, (B) distributions or dividends from direct or indirect wholly-owned Subsidiaries of the Company to the Company or other wholly-owned Subsidiaries of the Company or (C) settlement (including any net share settlement) in respect to any equity based awards granted pursuant to Parent’s omnibus incentive plan;

(v)           Parent shall not amend Parent Organizational Documents in a manner that adversely affects in any material respect the terms of the Parent Shares;

(vi)          solely in the case of Parent, Parent shall not adopt or enter into a plan of complete or partial liquidation or dissolution; and

(vii)         Parent shall not, nor shall it permit any of its Subsidiaries to, enter into an agreement, contract, commitment or arrangement to do any of the foregoing.

(c)          Nothing contained in this Agreement is intended to give the Company, directly or indirectly, the right to control or direct Parent’s or its Subsidiaries operations prior to the Effective Time.

(d)          Subject to this Section 5.02, neither Parent nor Merger Sub shall knowingly take, or permit any of its respective Subsidiaries or its or their respective directors, officers or employees to take, and each shall instruct its respective advisors (acting on behalf of Parent or any of its Subsidiaries) not to take, any action that would reasonably be expected to prevent or materially impede or materially delay the consummation of the Transactions, or result in any transaction that (if consummated) would reasonably be expected to prevent or materially impede or materially delay the consummation of the Transactions.

Section 5.03          Exclusivity. The Company and the Company Shareholders shall, and shall use reasonable best efforts to cause each of the Company’s Subsidiaries and other Representatives and the Joint Venture Entities to, immediately cease any solicitation, intentional encouragement, discussions or negotiations with respect to a Takeover Proposal that are ongoing on or prior to the date of this Agreement and shall promptly request from each Person that has executed a confidentiality agreement with the Company within the one-year period prior to and ending on the date of this Agreement in connection with its consideration of making a Takeover Proposal (an “Existing Confidentiality Agreement”) that it promptly return or destroy (as provided in the terms of the applicable Existing Confidentiality Agreement) any non-public information concerning the Company or any of its Subsidiaries or the Joint Venture Entities previously furnished or made available to such Person or any of its Representatives by or on behalf of the Company or its Representatives to the extent such a request has not been made prior to the date of this Agreement. The Company and the Company Shareholders shall promptly inform each of their respective Representatives of the Company’s obligations under this Section 5.03 and shall cause each Representative that is an officer or director of such Person and shall use reasonable best efforts to cause each other Representative of the Company or the Company Shareholders to not take any action that, if taken by the Company or a Company Shareholder, would constitute a breach of this Section 5.03. Upon becoming aware of any action by any Representative of the Company or the Company Shareholders that would constitute a breach of this Section 5.03 if taken by the Company or the Company Shareholders, the Company or the Company Shareholders, as applicable, shall stop any such Representative that is an officer or director of such Person and shall use reasonable best efforts to cause each other Representative from continuing to take such action, directly or indirectly.

Section 5.04          Reasonable Best Efforts.

(a)           Subject to the terms and conditions of this Agreement, each of the parties hereto shall cooperate with the other parties and use (and shall cause their respective Subsidiaries and, solely with respect to the Company, the Joint Venture Entities to use) their respective reasonable best efforts (unless, with respect to any action, another standard of performance is expressly provided for herein) to promptly (i) take, or cause to be taken, all actions, and do, or cause to be done, and assist and cooperate with the other parties hereto in doing, all things necessary, proper or advisable to cause the conditions to Closing to be satisfied as promptly as reasonably practicable and to consummate and make effective, in the most expeditious manner reasonably practicable and in any event prior to the Termination Date, the Transactions, including (A) taking all such actions contemplated by the terms of the Statutory Merger Agreement, (B) otherwise preparing and filing promptly all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents and (C) executing and delivering any additional instruments necessary to consummate the Transactions on the terms contemplated herein, (ii) obtain all approvals, consents, registrations, waivers, permits, authorizations, orders and other confirmations from any Governmental Authority or third party necessary, proper or advisable to consummate the Transactions, including any such approvals, consents, registrations, waivers, permits, authorizations, orders and other confirmations required under applicable Antitrust Laws, (iii) take all steps that are necessary, proper or advisable to avoid any Actions by any Governmental Authorities with respect to this Agreement or the Transactions and (iv) defend or contest in good faith any Action by any third party (excluding any Governmental Authority), whether judicial or administrative, challenging this Agreement or that would otherwise prevent or materially delay the consummation of the Transactions; provided that nothing in this Section 5.04 or otherwise in this Agreement or the Statutory Merger Agreement shall require (and reasonable best efforts or commercially reasonable efforts shall in no event require) Parent or any of its Affiliates to (x) litigate any Action by or on behalf of any Governmental Authority seeking to delay, restrain, prevent, enjoin or otherwise prohibit consummation of the Transactions or (y) take or refrain from or to agree to the taking or refraining from any action (including any amendment, waiver or termination of any agreement, including this Agreement) or to permit or suffer to exist any restriction, condition, limitation or requirement that would or would reasonably be expected to result, individually or in the aggregate, in a Burdensome Condition; provided, further, that without the prior written consent of Parent, the Company and its Affiliates shall not, in connection with its obligations to use reasonable best efforts to obtain all approvals, consents, registrations, waivers, permits, authorizations, orders and other confirmations from any Governmental Authority or third party necessary, proper or advisable to consummate the Transactions, take or refrain from or agree to the taking or refraining from any action (including any amendment, waiver or termination of any agreement, including this Agreement) or to permit or suffer to exist any restriction, condition, limitation or requirement that would or would reasonably be expected to result, individually or in the aggregate, in a Burdensome Condition.

(b)           Subject to the terms and conditions of this Agreement, the Company and Parent shall each use its reasonable best efforts to (i) take all action necessary to ensure that no Takeover Law is or becomes applicable to any of the Transactions and refrain from taking any actions that would cause the applicability of such Laws and (ii) if the restrictions of any Takeover Law become applicable to any of the Transactions, take all action necessary to ensure that the Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise lawfully minimize the effect of such Takeover Law on the Transactions.

(c)           Without limiting the general applicability of Section 5.04(a), each of the Company and Parent shall, in consultation and cooperation with the other and as promptly as practicable following the date of this Agreement, file (i) with the United States Federal Trade Commission and the Antitrust Division of the United States Department of Justice the notification and report form, if any, required under the HSR Act with respect to the Transactions, and (ii) all appropriate documents, forms, filings or submissions required under any non-U.S. Antitrust Laws. Any such filings shall be in material compliance with the requirements of applicable Law. Each of the parties shall, in connection with the efforts referenced in Section 5.04(a), (i) furnish to the other party such necessary information and reasonable assistance as the other party may request in connection with its preparation of any documents, forms, filings or submissions contemplated by the first sentence of this Section 5.04(c), (ii) give the other party reasonable prior notice of any such filings or submissions and, to the extent reasonably practicable, of any communication with, and any inquiries or requests for additional information from, any Governmental Authority regarding the Transactions, and permit the other party to review and discuss in advance, and consider in good faith the views of, and secure the participation of, the other party in connection with, any such filings, submissions, communications, inquiries or requests, (iii) unless prohibited by applicable Law or by the applicable Governmental Authority, and to the extent reasonably practicable, (A) not participate in or attend any meeting, or engage in any substantive conversation, with any Governmental Authority in respect of the Transactions without the other party, (B) give the other party reasonable prior notice of any such meeting or substantive conversation, (C) in the event one party is prohibited by applicable Law or by the applicable Governmental Authority from participating in or attending any such meeting or engaging in any such substantive conversation, to the extent permitted by applicable Law or such Governmental Authority, keep such party apprised with respect thereto, (D) cooperate in the filing of any substantive memoranda, white papers, filings, correspondence or other written communications explaining or defending this Agreement or any of the Transactions, articulating any regulatory or competitive argument or responding to requests or objections made by any Governmental Authority and (E) furnish the other party with copies of all substantive filings, submissions, correspondence and communications (and memoranda setting forth the substance thereof) between it and its Affiliates and their respective Representatives, on the one hand, and any Governmental Authority or members of any Governmental Authority’s staff, on the other hand, with respect to this Agreement and the Transactions (excluding any personally sensitive information) and (iv) comply with any inquiry or request from any Governmental Authority as promptly as reasonably practicable, with respect to this Agreement and the Transactions. The parties agree not to extend, directly or indirectly, any waiting period under any applicable Antitrust Law or enter into any agreement with a Governmental Authority to delay in any material respect or not to consummate the Merger or any of the other Transactions, except with the prior written consent of the other parties hereto, which shall not be unreasonably withheld, conditioned or delayed in the context of seeking such a delay.

Section 5.05          Transfer Taxes. All transfer, real estate transfer, documentary, stamp, recording, sales, use and other similar Taxes (including interest, penalties and additions to any such Taxes) (“Transfer Taxes”) incurred in connection with the Transactions shall be equally paid by the Company Shareholders, on the one hand, and the Parent, on the other hand, and, to the extent applicable, prior to the Effective Time, the Company shall cooperate with Parent in preparing, executing and filing any applicable Tax Returns with respect to such Transfer Taxes.

Section 5.06          Public Announcements; Other Communications. Parent and the Company shall consult with each other before issuing, and give each other the reasonable opportunity to review and comment upon, any press release or other public statements with respect to the Transactions, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable Law, court process or the rules and regulations of any national securities exchange or national securities quotation system. The parties hereto agree that the initial press release to be issued with respect to the Transactions following execution of this Agreement shall be in the form heretofore agreed to by the parties hereto. Notwithstanding the foregoing, the parties shall have no consultation or other obligation pursuant to this Section 5.06 with respect to any press release or other public statements related to any actual or contemplated litigation between or among the parties to this Agreement. The Company will consult with Parent prior to making any substantive internal announcements or other substantive communications to its employees or other constituents with respect to this Agreement or the Transactions and will give good faith consideration to reasonable comments proposed by Parent.

Section 5.07          Access to Information; Confidentiality.

(a)           Subject to applicable Law, upon reasonable notice, the Company shall afford to Parent and Parent’s Representatives reasonable access during normal business hours to the Company’s officers, employees, agents, properties, books, Contracts and records and the Company shall furnish promptly to Parent and Parent’s Representatives such information concerning its business, personnel, assets, liabilities and properties as Parent may reasonably request; provided that Parent and its Representatives shall (x) conduct any such activities in such a manner as not to interfere unreasonably with the business or operations of the Company and (y) not be permitted to conduct any invasive sampling or environmental testing; provided, further, however, that the Company shall not be obligated to provide such access or information if the Company determines, in its reasonable judgment, that doing so would be reasonably likely to (i) violate applicable Law or a Contract or obligation of confidentiality owing to a third party, (ii) waive the protection of an attorney-client privilege or other legal privilege or (iii) expose the Company to risk of liability for disclosure of sensitive or personal information. Without limiting the foregoing, in the event that the Company does not provide access or information in reliance on the immediately preceding sentence, it shall provide notice to Parent that it is withholding such access or information and shall use its reasonable best efforts to communicate, to the extent feasible, the applicable information in a way that would not be reasonably likely to violate the applicable Law, Contract or obligation or risk waiver of such privilege. All requests for information made pursuant to this Section 5.07 shall be directed to the Person designated by the Company. Until the Effective Time, the information provided will be subject to the terms of the confidentiality agreement dated as of November 5, 2020 by and between GLNG and NFE Atlantic Holdings LLC (as may in the future be amended from time to time, the “Confidentiality Agreement”). For the avoidance of doubt, with respect to this Section 5.07, Stonepeak shall be subject to the terms of the Confidentiality Agreement.

(b)            No Party shall be deemed to violate any of its obligations under the Confidentiality Agreement as a result of performing any of its express obligations under this Agreement.

Section 5.08           Indemnification and Insurance.

(a)            From and after the Effective Time until the sixth anniversary of the Effective Time, Parent shall cause the Surviving Company to and the Surviving Company shall (i) indemnify and hold harmless each individual who at the Effective Time is, or at any time prior to the Effective Time was, a director or officer of the Company or of a Subsidiary of the Company, or any Person who is or was serving at the request of the Company or any of its Subsidiaries as a director, officer, manager, employee, fiduciary, agent or trustee (or equivalent position) of another Person (including any Joint Venture Entity or employee benefit plan), in each case to the extent acting in such capacity (each, an “Indemnitee” and, collectively, the “Indemnitees”) with respect to all claims, liabilities, losses, damages, judgments, fines, penalties, costs (including amounts paid in settlement or compromise) and expenses (including fees and expenses of legal counsel) in connection with any threatened or actual Action (whether civil, criminal, administrative or investigative), whenever asserted, based on or arising out of, in whole or in part, (A) the fact that an Indemnitee was a director or officer of the Company or such Subsidiary or (B) acts or omissions by an Indemnitee in the Indemnitee’s capacity as a director, officer, employee or agent of the Company or such Subsidiary or taken at the request of the Company or such Subsidiary (including in connection with serving at the request of the Company or such Subsidiary as a director, officer, employee, agent, trustee or fiduciary of another Person (including any Joint Venture Entity or employee benefit plan)), in each case under clause (A) or (B), at, or at any time prior to, the Effective Time (including any threatened or actual Action relating in whole or in part to the Transactions or relating to the enforcement of this provision or any other indemnification or advancement right of any Indemnitee), to the fullest extent permitted under applicable Law; provided that no Indemnitee shall be indemnified against any liability which by virtue of any rule of law attaches to such Indemnitee in respect of any fraud or other intentional dishonesty of which such Indemnitee is determined, in a final non-appealable determination by a Governmental Authority of competent jurisdiction, to be guilty in relation to the Company. Without limiting the foregoing, Parent, from and after the Effective Time until the sixth anniversary of the Effective Time, shall cause, unless otherwise required by Law, the memorandum of association and bye-laws of the Surviving Company to contain provisions no less favorable to the Indemnitees with respect to limitation of liabilities of directors and officers and indemnification than are set forth as of the date of this Agreement in the Company Organizational Documents, which provisions shall not be amended, repealed or otherwise modified in a manner that would adversely affect the rights thereunder of the Indemnitees.

(b)            Parent shall cause the Surviving Company to put in place, and Parent shall prepay in full no later than the Effective Time directors’ and officers’ liability “tail” insurance with a claims period of not less than six years from the Effective Time selected by Parent providing terms and conditions as to retentions, limits and other material terms no less favorable than the current policies of directors’ and officers’ liability insurance maintained by the Company, its Subsidiaries and the Joint Venture Entities with respect to matters existing or occurring prior to the Effective Time, including the Transactions; provided, however, that, if the aggregate annual premium for such insurance shall exceed 300% of the current annual premium as of the date of this Agreement (such 300% threshold, the “Maximum Premium”), then Parent shall only be obligated to cause the Surviving Company to purchase a policy for the applicable individuals with the best coverage as shall then be available at an aggregate annual premium not in excess of the Maximum Premium. The Surviving Company shall use its reasonable best efforts to cause such “tail” insurance to be maintained in full force and effect, for its full term, and to honor all of its obligations thereunder.

(c)            The provisions of this Section 5.08 are (i) intended to be for the benefit of, and shall be enforceable by, each Indemnitee, his or her heirs and his or her representatives and (ii) in addition to, and not in substitution for, any other rights to indemnification or contribution that any such individual may have under the Company Organizational Documents, by contract or otherwise. The obligations of Parent and the Surviving Company under this Section 5.08 shall not be terminated or modified in such a manner as to adversely affect the rights of any Indemnitee to whom this Section 5.08 applies unless (A) such termination or modification is required by applicable Law or (B) the affected Indemnitee shall have consented in writing to such termination or modification (it being expressly agreed that the Indemnitees to whom this Section 5.08 applies shall be third-party beneficiaries of this Section 5.08).

(d)            In the event that Parent, the Surviving Company or any of their respective successors or assigns (i) consolidates or amalgamates with or merges into any other Person and is not the continuing or Surviving Company or entity of such consolidation, amalgamation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Company shall assume all of the obligations thereof set forth in this Section 5.08.

(e)            In the event of any claim, action, suit, proceeding or investigation in which any claims are made in respect of which such Indemnitee would be entitled to indemnification pursuant to this Section 5.08(e), any Indemnitee wishing to claim such indemnification shall promptly notify Parent thereof in writing, but the failure to so notify shall not relieve Parent or the Surviving Company of any liability it may have to such Indemnitee except to the extent such failure materially prejudices Parent or the Surviving Company. In the event of any such claim, action, suit, proceeding or investigation: (i) Parent or the Surviving Company shall have the right to assume the defense thereof (it being understood that by electing to assume the defense thereof, neither Parent nor the Surviving Company will be deemed to have waived any right to object to the Indemnitee’s entitlement to indemnification hereunder with respect thereto or assumed any liability with respect thereto), except that if Parent or the Surviving Company elects not to assume such defense or legal counsel for the Indemnitee advises that there are issues which raise conflicts of interest between Parent or the Surviving Company and the Indemnitee, the Indemnitee may retain legal counsel satisfactory to Parent and to the provider of any insurance obtained in accordance with Section 5.08(a), and Parent or the Surviving Company shall pay all reasonable and documented fees, costs and expenses of such legal counsel for the Indemnitee as statements therefor are received; provided, however, that (1) Parent and the Surviving Company shall be obligated pursuant to this Section 5.08(e) to pay for only one firm of legal counsel for all Indemnitees in any jurisdiction unless the use of one legal counsel for such Indemnitees would present such legal counsel with a conflict of interest (in which case the fewest number of legal counsels necessary to avoid conflicts of interest shall be used) and (2) the Indemnitee shall have made an undertaking to repay all such fees, costs or expenses paid by Parent or the Surviving Company if and to the extent that it is ultimately determined by a court of competent jurisdiction in a final judgment that the Indemnitee is not entitled to be indemnified by Parent or the Surviving Company; (ii) the Indemnitees shall cooperate in the defense of any such matter if Parent or the Surviving Company elects to assume such defense; (iii) Parent and the Surviving Company shall not be liable for any settlement effected without their prior written consent and the prior written consent of the provider of any insurance obtained in accordance with Section 5.08(a), in each case if Parent or the Surviving Company elects not to assume such defense; and (iv) Parent and the Surviving Company shall not have any obligation hereunder to any Indemnitee if and when a court of competent jurisdiction shall ultimately determine, and such determination shall have become final, that the indemnified action of such Indemnitee in the manner contemplated hereby is prohibited by applicable Law. Notwithstanding anything herein to the contrary, neither Parent nor the Surviving Company shall settle, compromise or consent to the entry of any judgment in any claim, action, suit or other Proceeding (and in which indemnification could be sought by Indemnitees hereunder), unless such settlement, compromise or consent includes an unconditional release of such Indemnitee from all liability arising out of such claim, action, suit or other Proceeding or such Indemnitee otherwise consents in writing.

(f)            Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company or any of its Subsidiaries or the Joint Venture Entities for any of their respective directors, officers or other employees, it being understood and agreed that the indemnification provided for in this Section 5.08 is not prior to or in substitution for any such claims under such policies.

Section 5.09           Release. From and after the Closing, (a) each Company Shareholder hereby agrees on behalf of such Company Shareholder and such Company Shareholder’s predecessors, successors, assigns, heirs, executors, legatees, administrators, beneficiaries, Affiliates, representatives and agents, hereby fully, finally and irrevocably releases, acquits and forever discharges Parent, the Company, and their respective officers, directors, Affiliates, predecessors, successors and assigns, and the beneficiaries, heirs, executors, attorneys and representatives of any of them, and (b) each of Parent and the Company hereby agrees, on behalf of itself and its Subsidiaries, predecessors, successors, assigns, heirs, executors, legatees, administrators, beneficiaries, representatives and agents hereby fully, finally and irrevocably releases, acquits and forever discharges each Company Shareholder, and their respective officers, directors, Affiliates, predecessors, successors and assigns, and the beneficiaries, heirs, executors, attorneys and representatives of any of them (the Persons granting such release and the Persons with respect to whom such releases are granted on their behalf, in (a) or (b), as applicable, the “Releasing Parties” and the Persons being released in (a) or (b), as applicable, collectively, the “Released Parties”), from any and all commitments, actions, charges, complaints, agreements, controversies, claims, suits, causes of action, damages, demands, liabilities, and obligations of every kind and nature whatsoever, whether arising from any express, implied, oral or written contract or otherwise, known or unknown, past, present or future, at Law or in equity, contingent or otherwise (collectively, a “Potential Claim”), that the Releasing Parties, or any of them, had, has or may have had against any of the Released Parties for any matter, cause or thing relating to the Company, any of its Subsidiaries, officers and directors, and the Joint Venture Entities occurring at any time at or prior to the Effective Time (the “Released Matters”); provided, however, that the Released Matters do not include, and the Releasing Parties expressly do not release or discharge (i) any Potential Claim arising from or relating to or based upon the terms of this Agreement, the other Transaction Documents and the Transactions (including, if applicable, the right to such Company Shareholder’s portion of the Merger Consideration and Preferred Share Consideration subject to the terms and conditions set forth herein) or any agreement (that is identified in the Disclosure Schedule) entered into by the Releasing Parties in connection with the Transactions that by their terms expressly survive the Closing, (ii) any Potential Claim that cannot be waived as a matter of applicable Law, (iii) any Potential Claim unrelated in any way to the Company or any of its businesses, (iv) any rights to continuing indemnification under (A) the Company’s, its Subsidiary’s or the Joint Venture Entities’ organizational documents, (B) any indemnification agreement to which the Releasing Party and the Company are parties and that is identified in the Disclosure Schedule or (C) any applicable policy of directors’ and officers’ insurance maintained by the Company, (v) any Potential Claim arising from or relating to salary, reimbursement for expenses, bonuses (including retention bonuses), change of control or severance payments, or other compensation or employment benefits earned or accrued by or for the benefit of such Releasing Parties prior to the Effective Time in respect of services performed by such Company Shareholder as an employee, consultant, officer, advisor or director of the Company prior to the Closing (except that the exception in this clause will not include any Potential Claim relating to the right to acquire any capital stock, other equity interest of the Company not already held or owned as of the Closing), (vi) any defenses that are necessary to enable the Releasing Parties to defend any claim asserted by a Released Party, (vii) any rights such Releasing Party may have arising in respect of a commercial relationship with a Released Party unrelated to the Transactions, or (viii) any Potential Claim based on Fraud.

Section 5.10        Merger Sub Consent. Concurrently with the execution of this Agreement, Parent, or its applicable direct or indirect wholly owned Subsidiary, shall deliver, in accordance with Section 106 of the Bermuda Companies Act and in its capacity as the sole shareholder of Merger Sub, an executed written consent approving this Agreement, the Statutory Merger Agreement and the Transactions.

Section 5.11        Stock Exchange Listing. Parent shall use reasonable best efforts to cause the Parent Shares to be issued in the Merger to be approved for listing on Nasdaq, subject to official notice of issuance, prior to the Effective Time.

Section 5.12        Treatment of Certain Existing Indebtedness. Through the earlier of the Closing and the date on which this Agreement is terminated in accordance with Article VII, if reasonably requested by Parent, the Company shall provide commercially reasonable cooperation to Parent and Merger Sub in taking such actions as are necessary, proper or advisable under any existing indebtedness listed on Section 5.12 of the Company Disclosure Schedule (collectively, “Existing Debt Documents”) in respect of the Transactions, including delivering or causing a Subsidiary or a Joint Venture Entity to deliver any such notices, agreements, consents documents or instruments necessary, proper or advisable to comply with the terms thereof. If and to the extent reasonably requested by Parent in writing, the Company shall provide commercially reasonable cooperation to Parent and Merger Sub in either (A) arranging for the termination of Existing Debt Documents (and the related repayment or redemption thereof, including the making of a tender offer, with respect to outstanding letters of credit, the cash collateralization thereof or the providing of “backstop” letters of credit with respect thereto) at the Closing (or such other date thereafter as agreed to by Parent and the Company), which repayment, redemption, cash collateralization or providing of “backstop” letters of credit shall be the sole responsibility of Parent, and the procurement of customary payoff letters and other customary release documentation in connection therewith or (B) obtaining any consents required under any Existing Debt Documents to permit the consummation of the Transactions thereunder and obtaining any amendments to or other consents under the Existing Debt Documents as may be reasonably requested by Parent, and in each case, if reasonably requested by Parent, the Company shall, and shall cause its Subsidiaries and the Joint Venture Entities to, execute and deliver such customary notices, agreements, consents documents or instruments necessary in connection therewith; provided that, (a) such requested cooperation does not unreasonably interfere with the ongoing operations of the Company, its Subsidiaries and the Joint Venture Entities prior to the Closing Date and (b) the Company shall not be required to incur any liability under any such amendments to such Existing Debt Documents prior to the Closing Date unless contingent upon the occurrence of the Closing; provided, further, that Parent shall consult with the Company and the Company Shareholders and consider in good faith the views of the Company and the Company Shareholders prior to taking any action in connection with the repayment, refinancing or modification of any indebtedness under the Existing Debt Documents and shall keep the Company and the Company Shareholders reasonably informed. Notwithstanding anything to the contrary in this Agreement, the Company and the Company Shareholders shall, as promptly as practicable following the date hereof and in consultation with and with the commercially reasonable cooperation of Parent and Merger Sub, take the lead in or cause the applicable Subsidiary or Joint Venture Entity to take the lead in coordinating communications and negotiating with the various lenders and agents in connection with obtaining the lender consents listed on Section 5.12 of the Company Disclosure Schedule (the “Sergipe Debt Consents”), including entering into amendments or modifications to the loan documents in connection therewith; provided, that the effectiveness of any such amendments or modifications relating to any Sergipe Debt Consents shall be conditioned upon the consummation of the Transactions. The Company and the Company Shareholders shall keep Parent and Merger Sub reasonably informed of such negotiations, including sharing draft copies of all such consents, loan amendments or modifications for review by Parent and Merger Sub. Parent and Merger Sub shall use commercially reasonable efforts to cooperate with all reasonable requests of the Company and the Company Shareholders in obtaining the Sergipe Debt Consents (including providing replacement guarantors and indemnitors and executing amendments or modifications to the loan documents). All such actions shall be at the expense of the Parent, conditioned on the consummation of the Transactions, and the Company shall have the opportunity to comment on any such discussions.

Section 5.13        Financing Cooperation.

(a)         From the date hereof until the Closing, the Company shall, shall cause its Subsidiaries and the Joint Venture Entities to, and shall use its commercially reasonable efforts to cause its and their respective Representatives to, use commercially reasonable efforts to provide, on a timely basis, at Parent’s and Merger Sub’s sole cost and expense, all customary cooperation reasonably requested by Parent or Merger Sub or any Financing Source to assist Parent, Merger Sub and their Affiliates in causing the conditions to any bank debt financing or any capital markets debt or equity financing deemed necessary or appropriate by the Parent or Merger Sub including for the purposes of financing the payment of the Merger Consideration, Preferred Share Consideration, refinancing any existing indebtedness of the Company, its Subsidiaries and the Joint Venture Entities, and any other amounts required to be paid in connection with the consummation of the Transactions (collectively, the “Financing”) to be satisfied, which requested cooperation may include using commercially reasonable efforts in connection with:

(i)            providing reasonable cooperation with customary syndication or other marketing efforts, or a customary offering, of Parent and Merger Sub for all or any portion of the Financing, including reasonable access to documents and other information in connection with customary due diligence investigations and causing its management team, with appropriate seniority and expertise, to assist in a reasonable number of meetings, presentations, road shows, marketing materials, due diligence sessions, drafting sessions and sessions with rating agencies;

(ii)           upon reasonable advance notice and during normal business hours, (A) providing Parent, Merger Sub and/or the Financing Sources with the (x) audited combined balance sheets and related statements of income and cash flows of the Company and its consolidated subsidiaries for the two most recently completed fiscal years ended at least 90 days prior to the Closing Date and (y) unaudited combined balance sheets and related statements of income and cash flows of the Company and its consolidated subsidiaries for each fiscal quarter ended after the most recent audited financial statements delivered pursuant to clause (x) and furnishing to Parent, Merger Sub and/or the Financing Sources, upon their reasonable request therefor, such other information regarding the Company, including other financial information reasonably necessary for the preparation of pro forma financial statements and information regarding the Company’s current assets, cash management and accounting systems, policies and procedures relating thereto for purposes of establishing collateral arrangements as of the Closing and to assist with other collateral audits and due diligence examinations, and (B) providing reasonable assistance to Parent’s preparation of pro forma financial information and projections required to consummate the Financing;

(iii)          no later than March 16, 2021, providing the Company’s audited consolidated financial statements, including a balance sheet, statements of operations, stockholders’ equity and cash flows as of and for the fiscal year ended December 31, 2020;

(iv)         upon reasonable advance notice and during normal business hours, providing reasonable assistance to Parent and Merger Sub (including by causing its management team, with appropriate seniority and expertise, to participate in a reasonable number of meetings, presentations, drafting sessions and sessions with the Financing Sources and rating agencies) in the preparation of rating agency presentations, road show materials, lender information memoranda and other presentations, prospectuses and bank syndication materials, offering documents, private placement memoranda and similar documents required (which may incorporate, by reference, periodic and current reports filed by the Company with the SEC) in connection with the marketing of any syndication, or a customary offering, of all or a portion of the Financing;

(v)           furnishing Parent and/or Merger Sub at least four (4) Business Days prior to the Closing Date with all documentation and other information required and reasonably requested in writing by the parties acting as lead arrangers for, or lenders under, the Financing at least ten (10) Business Days prior to the Closing under applicable “know your customer” and anti-money laundering rules and regulations and the USA Patriot Act of 2001;

(vi)          requesting that the Company’s independent accountants participate in accounting due diligence sessions and cooperate with the Financing consistent with their customary practice, including requesting that the Company’s independent accountants provide customary comfort letters (including “negative assurance” comfort, if permitted) and consents for use of their reports to the extent required in connection with the marketing and syndication of the Financing or as are customarily required in an offering of debt, equity or equity-linked securities;

(vii)         cooperation with Parent and Merger Sub and their respective efforts to obtain customary corporate, facilities and securities ratings;

(viii)        providing customary authorization letters to the arrangers in respect of the Financing authorizing the distribution of information to prospective lenders;

(ix)          subject to Section 5.13(b) taking all reasonable and customary corporate action, limited liability company action or other organizational action, as applicable, subject to the occurrence of the Closing, necessary to permit and/or authorize the consummation of the Financing;

(x)           reasonable facilitation (through providing and executing customary agreements, documents or certificates) of the pledge and perfection of liens and security interests in connection with the Financing, as may be reasonably requested by Parent and/or Merger Sub (provided that no obligation under any such document or agreement will take effect until the Closing);

(xi)          providing all cooperation that is reasonably necessary to satisfy the conditions precedent to any documents relating to the Financing, but solely to the extent the satisfaction of such conditions requires the cooperation of, or is within the control of the Company, its Subsidiaries or its Representatives, including ensuring that any financial information is compliant with applicable SEC rules and requirements, and compliant with customary required terms of a debt commitment letter or similar document and updated as necessary to avoid staleness in accordance with applicable SEC rules and requirements, and free of any material misstatement or omission;

(xii)         otherwise providing cooperation that is customary and reasonable in connection with the marketing efforts of Parent, Merger Sub and the Financing Sources; and

(xiii)         to the use of its trademarks and logos in connection with the Financing; provided, that such trademarks and logos are used solely in a manner that is not intended to or reasonably likely to harm or disparage the Company or any of its Affiliates or the reputation or goodwill of the Company or any of its Affiliates.

(b)         Notwithstanding anything in this Agreement to the contrary:

(i)            none of the Company, its Affiliates or their respective Representatives (at any time) shall be required to pay any commitment or other similar fee, incur or reimburse any costs or expenses or incur any other liability or obligation of any kind that is effective prior to the occurrence of the Closing or give any indemnities prior to the Closing in connection with the Financing (except reasonable and documented out-of-pocket costs to the extent Parent or Merger Sub promptly reimburses the Company therefor);

(ii)            none of the Company or any of the Affiliates shall be required to (A) execute, enter into, approve or perform any binding agreement or commitment, agree to any change or modification of any existing binding agreement or commitment or incur any other actual or potential liability or obligation in connection with the Financing that is not subject to the occurrence of the Closing or (B) adopt any resolution or otherwise take any corporate or similar action or deliver any certificate, approving or authorizing the Financing that is effective prior to the Closing;

(iii)          nothing shall obligate the Company or any Affiliate to provide, or cause to be provided, any legal opinion or to provide, or cause to be provided, any information or take, or cause to be taken, any action to the extent doing so could reasonably be expected to (A) result in a conflict with or a violation of applicable Law, Company’s or any Affiliate’s organizational documents or any agreement binding on the Company or any of its Affiliates or any confidentiality obligations binding on the Company or any of its Affiliates, (B) subject the Company to actual or potential liability, to bear any cost or expense or to pay any commitment or other similar fee or make any other payment (other than documented and reasonable out-of-pocket costs that are reimbursed by Parent or Merger Sub) or incur any other liability of any kind or provide or agree to provide any indemnity, (C) subject any director, manager, officer or employee of the Company or any of its Affiliates to any actual personal liability or (D) jeopardize any attorney-client privilege; and

(iv)          no action, liability or obligation (including any obligation to pay any commitment or other fees or reimburse any expenses) of the Company and its Representatives under any certificate, agreement, arrangement, document or instrument relating to the Financing shall be effective until the Closing.

(c)         The Company and its Representatives shall not be obligated in connection with performing their obligations under this Section 5.13 to take or refrain from taking any action that would unreasonably interfere with ongoing business or operations of the Company or any of its Affiliates. Parent and/or Merger Sub shall promptly, upon request by the Company, reimburse the Company for all reasonable and documented out-of-pocket costs and expenses incurred by the Company or any of the Affiliates in connection with the cooperation of the Company, the Affiliates and their respective Representatives contemplated by this Section 5.13 and shall indemnify and hold harmless the Company, the Affiliates and their respective Representatives from and against any and all losses, damages, claims, costs or expenses suffered or incurred by any of them in connection with (1) such cooperation, (2) the Financing, (3) any information used in connection with the Financing (except with respect to written information provided by the Company or any of the Affiliates specifically for inclusion in offering materials relating to the Financing) and (4) any action taken by any of them at the request of Parent, Merger Sub or the Financing Sources pursuant to this Section 5.13, except to the extent such losses, damages, claims, costs or expenses arose from the gross negligence, bad faith, material breach or willful misconduct of the Company, its Affiliates or their Representatives. Notwithstanding anything in this Agreement to the contrary, the condition set forth in Section 6.02(b), as it applies to obligations of the Company under this Section 5.13, shall be deemed satisfied if (1) any breach by the Company of its obligations under this Section 5.13 did not cause the failure of the Financing to be obtained or (2) Parent and/or Merger Sub do not have the right to terminate this Agreement pursuant to Section 7.01 as a result of any breaches of this Section 5.13 by the Company. The obligations of Parent and Merger Sub under this Section 5.13(c) shall survive the termination of this Agreement.

(d)         Each of Parent and Merger Sub acknowledges and agrees that the Company, its Affiliates and their respective Representatives have no responsibility for any financing that Parent or Merger Sub may raise in connection with the Transactions. Any offering materials and other documents prepared by or on behalf of or utilized by Parent, Merger Sub or their Affiliates, or any Person providing the Financing to Parent or Merger Sub, in connection with Merger Sub’s financing activities in connection with the Transactions, which include any information provided by the Company or any of its Affiliates or Representatives, including any offering memorandum, banker’s book, prospectus or similar document used, or any other written offering materials used, in connection with any Financing, shall include a conspicuous disclaimer to the effect that neither the Company, nor any of its Affiliates or Representatives nor any employees thereof has any responsibility for the content of such document and disclaim all responsibility therefor and shall further include a disclaimer with respect to the Company and its Affiliates and Representatives in any oral disclosure with respect to such Financing.

(e)         All non-public or other confidential information obtained by Parent or Merger Sub, its Representatives or any Person in connection with the Financing and pursuant to this Section 5.13 shall be kept confidential in accordance with the Confidentiality Agreement, except that Parent and Merger Sub shall be permitted to disclose such information to any Person providing the Financing, rating agencies and prospective lenders and investors during syndication or other marketing efforts relating to the Financing, subject to the rating agencies and prospective lenders and investors entering into customary confidentiality undertakings with respect to such information (including through a notice and undertaking in a form customarily used in confidential information memoranda for senior credit facilities), and to potential investors in a customary offering memorandum and related materials used in connection with an offering of debt or equity securities used to finance the consummation of the Transactions.

Section 5.14        Ancillary Agreements.

(a)         At or prior to the Closing, Parent and each Company Shareholder shall execute and deliver the Shareholders’ Agreement.

(b)         At or prior to the Closing, Parent, GLNG and the Company shall execute and deliver or cause to be executed and delivered the Transition Services Agreement substantially in the form attached as Exhibit A hereto (the “Transition Services Agreement”).

(c)         At or prior to the Closing, Parent, Merger Sub, the Company and the Company Shareholders shall execute and deliver or cause to be executed and delivered the agreements listed on Annex A hereto (each an “Ancillary Agreement”).

Section 5.15        Affiliate Agreements. All agreements set forth on Part I of Section 5.15 of the Company Disclosure Schedule (each an “Affiliate Agreement”) shall be terminated or settled at or prior to the Closing, without further liability to Parent, Merger Sub or any of Parent’s Subsidiaries, in each case, on the terms set forth on Part II of Section 5.15 of the Company Disclosure Schedule; provided however that any such obligations of the Company Shareholders or their Affiliates that expressly survive termination under the terms of any such Affiliate Agreement shall survive in accordance with its terms thereunder.

Section 5.16        Section 280G Consent. Prior to the Closing Date, to the extent necessary, the Company shall seek to obtain a written waiver from each “disqualified individual” (within the meaning of Section 280G(c) of the Code) of his or her right to the portion of any payments or other benefits that could reasonably be likely to be deemed “parachute payments” under Section 280G(b) of the Code (determined without regard to Sections 280G(b)(4) and 280G(b)(5) of the Code) that would cause an excise tax if such payments are not approved by the appropriate entity’s stockholders in a manner that satisfies the requirements of Section 280G(b)(5)(B) and any regulations thereunder, which payments shall include any Parent Arrangements (as defined below) to the extent provided to the Company in a timely manner in accordance with the requirements of this Section. After obtaining such written waivers (if any) and prior to the Closing Date, the Company shall solicit stockholder approval of such payments or benefits in a manner that satisfies the requirements for the exemption under Section 280G(b)(5)(A)(ii) of the Code and any regulations issued thereunder. Prior to the Closing Date, the Company shall deliver to Parent evidence that a vote of the applicable stockholders was solicited in accordance with the foregoing provisions and that either (i) the requisite number of stockholder votes was obtained or (ii) the requisite number of stockholder votes was not obtained and no waived amounts shall be paid (to the extent such waivers were executed). Notwithstanding the foregoing, to the extent that any contract, agreement or arrangement is entered into by and between Parent, the Surviving Company or any of their respective Affiliates and a disqualified individual before the Closing Date in connection with the Transactions that, together with any other payments or benefits which may be paid or granted to such disqualified individual in connection with the Transactions, could constitute a parachute payment as reasonably determined by Parent (the “Parent Arrangements”), then Parent shall provide a copy of such contract, agreement or arrangement to the Company at least fourteen (14) days before the Closing Date and shall cooperate with the Company in good faith in order to calculate or determine the value (for the purposes of Section 280G of the Code) of any payments or benefits granted or contemplated therein which may be paid or granted in connection with the Transactions that could constitute a parachute payment.

Section 5.17         Pre-Closing Reorganization.

(a)          The Company and the Company Shareholders agree that, upon the reasonable request of Parent and upon reasonable prior notice from Parent, the Company and the Company Shareholders shall use commercially reasonable efforts to:

(i)            as Parent may reasonably request, perform such reorganizations of the Company’s or any of its controlled Affiliates’ corporate structure or such other transactions, including filing or consenting to any Tax elections (each, a “Pre-Closing Reorganization”);

(ii)           cooperate with Parent and its advisors to determine the nature of the Pre-Closing Reorganizations, if any, that might be undertaken and the manner in which they would most effectively be undertaken, including providing any necessary information in connection therewith;

(iii)          cooperate with Parent and its advisors to seek to obtain consents or waivers which might be required from any third party in connection with the Pre-Closing Reorganizations, if any; and

(iv)          prepare, or cooperate with Parent to prepare, prior to the Effective Time (or, with respect to any Pre-Closing Reorganization intended to be consummated after the Closing, as soon as reasonably practicable), all documentation necessary and do such other acts and things as are necessary to give effect to such Pre-Closing Reorganization, including any amendment to the Statutory Merger Agreement;

provided, however, that nothing in this Section 5.17(a) shall require the Company or any Shareholder to agree to take or cooperate with any action that would reasonably be expected to impede, hinder or delay the Closing or the satisfaction of any condition to the Closing set forth in Article VI.

(b)         Without limiting the generality of the foregoing, Parent agrees that it will be responsible for all reasonable costs and expenses incurred by the Company, its Affiliates, the Joint Venture Entities and the Company Shareholders associated with any Pre-Closing Reorganization, including reasonable professional fees and expenses and Taxes, where such Pre-Closing Reorganization is to be carried out at Parent’s request, and shall indemnify and save harmless the Company, its Affiliates, the Joint Venture Entities and the Company Shareholders and their respective Representatives from and against any and all losses, damages, claims, Taxes, costs or expenses suffered or incurred by any of them in connection with or as a result of any such Pre-Closing Reorganization, except to the extent such losses, damages, claims, Taxes, costs or expenses arose from the bad faith or willful misconduct of the Company or its Representatives. Parent hereby agrees that any actions taken at the request of Parent pursuant to this Section 5.17 shall not constitute a breach of, or non-compliance with, a representation, warranty or covenant in this Agreement by the Company, its Affiliates, the Joint Venture Entities or the Company Shareholders.

Section 5.18         Treatment of Joint Venture Entities. Notwithstanding anything to the contrary, with respect to each of the Joint Venture Entities, the Company’s or any Company Shareholder’s obligations under any section in this Agreement to cause such Joint Venture Entity to take an action or not to take an action shall be deemed satisfied so long as the Company or such Company Shareholder, as applicable, takes all lawful actions available to it and within its power under the organizational documents of the Joint Venture Entity in order to cause the Joint Venture Entity to take or not take such action; provided, however, that in connection with the foregoing, the Company or any Company Shareholder, as applicable, shall not be obligated to take any action that would violate the applicable organizational documents or other binding governance arrangements of such Joint Venture Entity or in contravention of the rights of the other parties to such Joint Venture Entity.

Article VI

Conditions Precedent

Section 6.01        Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of the Company, the Company Shareholders, Parent and Merger Sub to effect the Merger shall be subject to the satisfaction (or waiver, if permissible under applicable Law) at or prior to the Closing of the following conditions:

(a)          Required Regulatory Approvals. The authorizations, consents, orders or approvals of, or declarations or filings with, and the expirations or terminations of waiting periods required from, any Governmental Authorities set forth in Section 6.01(a) of the Company Disclosure Schedule shall have been filed, have occurred or been obtained (all such permits, approvals, filings and consents and the expiration or termination of all such waiting periods being referred to as the “Required Regulatory Approvals”), and all such Required Regulatory Approvals shall be in full force and effect.

(b)         No Injunctions or Restraints. No injunction, judgment or ruling enacted, promulgated, issued, entered, amended or enforced by any Governmental Authority of competent jurisdiction (collectively, “Restraints”) shall be in effect enjoining, restraining or otherwise prohibiting consummation of the Merger.

(c)          Stock Exchange Listing. The Parent Shares to be issued in the Merger shall have been approved for listing on the Nasdaq, subject to official notice of issuance.

Section 6.02         Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger are further subject to the satisfaction (or waiver, if permissible under applicable Law) at or prior to the Closing of the following conditions:

(a)          Representations and Warranties of the Company Shareholders and the Company. The representations and warranties of the Company Shareholders and the Company (i) set forth in Section 3.06(b) shall be true and correct as of the date of this Agreement and as of the Closing Date with the same effect as though made as the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such date), (ii) set forth in the first sentence of Section 3.01(a), Section 3.02(a), Section 3.02(b), Section 3.02(c), Section 3.02(d), Section 3.02(e), Section 3.03(a), Section 3.03(b), Section 3.03(e), Section 3.13 and Section 3.25 shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date with the same effect as though made as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such date) and (iii) set forth in this Agreement, other than those Sections specifically identified in clause (i) or (ii) of this Section 6.02(a), shall be true and correct (disregarding all qualifications or limitations as to “materiality”, “Material Adverse Effect” and words of similar import set forth therein) as of the date of this Agreement and as of the Closing Date with the same effect as though made as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such date), except, in the case of this clause (iii), where the failure to be true and correct (disregarding all qualifications or limitations as to “materiality”, “Material Adverse Effect” and words of similar import set forth therein) would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b)         Performance of Obligations of the Company Shareholders and the Company. The Company Shareholders and the Company shall have performed or complied in all material respects with their respective obligations required to be performed or complied with by them under this Agreement at or prior to the Effective Time.

(c)         No Material Adverse Effect. Since the date of this Agreement, there shall not have been any effect, change, circumstance, development event or occurrence that has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(d)         Officer’s Certificates. Parent shall have received at the Closing (i) a certificate signed on behalf of the Company by a senior executive officer of the Company to the effect that the conditions set forth in Sections 6.02(a), 6.02(b) and 6.02(c), have been satisfied and (ii) a certificate signed on behalf of the Company Shareholders by an authorized representative of each of the Company Shareholders to the effect that the conditions set forth in Sections 6.02(a), 6.02(b) and 6.02(c), to the extent applicable to the Company Shareholders, have been satisfied.

(e)          No Burdensome Condition. The Required Regulatory Approvals shall have been filed or obtained or shall have occurred, as applicable, in each case, without the imposition of a Burdensome Condition.

(f)          Ancillary Agreements. The Company shall have executed and delivered to Parent and Merger Sub the Transition Services Agreement and all of the Ancillary Agreements to be executed and delivered by the Company at Closing.

(g)         Material Third-Party Consents. The Company shall have received and delivered to Parent the third-party consents and approvals listed on Section 6.02(g) of the Company Disclosure Schedule, and all such consents and approvals shall remain in full force and effect.

Section 6.03         Conditions to Obligations of the Company. The obligations of the Company to effect the Merger are further subject to the satisfaction (or waiver, if permissible under applicable Law) at or prior to the Closing of the following conditions:

(a)          Representations and Warranties. The representations and warranties of Parent and Merger Sub (i) set forth in Section 4.07(b) shall be true and correct as of the date of this Agreement and as of the Closing Date with the same effect as though made as the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such date), (ii) set forth in the first sentence of Section 4.01(a), Section 4.02(a), the first and last sentences of Section 4.02(b), Section 4.02(c), Section 4.02(d), Section 4.03(a), Section 4.03(c), Section 4.03(d), Section 4.15 and Section 4.16 shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date with the same effect as though made as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such date) and (iii) set forth in this Agreement, other than those Sections specifically identified in clause (i) or (ii) of this Section 6.03(a), shall be true and correct (disregarding all qualifications or limitations as to “materiality” and “Parent Material Adverse Effect”) as of the date of this Agreement and as of the Closing Date with the same effect as though made as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such date), except, in the case of this clause (iii), where the failure to be so true and correct (disregarding all qualifications or limitations as to “materiality”, “Parent Material Adverse Effect” and words of similar import set forth therein) would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

(b)         Performance of Obligations of Parent and Merger Sub. Parent and Merger Sub shall have performed or complied in all material respects with their respective obligations required to be performed or complied with by them under this Agreement at or prior to the Effective Time.

(c)         No Parent Material Adverse Effect. Since the date of this Agreement, there shall not have been any effect, change, circumstance, development event or occurrence that has had, or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(d)         Officer’s Certificate. The Company has received at the Closing a certificate signed on behalf of the Parent by a senior executive officer of the Parent to the effect that the conditions set forth in Sections 6.03(a), 6.02(b) and 6.03(c), have been satisfied.

(e)         Ancillary Agreements

. Parent and Merger Sub shall have executed and delivered to the Company the Transition Services Agreement and all of the Ancillary Agreements to be executed and delivered by Parent and Merger Sub at Closing.

Section 6.04         Conditions to Obligations of the Company Shareholders. The obligations of each Company Shareholder to effect the Merger are further subject to the satisfaction (or waiver, if permissible under applicable Law) at or prior to the Closing of the following condition: Parent shall have executed and delivered to the Company Shareholders the Shareholders’ Agreement and Ancillary Agreements to be executed and delivered by Parent at Closing.

Section 6.05         Frustration of Closing Conditions. The Company may not rely on the failure of any condition set forth in Section 6.01 or Section 6.03 to be satisfied if such failure was primarily caused by the failure of the Company to perform in all material respects any of its obligations under this Agreement, including to use its reasonable best efforts to consummate the Transactions as required by and subject to the terms and conditions of this Agreement. Neither Parent nor Merger Sub may rely on the failure of any condition set forth in Section 6.01 or Section 6.02 to be satisfied if such failure was primarily caused by the failure of Parent or Merger Sub to perform in all material respects any of its obligations under this Agreement, including to use its reasonable best efforts to consummate the Transactions as required by and subject to the terms and conditions of this Agreement.

Article VII

Termination

Section 7.01         Termination. This Agreement may be terminated and the Transactions abandoned at any time prior to the Effective Time (except as otherwise expressly noted):

(a)         by the mutual written consent of the Company and Parent duly authorized by each of their respective Boards of Directors;

(b)         by either of the Company or Parent:

(i)            if the Merger shall not have been consummated on or before July 12, 2021 (the “Termination Date”); provided, however, that the right to terminate this Agreement under this Section 7.01(b)(i) shall not be available to any party if the failure in any material respect of such party to perform any of its obligations under this Agreement, including to use its reasonable best efforts to consummate the Transactions as required by and subject to the terms and conditions of this Agreement, has been the primary cause of or resulted in the failure of the Merger to be consummated on or before such date;

(ii)            a court of competent jurisdiction or other Governmental Authority of competent jurisdiction shall have issued a final and nonappealable order, or shall have taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger; provided, however, the right to terminate this Agreement under this Section 7.01(b)(ii) shall not be available to any party whose failure to perform any of its obligations pursuant to Section 5.04 resulted in the entry of the order or the taking of such other action;

(c)          by Parent:

(i)            if the Company and the Company Shareholders shall have breached any of their respective representations or warranties or failed to perform any of their respective covenants or agreements set forth in this Agreement, which breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 6.02(a) or 6.02(b) and (B) is incapable of being cured prior to the Termination Date, or if capable of being cured, has not been cured by the Company within thirty (30) days after the Company’s receipt of written notice of such breach or failure to perform from Parent stating Parent’s intention to terminate this Agreement pursuant to this Section 7.01(c)(i) and the basis for such termination (or in any event has not been cured by the Termination Date); provided that Parent shall not have the right to terminate this Agreement pursuant to this Section 7.01(c)(i) if Parent or Merger Sub is then in breach of any of its representations, warranties, covenants or agreements hereunder in a manner that would give rise to the failure of a condition set forth in Section 6.03(a), Section 6.03(b) or Section 6.03(c); or

(d)         by the Company:

(i)            if Parent or Merger Sub shall have breached any of its representations or warranties or failed to perform any of its covenants or agreements set forth in this Agreement, which breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 6.03(a) or 6.03(b) and (B) is incapable of being cured prior to the Termination Date, or if capable of being cured, has not been cured by Parent or Merger Sub within thirty (30) days after Parent’s receipt of written notice of such breach or failure to perform from the Company stating the Company’s intention to terminate this Agreement pursuant to this Section 7.01(d)(i) and the basis for such termination (or in any event has not been cured by the Termination Date); provided that the Company shall not have the right to terminate this Agreement pursuant to this Section 7.01(d)(i) if the Company is then in breach of any of its representations, warranties, covenants or agreements in a manner that would give rise to the failure of a condition set forth in Section 6.02(a), Section 6.02(b) or Section 6.02(c).

Section 7.02         Effect of Termination

. In the event of the termination of this Agreement as provided in Section 7.01, written notice thereof shall be given to the other party or parties hereto, specifying the provision hereof pursuant to which such termination is made, and this Agreement shall forthwith become null and void (other than the indemnification and reimbursement obligations of Parent in Section 5.12, Section 5.13 and Section 5.17 with respect to actions taken by the Company prior to termination, this Section 7.02, Article VIII and the Confidentiality Agreement, all of which shall survive termination of this Agreement), and there shall be no liability on the part of Parent, Merger Sub, the Company or their respective directors, officers and Affiliates, except (a) as liability may exist pursuant to the provisions specified in the immediately preceding parenthetical that survive such termination and (b) that no such termination shall relieve any party from liability for any Willful Breach by such party of any, covenant or agreement set forth in this Agreement or Fraud, in which case any non-breaching party shall be entitled to all rights and remedies available at law or in equity.

Article VIII

Miscellaneous

Section 8.01         No Survival of Representations and Warranties. This Article VIII and the agreements of the Company, the Company Shareholders, Parent and Merger Sub contained in Article II, Section 5.08 and Section 5.17 shall survive the Effective Time. No other representations, warranties, covenants or agreements in this Agreement shall survive the Effective Time; provided, however, nothing herein shall relieve any party from liability for any Willful Breach by such party of any provision of this Agreement or Fraud.

Section 8.02        Amendment or Supplement. At any time prior to the Effective Time, this Agreement may be amended or supplemented in any and all respects by written agreement of the parties hereto, by action taken by their respective Boards of Directors; provided, that no amendment to this Agreement shall be made that would adversely affect the rights of the Financing Sources as set forth in this Section 8.02 or Section 8.06, Section 8.07, Section 8.09 or Section 8.17.

Section 8.03         Extension of Time, Waiver, Etc. At any time prior to the Effective Time, Parent and the Company may, subject to applicable Law, (a) waive any inaccuracies in the representations and warranties of the other party, (b) extend the time for the performance of any of the obligations or acts of the other party or (c) subject to the requirements of applicable Law, waive compliance by the other party with any of the agreements contained herein or, except as otherwise provided herein, waive any of such party’s conditions (it being understood that Parent and Merger Sub shall be deemed a single party for purposes of the foregoing). Notwithstanding the foregoing, no failure or delay by the Company, Parent or Merger Sub in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right hereunder. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

Section 8.04         Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of Law or otherwise, by any of the parties hereto without the prior written consent of the other parties hereto. No assignment by any party shall relieve such party of any of its obligations hereunder. Subject to the immediately preceding two (2) sentences, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns. Any purported assignment not permitted under this Section 8.04 shall be null and void.

Section 8.05         Counterparts. This Agreement may be executed in one or more counterparts (including by facsimile or electronic mail), each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other parties hereto.

Section 8.06         Entire Agreement; No Third-Party Beneficiaries. This Agreement, together with the exhibits and schedules attached hereto, the Company Disclosure Schedule, the Parent Disclosure Schedule and the Confidentiality Agreement, (a) constitute the entire agreement, and supersede all other prior agreements and understandings, both written and oral, among the parties hereto and their Affiliates, or any of them, with respect to the subject matter hereof and thereof and (b) are not intended to and shall not confer upon any Person other than the parties hereto any rights or remedies hereunder, except for if the Effective Time occurs, the right of the holders of Company Shares and Company Preferred Shares to receive the Merger Consideration and Preferred Share Consideration, respectively, payable in accordance with Article II of this Agreement. The representations and warranties in this Agreement are the product of negotiations among the parties hereto. Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance with Section 8.03 without notice or liability to any other Person. Persons other than the parties hereto may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date. Notwithstanding the foregoing, the Financing Sources shall be third-party beneficiaries with respect to this Section 8.06 and Section 8.02, Section 8.07, Section 8.09 and Section 8.17.

Section 8.07         Governing Law; Jurisdiction.

(a)          This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware applicable to contracts executed in and to be performed entirely in that state, regardless of the laws that might otherwise govern under any applicable conflict of laws principles, except to the extent any provisions of this Agreement which relate to statutory duties, obligations and/or statutory provisions, or which arise under, the Laws of Bermuda (including those applicable to the Merger) shall be governed by and in accordance with the Laws of Bermuda.

(b)         All actions and proceedings arising out of or relating to the interpretation and enforcement of the provisions of this Agreement and in respect of the transactions contemplated by this Agreement (except to the extent any such proceeding mandatorily must be brought in Bermuda) shall be heard and determined in the courts of the State of Delaware or the federal courts of the United States of America located in the State of Delaware (the “Chosen Courts”) and the parties hereto hereby irrevocably submit to the exclusive jurisdiction and venue of such courts in any such action or proceeding and irrevocably waive the defense of an inconvenient forum or lack of jurisdiction to the maintenance of any such action or proceeding. The consents to jurisdiction and venue set forth in this Section 8.07(b) shall not constitute general consents to service of process in the State of Delaware and shall have no effect for any purpose except as provided in this paragraph and shall not be deemed to confer rights on any Person other than the parties hereto. Each party hereto agrees that service of process upon such party in any action or proceeding arising out of or relating to this Agreement shall be effective if notice is given by overnight courier at the address set forth in Section 8.11 of this Agreement. The parties hereto agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law; provided, however, that nothing in the foregoing shall restrict any party’s rights to seek any post-judgment relief regarding, or any appeal from, a final trial court judgment.

(c)          Notwithstanding the foregoing in clauses (a) and (b) above, each of the parties agrees that it will not bring or support any suit, action or proceeding of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against any of the Financing Sources in any way relating to this Agreement or any of the transactions contemplated hereby, including any dispute arising out of or relating in any way to the Financing or the performance of the transactions related thereto, in any forum other than any New York State or, to the fullest extent permitted under applicable law, federal court sitting in the Borough of Manhattan in The City of New York (and appellate courts thereof), and makes the agreements, waivers and consents set forth in clauses (a) and (b) mutatis mutandis but with respect to the courts specified in this clause (c).

Section 8.08         Specific Enforcement. The parties hereto agree that irreparable damage for which monetary relief, even if available, would not be an adequate remedy, would occur in the event that any provision of this Agreement is not performed in accordance with its specific terms or is otherwise breached, including if the parties hereto fail to take any action required of them hereunder to consummate this Agreement, subject to the terms and conditions of this Agreement. The parties acknowledge and agree that (a) the parties shall be entitled to an injunction or injunctions, specific performance or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof (including, for the avoidance of doubt, the right of the Company or Parent to cause the Merger to be consummated on the terms and subject to the conditions set forth in this Agreement) in the Chosen Courts, this being in addition to any other remedy to which they are entitled under this Agreement and (b) the right of specific enforcement is an integral part of the Transactions and without that right, neither the Company nor Parent would have entered into this Agreement. The parties hereto agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to Law or inequitable for any reason, and not to assert that a remedy of monetary damages would provide an adequate remedy or that the parties otherwise have an adequate remedy at law. The parties hereto acknowledge and agree that any party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 8.08 shall not be required to provide any bond or other security in connection with any such order or injunction.

Section 8.09         WAIVER OF JURY TRIAL. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, INCLUDING WITH RESPECT TO ANY PROCEEDING OR COUNTERCLAIM THAT INVOLVES THE FINANCING SOURCES. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER, (C) IT MAKES SUCH WAIVER VOLUNTARILY AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS Section 8.09.

Section 8.10         Remedies. Except as otherwise provided in this Agreement, any and all remedies expressly conferred upon a party to this Agreement shall be cumulative with, and not exclusive of, any other remedy contained in this Agreement, at law or in equity. The exercise by a party to this Agreement of any one remedy shall not preclude the exercise by it of any other remedy.

Section 8.11        Notices. All notices, requests and other communications to any party hereunder shall be in writing and shall be deemed given if delivered personally, facsimiled (which is confirmed by email), emailed (which is confirmed by facsimile) or sent by overnight courier (providing proof of delivery) to the parties at the following addresses:

If to Parent or Merger Sub, to it at:

New Fortress Energy Inc.

111 W. 19th Street, 8th Floor

New York, New York 10011

Attn:      Cameron D. MacDougall

Email:    cmacdougall@fortress.com

with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP

One Manhattan West

New York, New York 10001

Attention:       Joseph A. Coco

Facsimile:       212-735-2000

Email:             joseph.coco@skadden.com

Attention:       Thomas W. Greenberg

Facsimile:       212-735-2000

Email:             thomas.greenberg@skadden.com

Skadden, Arps, Slate, Meagher & Flom LLP

1000 Louisiana St, Suite 6800

Houston, Texas 77002

Attention:       Eric C. Otness

Facsimile:       713-483-9135

Email:             eric.ottness@skadden.com

If to the Company, to:

Hygo Energy Transition Ltd.

2nd Floor, S.E. Pearman Building

9 Par-la-Ville Road

Hamilton HM 11, Bermuda

Attention: Eduardo da Cunha Andrade Maranhão

Email: eduardo.maranhao@golar.com

with copies (which shall not constitute notice) to:

Vinson & Elkins L.L.P.
1001 Fannin Street, Suite 2500
Houston, Texas 77002

Attention: David P. Oelman
Facsimile: 713-615-5861
Email: doelman@velaw.com

Attention: Lande A. Spottswood
Facsimile: 713-615-5171
Email: lspottswood@velaw.com

If to GLNG, to:

Golar LNG Limited

2nd Floor, S.E. Pearman Building

9 Par-la-Ville Road

Hamilton HM 11, Bermuda
Attention: Karl Staubo
Facsimile: +44 (0)207 063 7901
Email: karl.staubo@golar.com

GMLLegal@golar.com

with copies (which shall not constitute notice) to:

Baker Botts L.L.P.

30 Rockefeller Plaza

New York, New York 10112
Attention: Michael Swidler
Facsimile: 212-259-2511
Email: michael.swidler@bakerbotts.com

Vinson & Elkins L.L.P.
1001 Fannin Street, Suite 2500
Houston, Texas 77002

Attention: David P. Oelman
Facsimile: 713-615-5861
Email: doelman@velaw.com

Attention: Lande A. Spottswood
Facsimile: 713-615-5171
Email: lspottswood@velaw.com

If to Stonepeak, to:

Stonepeak Infrastructure Fund II Cayman (G) Ltd.

55 Hudson yards

550 W 34th Street, 48th Floor

New York, New York 10001

Attention: Adrienne Saunders

Facsimile: 212-907-5101
Email: saunders@stonepeakpartners.com

Attention: James Wyper

Facsimile: 212-907-5101
Email: wyper@stonepeakpartners.com

with copies (which shall not constitute notice) to:

Simpson Thacher & Bartlett LLP

600 Travis Street, Suite 5400

Houston, Texas 77002
Attention: David Lieberman
Facsimile: 713-821-5602
Email: dlieberman@stblaw.com

Vinson & Elkins L.L.P.
1001 Fannin Street, Suite 2500
Houston, Texas 77002

Attention: David P. Oelman
Facsimile: 713-615-5861
Email: doelman@velaw.com

Attention: Lande A. Spottswood
Facsimile: 713-615-5171
Email: lspottswood@velaw.com

or such other address, email address or facsimile number as such party may hereafter specify by like notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of actual receipt by the recipient thereof if received prior to 5:00 p.m. local time in the place of receipt and such day is a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding Business Day in the place of receipt.

Section 8.12     Severability. If any term, condition or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other terms, provisions and conditions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term, condition or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate to attempt to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the Transactions are fulfilled to the extent possible.

Section 8.13     Definitions.

(a)            As used in this Agreement, the following terms have the meanings ascribed thereto below:

“Action” means legal actions, causes of action, claims, disputes, arbitrations, hearings, charges, complaints, grievances, investigations, indictments, litigations, suits or other civil, criminal, administrative or investigative proceedings.

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Person. For this purpose, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise. With respect to Stonepeak, unless expressly provided otherwise, “Affiliates” of a Person shall not include the portfolio companies of investment funds advised or managed by such Person or any of their respective controlled Affiliates; provided that such portfolio companies or controlled Affiliates did not have access to any confidential information regarding the Company or Parent; provided, further, that a portfolio company or controlled Affiliate will not be deemed to have access to any confidential information solely due to the dual role of any Representative of Stonepeak serving as a director, officer or consultant of such portfolio company or controlled Affiliate so long as such dual role person does not actually furnish or provide access to any confidential information to such portfolio company or controlled Affiliate.

“Anti-Corruption Laws” means the FCPA; the Bribery Act; the Organization for Economic Co-operation and Development Convention on Combating Bribery of Foreign Public Officials in International Business Transactions and related implementing legislation; the Brazilian Anti-Bribery Law (Law No. 12,846/2013), the Brazilian Public Improbity Act (Law No. 8,429/1992) and any anti-bribery or anti-corruption related provisions in civil, criminal and anti-competition laws and/or anti-bribery, anti-corruption and/or anti-money laundering laws of any jurisdiction in which the Company or any of its Subsidiaries or the Joint Venture Entities operates.

“Antitrust Laws” means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, all applicable non-U.S. antitrust Laws and all other applicable Laws issued by a Governmental Authority that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

“Bribery Act” means the United Kingdom Bribery Act 2010.

“Burdensome Condition” means, unless specifically waived in writing by Parent at its discretion, anything that shall require Parent or any Subsidiary of Parent or permit the Company or any Subsidiary of the Company or any Joint Venture Entity to undertake any efforts or to take any action (including accepting or agreeing to any terms, conditions, liabilities, obligations, commitments or sanctions relating to the operation of the business of Parent or any of its Subsidiaries, the Company or any of its Subsidiaries or the Joint Venture Entities or otherwise or proposing, negotiating, committing to and effecting, by consent decree, hold separate order or otherwise, the sale, divestiture, licensing or disposition of assets or businesses of Parent or the Company or their respective Subsidiaries or the Joint Venture Entities) if the taking of such efforts or action, individually or in the aggregate, has resulted or would reasonably be expected to result in a material adverse effect on (i) the Company, its Subsidiaries and the Joint Venture Entities, taken as a whole, (ii) Parent, or (iii) Parent, after giving effect to the Transaction (taking into account the expected benefits of the Transaction to Parent); provided that, in the case of clauses (ii) and (iii), the materiality of any adverse effect shall be measured against the size of the assets and business of the Company, its Subsidiaries and the Joint Venture Entities, taken as a whole.

“Business Day” means a day except a Saturday, a Sunday or other day on which the SEC or banks in the City of New York or Bermuda are authorized or required by Law to be closed.

“Company Bye-Laws” means the Company’s Bye-Laws, as amended to the date of this Agreement.

“Company Charter” means the Company’s Certificate of Incorporation and Memorandum of Association, as amended to the date of this Agreement.

“Company Organizational Documents” means the Company Charter and the Company Bye-Laws and the bye-laws and memorandum of association (or similar organizational documents) of each Subsidiary of the Company and each Joint Venture Entity.

“Company Plan” means each “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) and each other material employment or employee benefit plan, program, practice, policy, arrangement or agreement, including any compensation, equity or equity-based compensation, bonus, incentive compensation, management incentive scheme, employment, change in control, retention, retirement, pension, post-employment benefits, supplemental retirement, deferred compensation, profit-sharing, unemployment, severance, termination pay, health or medical benefits, employee assistance program, welfare, hospitalization, life, accidental death and dismemberment, long-term disability or short-term disability, sick-leave, fringe benefit or other similar compensation or employee benefit plan, program, practice, policy, arrangement or agreement, in each case, whether written or unwritten and whether or not subject to ERISA, for any current or former employee, director, officer or individual service provider of the Company or any of its Subsidiaries or any of the Joint Venture Entities, which is maintained, administered, sponsored, participated in, contributed to or required to be contributed to by the Company or any of its Subsidiaries or any of the Joint Venture Entities; provided that in no event shall a Company Plan include any plan, program, arrangement or practice that is implemented, administered or operated by a Governmental Authority.

“Encumbrance” means any mortgage, deed of trust, lease, license, condition, covenant, restriction, hypothecation, option to purchase or lease or otherwise acquire any interest, right of first refusal or offer, conditional sales or other title retention agreement, adverse claim of ownership or use, easement, encroachment, right of way or other title defect, third-party right or encumbrance of any kind or nature.

“Environment” means soil, water (including navigable waters, oceans, streams, ponds, natural reservoirs, wetlands, surface waters, ground waters, drinking waters), land, stream sediments, surface or subsurface strata, natural resources, ambient air, indoor air, plant life, and animal life.

“Environmental Claims” means with respect to any Person, any claim, cause of action, suit, proceeding, investigation, notice, demand letter or subpoena by any other Person alleging potential liability (including potential liability for investigatory costs, cleanup or remediation costs, governmental or third party response costs, natural resource damages, property damage, personal injuries, fines or penalties) based on or resulting from (A) the presence or Release of any Hazardous Materials at any location, whether or not owned or operated by such Person or any of its Subsidiaries or (B) any violation of any Environmental Law.

“Environmental Laws” means any Laws, Permits, or orders which regulate, impose liability or responsibility for or otherwise relate to (a) pollution, the protection, preservation, clean up or restoration of the Environment, (b) the registration, generation, labeling, manufacture, handling, use, treatment, placing on the market, storage, transportation, transboundary movement, presence, collection, disposal, Release or threatened Release of any Hazardous Materials, or (c) public (to the extent related to exposure to Hazardous Materials) or worker health or safety.

“Environmental Permits” means any Permits required under any Environmental Law.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“FCPA” means the U.S. Foreign Corrupt Practices Act, as amended (15 U.S.C. § 78 dd-1 et seq.).

“Financing Sources” means the Persons that have committed to provide or have otherwise entered into agreements including any engagement letters or commitment letters, in each case, in connection with any debt or equity financing in connection with the transactions contemplated hereby, and any joinder agreements, indentures or credit agreements entered into pursuant thereto, including the lenders and investors thereunder, together with their Affiliates, officers, directors, employees, agents and representatives involved in such financing and their successors and assigns; it being understood that Parent and Merger Sub shall not be Financing Sources for any purposes hereunder.

“Fraud” means actual fraud by a party hereto involving a knowing and intentional misrepresentation in any of the representations and warranties set forth in Article III or Article IV, or in any certificate required to be delivered at Closing pursuant to Section 6.02(d) or Section 6.03(d), that renders such representation, warranty or certificate materially false.

“GAAP” means generally accepted accounting principles in the United States, consistently applied.

“Government Official” means (a) any official, officer, employee, or representative of, or any Person acting in an official capacity for or on behalf of, any Governmental Authority, (b) any political party or party official or candidate for political office or (c) any company, business, enterprise, public international organization, or other entity owned, in whole or in part, or controlled by any Person described in the foregoing clause (a) or (b) of this definition.

“Governmental Authority” means any government, court, regulatory or administrative agency, public international organization, arbitral body or self-regulated entity, tribunal, commission or authority or other legislative, executive or judicial governmental entity, whether federal, national, provincial, state, local, foreign or multinational.

“Hazardous Materials” means (a) petroleum, petroleum products and by-products, asbestos and asbestos-containing materials, urea formaldehyde foam insulation, electronic, medical or infectious wastes, polychlorinated biphenyls, radon gas, mold, greenhouse gasses, radioactive substances, chlorofluorocarbons and all other ozone-depleting substances and (b) any other chemical, material, substance or waste that is regulated by or for which liability or standards of conduct may be imposed pursuant to Environmental Laws.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Indebtedness” of any Person means, without duplication: (a) indebtedness created, issued or incurred by such Person for borrowed money (whether by loan or the issuance and sale of debt securities or the sale of property of such Person to another Person subject to an understanding or agreement, contingent or otherwise, to repurchase such property) or payment obligations issued or incurred by such Person in substitution or exchange for payment obligations for borrowed money; (b) obligations of such Person to pay the deferred purchase or acquisition price for any property of such Person; (c) reimbursement obligations of such Person in respect of drawn letters of credit or similar instruments issued or accepted by banks and other financial institutions for the account of such Person; (d) obligations of such Person under a lease to the extent such obligations are required to be classified and accounted for as a capital lease on a balance sheet of such Person under GAAP; (e) arising out of swaps, options, forward sales contracts, derivatives and other hedging, cap, collar or futures Contracts, financial instruments or arrangements; (f) payment obligations secured by (or for which the holder of such payment obligations has an existing right, contingent or otherwise, to be secured by) any Encumbrance other than a Permitted Encumbrance, on assets or properties of such Person, whether or not the obligations secured thereby have been assumed; and (g) indebtedness of others as described in clauses (a) through (f) above guaranteed by such Person; but Indebtedness does not include accounts payable to trade creditors, or accrued expenses arising in the Ordinary Course consistent with past practice, in each case, that are not yet due and payable, or are being disputed in good faith, and the endorsement of negotiable instruments for collection in the Ordinary Course.

“Intellectual Property” means all intellectual property and other similar proprietary rights in any jurisdiction, whether registered or unregistered, including such rights in and to: any patent (including all reissues, divisions, continuations, continuations-in-part and extensions thereof), patent application and patent right; any trademark, service mark, trade name, business name and brand name, including any and all goodwill associated therewith; any copyright and database rights; any internet domain name; and any trade secret, know-how and other information of a proprietary nature.

“International Plan” means each Company Plan that primarily covers current or former employees, directors or individual service providers of the Company or any of its Subsidiaries or the Joint Venture Entities based outside of the United States or that is subject to any Law other than U.S., federal, state or local law (other than any plan or program that is required by statute or maintained by a Governmental Authority to which the Company or any of its Affiliates contributes pursuant to applicable Law).

“Knowledge” means, (i) with respect to the Company or the Company Shareholders, the actual knowledge of the individuals listed on Section 8.13 of the Company Disclosure Schedule, after due inquiry of their direct reports, and (ii) with respect to Parent or Merger Sub, the actual knowledge of the individuals listed on Section 8.13 of the Parent Disclosure Schedule.

“Liens” means any pledges, liens, claims, options, charges, mortgages, Encumbrances or security interests of any kind or nature.

“Material Adverse Effect” means, with respect to the Company, its Subsidiaries and the Joint Venture Entities, (a) a material adverse effect on the ability of the Company, its Subsidiaries or the Joint Venture Entities to perform or comply with any material obligation under this Agreement or to consummate the transactions contemplated hereby in accordance with the terms hereof, or (b) any change, effect, event or occurrence that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on the business, assets, liabilities, condition (financial or otherwise) or results of operations of the Company and its Subsidiaries, taken as a whole; provided, however, that, in the case of clause (b), any adverse changes, effects, events or occurrences to the extent resulting from or due to any of the following shall be disregarded in determining whether there has been a Material Adverse Effect: (i) changes, effects, events or occurrences generally affecting the United States or global economy, the financial, credit, debt, securities or other capital markets or political, legislative or regulatory conditions or changes in the industries in which the Company, its Subsidiaries or the Joint Venture Entities operate; (ii) the announcement or pendency of this Agreement or the transactions contemplated hereby or the performance of this Agreement; provided that this clause shall not apply to the representations and warranties set forth in Section 3.03; (iii) any change in the market price or trading volume of the Company Shares (it being understood and agreed that the foregoing shall not preclude any other Party to this Agreement from asserting that any facts or occurrences giving rise to or contributing to such change that are not otherwise excluded from the definition of Material Adverse Effect should be deemed to constitute, or be taken into account in determining whether there has been, or would reasonably be expected to be, a Material Adverse Effect); (iv) pandemics, epidemics, acts of war (whether or not declared), armed hostility (by recognized governmental forces or otherwise), sabotage, cyber-attack or terrorism (or the escalation of the foregoing) or natural disasters or other force majeure events; (v) changes in any applicable Laws or regulations applicable to the Company, its Subsidiaries or the Joint Venture Entities or applicable accounting regulations or principles or the interpretation thereof; (vi) any Proceedings commenced by or involving any current or former member, partner or stockholder of the Company, its Subsidiaries or the Joint Venture Entities (on their own or on behalf of such Person) arising out of or related to this Agreement or the transactions contemplated hereby; (vii) any failure, in and of itself, by the Company, its Subsidiaries and the Joint Venture Entities taken as a whole to meet any internal or published projections or forecasts in respect of revenues, earnings or other financial or operating metrics (it being understood that the facts or occurrences giving rise to or contributing to such failure may be deemed to constitute, and may be taken into account in determining whether there has been or would reasonably be expected to be, a Material Adverse Effect); and (viii) changes, effects, events or occurrences generally affecting the prices of oil, gas, natural gas, natural gas liquids or other commodities; provided, however, that changes, effects, events or occurrences referred to in clauses (i), (iv), (v) and (viii) above shall be considered for purposes of determining whether there has been or would reasonably be expected to be a Material Adverse Effect if and to the extent such state of affairs, changes, effects, events or occurrences has had or would reasonably be expected to have a disproportionate adverse effect on the Company and its Subsidiaries, taken as a whole, as compared to other companies operating in the industries and in the countries and regions in the world in which the Company, its Subsidiaries and the Joint Venture Entities operate.

“MIS Participants” means the individuals or entities that participate in the Company’s management incentive system.

“Nasdaq” means the Nasdaq Global Select Market.

“Ordinary Course” means, with respect to any Person, the conduct by a Person of the relevant business in the ordinary course.

“Parent Bylaws” means the Bylaws of Parent, as amended to the date of this Agreement.

“Parent Charter” means the Certificate of Incorporation of Parent, as from time to time amended.

“Parent Material Adverse Effect” means, with respect to Parent and its Subsidiaries, (a) a material adverse effect on the ability of Parent or its Subsidiaries to perform or comply with any material obligation under this Agreement or to consummate the transactions contemplated hereby in accordance with the terms hereof, or (b) any change, effect, event or occurrence that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on the business, assets, liabilities, condition (financial or otherwise) or results of operations of Parent and its Subsidiaries, taken as a whole; provided, however, that, in the case of clause (b), any adverse changes, effects, events or occurrences to the extent resulting from or due to any of the following shall be disregarded in determining whether there has been a Parent Material Adverse Effect: (i) changes, effects, events or occurrences generally affecting the United States or global economy, the financial, credit, debt, securities or other capital markets or political, legislative or regulatory conditions or changes in the industries in which Parent or any of its Subsidiaries operates; (ii) the announcement or pendency of this Agreement or the transactions contemplated hereby or the performance of this Agreement; provided that this clause shall not apply to the representations and warranties set forth in Section 4.03; (iii) any change in the market price or trading volume of the Parent Shares (it being understood and agreed that the foregoing shall not preclude any other Party to this Agreement from asserting that any facts or occurrences giving rise to or contributing to such change that are not otherwise excluded from the definition of Parent Material Adverse Effect should be deemed to constitute, or be taken into account in determining whether there has been, or would reasonably be expected to be, a Parent Material Adverse Effect); (iv) pandemics, epidemics, acts of war (whether or not declared), armed hostility (by recognized governmental forces or otherwise), sabotage, cyber-attack or terrorism (or the escalation of the foregoing) or natural disasters or other force majeure events; (v) changes in any applicable Laws or regulations applicable to Parent or its Subsidiaries or applicable accounting regulations or principles or the interpretation thereof; (vi) any Proceedings commenced by or involving any current or former member, partner or stockholder of Parent or its Subsidiaries (on their own or on behalf of such Person) arising out of or related to this Agreement or the transactions contemplated hereby; (vii) any failure, in and of itself, by Parent and its Subsidiaries taken as a whole to meet any internal or published projections or forecasts in respect of revenues, earnings or other financial or operating metrics (it being understood that the facts or occurrences giving rise to or contributing to such failure may be deemed to constitute, and may be taken into account in determining whether there has been or would reasonably be expected to be a Parent Material Adverse Effect); and (viii) changes, effects, events or occurrences generally affecting the prices of oil, gas, natural gas, natural gas liquids or other commodities; provided, however, that changes, effects, events or occurrences referred to in clauses (i), (iv), (v) and (viii) above shall be considered for purposes of determining whether there has been or would reasonably be expected to be a Parent Material Adverse Effect if and to the extent such state of affairs, changes, effects, events or occurrences has had or would reasonably be expected to have a disproportionate adverse effect on Parent and its Subsidiaries, as compared to other companies operating in the industries and in the countries and regions in the world in which Parent and its Subsidiaries operate.

“Parent Organizational Documents” means the Parent Charter and the Parent Bylaws.

“Permitted Encumbrances” means (i) easements, rights-of-way, encroachments, restrictions, conditions and other similar Encumbrances incurred or suffered in the Ordinary Course and which, individually or in the aggregate, do not and would not reasonably be expected to materially impair the use (or contemplated use), utility or value of the applicable real property or otherwise materially impair the present or contemplated business operations at such location, (ii) zoning, entitlement, building and other land-use regulations imposed by Governmental Authorities having jurisdiction over such real property and (iii) Permitted Liens.

“Permitted Liens” means with respect to any Person, (a) statutory Encumbrances for Taxes not yet due and payable or Taxes the amount or validity of which is being contested in good faith by appropriate Proceedings and which are adequately reserved for in accordance with GAAP; (b) mechanics’, carriers’, workers’, repairers’ and similar statutory Encumbrances arising or incurred in the Ordinary Course for amounts which are not delinquent or which are being contested by appropriate Proceedings; (c) zoning, entitlement, building and other land use regulations imposed by Governmental Authorities having jurisdiction over such Person’s owned or leased real property, which are not violated by the current or anticipated use and operation of such real property; (d) any right of way or easement related to public roads and highways; (e) Encumbrances arising under workers’ compensation, unemployment insurance, social security, retirement and similar legislation; (f) Encumbrances arising from the terms of the leases and other instruments creating such title or interest; and (g) to the extent such Encumbrances contemplated in this clause (g) do not impair the value or operation of the business of the Company, Encumbrances (i) for any unpaid wages of the master or crew, (ii) arising by operation of applicable Law or otherwise in the Ordinary Course in connection with operating, chartering, maintaining, and/or repairing the Vessels that are not yet due and payable or that are being contested in good faith by appropriate proceedings, and (iii) for salvage.

“Person” means an individual, corporation, limited liability company, partnership, joint venture, association, trust, unincorporated organization or any other entity, including a Governmental Authority.

“Proceeding” means any (a) action, claim, suit, investigation, charge, complaint, review, litigation, audit, inquiry or other hearing or proceeding by or before any Governmental Authority, whether civil, criminal, administrative, investigative or otherwise and whether or not such proceeding results in a formal civil or criminal litigation or regulatory action, (b) arbitration or (c) mediation.

“Release” means any releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing into the Environment.

“Representatives” means, with respect to any Person, its officers, directors, employees, consultants, agents, financial advisors, investment bankers, attorneys, accountants, other advisors, Subsidiaries, controlled Affiliates and other representatives.

“SEC” means the United States Securities and Exchange Commission.

“Shareholders’ Agreement” means the Shareholders’ Agreement to be entered into by and among Parent, GLNG and Stonepeak at the Closing, substantially in the form attached hereto as Exhibit B.

“Statutory Merger Agreement” means the Statutory Merger Agreement in the form attached hereto as Annex A to be executed and delivered by the Company and Merger Sub as provided by the terms hereof.

“Stonepeak Funds” means Stonepeak Associates II LLC and certain funds and other entities managed, advised or controlled by or affiliated with Stonepeak Associates II LLC.

“Subsidiary” when used with respect to any party, means any corporation, limited liability company, partnership, association, trust or other entity of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power (or, in the case of a partnership, more than 50% of the general partnership interests) are, as of such date, owned by such party or one or more Subsidiaries of such party or by such party and one or more Subsidiaries of such party. Notwithstanding anything to the contrary in this Agreement, with respect to the Company, the term “Subsidiary” shall not include the Joint Venture Entities.

“Takeover Proposal” means any inquiry, proposal or offer from any Person (other than Parent and its Subsidiaries) relating to, in a single transaction or series of related transactions, any direct or indirect (i) sale, lease, exchange, transfer or other disposition of 15% or more of the fair market value of the assets of the Company and its Subsidiaries, taken as a whole, (ii) sale of shares or other securities representing 15% or more of the share capital of the Company, including by way of a tender offer or exchange offer or (iii) merger, amalgamation, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of its Subsidiaries pursuant to which such Person (or the shareholders of any Person) would acquire, directly or indirectly, 15% or more of the aggregate voting power of the Company or the surviving entity in a transaction involving the Company or the resulting direct or indirect parent of the Company or such surviving entity in any such transaction, in each case, other than the Transactions.

“Trade Control Laws” means any applicable statutes, rules, regulations, orders, ordinances, codes, directives or other laws administered by an agency of the U.S. government, or by a non-U.S. government (except to the extent inconsistent with U.S. law), related to export or import controls and economic sanctions, including the Arms Export Control Act (22 U.S.C. § 2278), the Export Administration Act of 1979 (50 U.S.C. App. §§ 2401-2420), the Export Control Reform Act of 2018 (50 U.S.C. §§ 4801-4852), the International Traffic in Arms Regulations (22 C.F.R. Parts 120-130), the Export Administration Regulations (15 C.F.R. 730 et seq., “EAR”), statutes, executive orders and regulations administered by the U.S. Department of the Treasury’s Office of Foreign Assets Control (“OFAC”), including the Foreign Assets Control Regulations (31 C.F.R. Chapter V), import control statutes and regulations administered by the Department of Homeland Security, U.S. Customs and Border Protection, including the Customs Laws of the United States (19 U.S.C. § 1 et seq.), the International Emergency Economic Powers Act (50 U.S.C. § 1701-1706), the U.S. Commerce Department antiboycott regulations (15 C.F.R. 760), the U.S. Treasury Department antiboycott requirements (26 U.S.C. § 999), any other export control regulations issued by the agencies listed in Part 730 of the EAR, or any applicable non-U.S. Laws of a similar nature.

“Transaction Documents” means, collectively, this Agreement, the Shareholders’ Agreement, the Transition Services Agreement and the Ancillary Agreements.

“Transactions” means, collectively, the transactions contemplated by this Agreement, including the Merger.

“Willful Breach” means a material breach of this Agreement that is a consequence of a deliberate act or omission undertaken by the breaching party with the Knowledge that the taking of or the omission of taking such act would, or would reasonably be expected to, cause or constitute a material breach of this Agreement.

(b)            The following terms are defined in the section of this Agreement set forth after such term below:

Terms Not Defined in Section 8.13(a)

Affiliate	Agreement	Section 5.15
Agreement	Preamble
Ancillary	Agreement	Section 5.14(c)
Bankruptcy	and Equity Exception	Section 3.03(a)
Bermuda	Companies Act	Section 1.01
Book-Entry	Share	Section 2.01(c)(iii)
Capitalization	Date	Section 3.02(a)
Certificate	Section 2.01(c)(iii)
Certificate	of Merger	Section 1.02
Chosen	Courts	Section 8.07(b)
Closing	Section 1.06
Closing	Date	Section 1.06
Company	Preamble
Company	Disclosure Schedule	Article III
Company	Financial Advisor	Section 3.24
Company	Material Contracts	Section 3.17
Company	Non-Recourse Party	Section 8.15(b)
Company	Preferred Shares	Section 2.01
Company	SEC Documents	Article III
Company	Securities	Section 3.02(b)
Company	Shareholder Consent	Recitals
Company	Shareholders	Preamble
Company	Shares	Section 2.01
Confidentiality	Agreement	Section 5.07(a)
Contract	Section 3.03(f)
Effective	Time	Section 1.02
Existing	Confidentiality Agreement	Section 5.03
Existing	Debt Documents	Section 5.12
Financial	Statements	Section 3.05(b)
Financing	Section 5.13(a)
IMO	Section 3.15
Indemnitee	Section 5.08(a)
Indemnitees	Section 5.08(a)
Joint	Venture Contracts	Section 3.18
Joint	Venture Entities	Section 3.02(d)
Joint	Venture Entity	Section 3.02(d)
Joint	Venture Interests	Section 3.02(d)
Latest	Balance Sheet	Section 3.05(b)
Laws	Section 3.08
Maximum	Premium	Section 5.08(b)
Merger	Recitals
Merger	Application	Section 1.02
Merger	Consideration	Section 2.01(c)(ii)(C)
Merger	Sub	Preamble
Merger	Sub Shares	Section 2.01
Parent	Preamble
Parent	Arrangements	Section 5.16
Parent	Disclosure Schedule	Article IV
Parent	Filed SEC Documents	Article IV

Parent	Non-Recourse Party	Section 8.15(a)
Parent	SEC Documents	Section 4.06(a)
Parent	Securities	Section 4.02(b)
Parent	Share Issuance	Recitals
Parent	Shares	Section 2.01(c)(i)
Permits	Section 3.08(b)
Potential	Claim	Section 5.09
Pre-Closing	Period	Section 5.01(a)
Pre-Closing	Reorganization	Section 5.17(a)(i)
Preferred	Share Consideration	Section 2.01(d)
Registrar	Section 1.02
Released	Matters	Section 5.09
Released	Parties	Section 5.09
Releasing	Parties	Section 5.09
Required	Regulatory Approvals	Section 6.01(a)
Restraints	Section 6.01(b)
Securities	Act	Section 3.02(d)
Shareholder	A	Preamble
Shareholder	A Merger Consideration	Section 2.01(c)(i)(C)
Shareholder	B	Preamble
Shareholder	B Merger Consideration	Section 2.01(c)(ii)(C)
Significant	Company Supplier	Section 3.19(b)
Significant	Customer	Section 3.19(a)
Surviving	Company	Section 1.01
Surviving	Company Shares	Section 2.01
Takeover	Law	Section 3.13
Tax	Section 3.09(n)
Tax	Returns	Section 3.09(n)
Termination	Date	Section 7.01(b)(i)
Transfer	Taxes	Section 5.05
Transition	Services Agreement	Section 5.14(a)
Vessel	Section 3.15
Vessels	Section 3.15

Section 8.14     Fees and Expenses. Except as otherwise set forth in this Agreement, whether or not the Merger is consummated, (i) all fees and expenses incurred by Parent in connection with the Merger, this Agreement and the other Transactions shall be paid by Parent and (ii) all fees and expenses incurred by the Company or the Company Shareholders in connection with the Merger, this Agreement and the other Transactions shall be paid by the Company Shareholders.

Section 8.15     Non-Recourse.

(a)            Each of the following is herein referred to as a “Parent Non-Recourse Party”: Each of the Affiliates of each Company Shareholder, the Stonepeak Funds, each of their respective present, former and future partners, members, equityholders and Representatives, and each of the Affiliates and present, former and future partners, members, equityholders and Representatives of any of the foregoing, and each of their respective heirs, executors, administrators, successors and assigns (with respect to Stonepeak, “Affiliates” for purposes of the definition of “Parent Non-Recourse Party” to include the portfolio companies of investment funds advised or managed by an equity investor or any of its respective controlled Affiliates); provided, however, that the term “Parent Non-Recourse Party” expressly excludes the Company Shareholders. No Parent Non-Recourse Party shall have any liability or obligation to Parent, Merger Sub or their Affiliates of any nature whatsoever in connection with or under this Agreement, or the transactions contemplated hereby, and Parent and Merger Sub hereby waive and release all claims of any such liability and obligation. This Agreement may only be enforced against, and any dispute, controversy, matter or claim based on, related to or arising out of this Agreement, or the negotiation, performance or consummation of this Agreement, may only be brought against, the entities that are expressly named as parties, and then only with respect to the specific obligations set forth herein with respect to such party.

(b)            Each of the following is herein referred to as a “Company Non-Recourse Party”: Each of the Affiliates of Parent, each of their respective present, former and future partners, members, equityholders and Representatives, and each of the Affiliates and present, former and future partners, members, equityholders and Representatives of any of the foregoing, and each of their respective heirs, executors, administrators, successors and assigns. No Company Non-Recourse Party shall have any liability or obligation to the Company or the Company Shareholders of any nature whatsoever in connection with or under this Agreement, or the transactions contemplated hereby, and the Company and each Company Shareholder hereby waive and release all claims of any such liability and obligation. This Agreement may only be enforced against, and any dispute, controversy, matter or claim based on, related to or arising out of this Agreement, or the negotiation, performance or consummation of this Agreement, may only be brought against, the entities that are expressly named as parties, and then only with respect to the specific obligations set forth herein with respect to such party.

Section 8.16     Interpretation.

(a)            When a reference is made in this Agreement to an Article, a Section, Exhibit or Schedule, such reference shall be to an Article of, a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The terms “or”, “any” and “either” are not exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. The phrase “provided or made available” with respect to the Company or any of its Subsidiaries or the Joint Venture Entities shall be construed to mean posted and accessible to Parent in the “Project Lobos VDR” data site operated by Intralinks, Inc., and which has been posted to such data site prior to the execution and delivery of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein; provided that with respect to agreements and instruments, any such amendment, modification or supplement made after the date of this Agreement shall be made in accordance with Section 5.01(a) and Section 5.02(a). Unless otherwise specifically indicated, all references to “dollars” or “$” shall refer to the lawful money of the United States. References to a Person are also to its permitted assigns and successors. Whenever the last day for the exercise of any right or the discharge of any duty under this Agreement falls on a day other than a Business Day, the party having such right or duty shall have until the next Business Day to exercise such right or discharge such duty.

(b)            The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party hereto by virtue of the authorship of any provision of this Agreement.

Section 8.17     Non-Recourse Against Financing Sources; Waiver of Certain Claims. Each of the Company, on behalf of itself and its Affiliates, and each of the Company Shareholders, each on behalf of itself, hereby agrees that none of the Financing Sources, in their capacity as such, in connection with the Merger, shall have any liability or obligations to the Company, the Company Shareholders or any of their respective Affiliates relating to this Agreement, any of the Ancillary Agreements or any of the transactions contemplated hereby (including with respect to the Financing). Each of the Company, on behalf of itself and its Affiliates, and each of the Company Shareholders, each on behalf of itself and its Affiliates, hereby waives any and all claims and causes of action (whether at law, in equity, in contract, in tort or otherwise) against the Financing Sources, in their capacity as such, that may be based upon, arise out of or relate to this Agreement, any of the Ancillary Agreements, any financing commitment or the transactions contemplated hereby (including the Financing).

(The remainder of the page is intentionally left blank.)

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

HYGO ENERGY TRANSITION LTD.

By:	/s/ Eduardo Maranhão
Name: Eduardo Maranhão
Title: Chief Financial Officer

[Signature Page – Agreement and Plan of Merger]

NEW FORTRESS ENERGY INC.

By:	/s/ Christopher Guinta
Name: Christopher Guinta
Title: Chief Financial Officer

LOBOS ACQUISITION LTD.

By NFE INTERNATIONAL HOLDINGS LIMITED (as sole member)

By:	/s/ Christopher Guinta

Name: Christopher Guinta

Title: Director

[Signature Page – Agreement and Plan of Merger]

GOLAR LNG LIMITED

By:	/s/ Karl Fredrik Staubo

Name: Karl Fredrik Staubo

Title: Authorised Signatory

[Signature Page – Agreement and Plan of Merger]

STONEPEAK INFRASTRUCTURE FUND II CAYMAN (G) LTD.

By:	/s/ Luke Taylor

Name: Luke Taylor

Title: Senior Managing Director

[Signature Page – Agreement and Plan of Merger]

ANNEX A

ANCILLARY AGREEMENTS

•	Statutory Merger Agreement between the Company and Merger Sub

•	Bermuda Services Agreement between the Company and Golar Management (Bermuda) Limited

•	Omnibus Agreement